Exhibit 99.1

PART II
ITEM 6.     SELECTED FINANCIAL DATA.
The following selected historical consolidated statement of operations data for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2017, 2016, 2015, 2014 and 2013, below are derived from our audited consolidated financial statements and related notes thereto. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in this Exhibit 99.1 and our consolidated financial statements and the related notes thereto.
Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. The information contained in the table below for the years ended December 31, 2017, 2016 and 2015 has been adjusted to to reflect our retrospective adoption of Topic 606. For further discussion on the impact of adopting Topic 606, refer to Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies.” The information for the years ended December 31, 2014 and 2013 has not been adjusted to reflect the impact of the adoption of ASC 606.

	For the years ended December 31,
(In thousands, except share and per share information)	2017	2016	2015	2014	2013
Statement of operations data:
Revenues	$966,006	$1,117,494	$447,517	$91,125	$96,530
Costs and expenses:
Cost of revenue	620,130	611,482	235,239	48,009	48,860
Operating expenses	622,318	602,563	332,858	188,931	127,302
Total costs and expenses	1,242,448	1,214,045	568,097	236,940	176,162
Operating loss	(276,442)	(96,551)	(120,580)	(145,815)	(79,632)
Other income and (expense), net	4,518	(271)	(39,517)	(25,212)	(24,586)
Income tax benefit (provision)	(18,855)	56,115	113,675	(24)	(1,672)
Net loss	(305,250)	(48,359)	(53,527)	(174,638)	(117,346)
Net loss attributable to common shareholders	$(305,250)	$(48,359)	$(52,127)	$(171,666)	$(114,827)
Loss per share:
Loss per share, basic	$(0.55)	$(0.09)	$(0.11)	$(0.41)	$(0.32)
Loss per share, diluted	$(0.55)	$(0.10)	$(0.11)	$(0.41)	$(0.32)
Weighted average number of common shares outstanding basic:	559,160,565	550,846,553	488,065,908	422,014,039	355,095,701
Weighted average number of common shares outstanding diluted:	559,160,565	555,605,448	488,065,908	422,014,039	355,095,701
Balance sheet data:
Total assets	$2,589,956	$2,766,619	$2,799,188	$1,267,664	$1,391,516
Long-term liabilities	$434,304	$480,166	$614,423	$348,812	$426,687
Total shareholders’ equity	$1,843,623	$2,046,433	$1,957,695	$835,741	$872,979

ITEM 7.     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
You should read the following discussion of our results of operations and financial condition together with our audited historical consolidated financial statements and accompanying notes that we have included in this Current Report on Form 8-K, as well as the discussion in the section entitled “Business” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 1, 2018 (the “2017 Form 10-K”).

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about our expectations, beliefs, or intentions regarding our product development efforts, business, financial condition, results of operations, strategies, or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends, or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those contained in “Item 1A - Risk Factors” of the 2017 Form 10-K. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe harbor provisions of PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.

Special Note on Adoption of ASC 606

Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. The information contained below for the years ended December 31, 2017, 2016 and 2015 has been adjusted to reflect our retrospective adoption of Topic 606. For further discussion on the impact of adopting Topic 606, refer to Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies.”

OVERVIEW
We are a diversified healthcare company that seeks to establish industry-leading positions in large and rapidly growing medical markets. Our diagnostics business includes BioReference Laboratories (“BioReference”), the nation’s third-largest clinical laboratory with a core genetic testing business and an almost 400-person sales and marketing team to drive growth and leverage new products, including the 4Kscore prostate cancer test and the Claros 1 in-office immunoassay platform (in development). Our pharmaceutical business features Rayaldee, an FDA-approved treatment for secondary hyperparathyroidism (“SHPT”) in adults with stage 3 or 4 chronic kidney disease (“CKD”) and vitamin D insufficiency (launched in November 2016), and VARUBI™ for chemotherapy-induced nausea and vomiting (oral formulation launched by partner TESARO in November 2015 and IV formulation launched in November 2017), OPK88004, a selective androgen receptor modulator being developed for benign prostatic hyperplasia and other urologic and metabolic conditions, and OPK88003, a once or twice weekly oxyntomodulin for type 2 diabetes and obesity which is a clinically advanced drug candidate among the new class of GLP-1 glucagon receptor dual agonists (Phase 2b). Our pharmaceutical business also features hGH-CTP, a once-weekly human growth hormone injection (in Phase 3 and partnered with Pfizer), and a once-daily Factor VIIa drug for hemophilia (Phase 2a).
We operate established pharmaceutical platforms in Spain, Ireland, Chile and Mexico, which are generating revenue and from which we expect to generate positive cash flow and facilitate future market entry for our products currently in development. EirGen, our specialty pharmaceutical manufacturing and development site in Ireland, is focused on the development and commercial supply of high potency, high barrier to entry pharmaceutical products. In addition, we operate a specialty active pharmaceutical ingredients (“APIs”) manufacturer in Israel, which we expect will facilitate the development of our pipeline of molecules and compounds for our proprietary products.
RECENT DEVELOPMENTS
On October 12, 2017, EirGen, our wholly-owned subsidiary, and Japan Tobacco Inc. (“JT”) entered into a Development and License Agreement (the “JT Agreement”) granting JT the exclusive rights for the development and commercialization of Rayaldee in Japan (the “JT Territory”). The license grant to JT covers the therapeutic and preventative use of Rayaldee for (i) SHPT in non-dialysis and dialysis patients with CKD, (ii) rickets, and (iii) osteomalacia (the “JT Initial Indications”), as well as such additional indications as may be added to the scope of the license subject to the terms of the JT Agreement (the “JT Additional Indications”, and together with the JT Initial Indications, the “JT Field”).
OPKO received an initial upfront payment of $6 million. OPKO will receive another $6 million upon the initiation of OPKO’s planned phase 2 study for Rayaldee in dialysis patients in the U.S. OPKO is also eligible to receive up to an additional aggregate amount of $31 million upon the achievement of certain regulatory and development milestones by JT for Rayaldee in the JT Territory, and $75 million upon the achievement of certain sales based milestones by JT in the JT Territory. OPKO will also receive tiered, double digit royalty payments at rates ranging from low double digits to mid-teens on sales of Rayaldee within the JT Territory and in the JT Field. JT will, at its sole cost and expense, be responsible for performing all development activities necessary to obtain all regulatory approvals for Rayaldee in Japan and for all commercial activities pertaining to Rayaldee in Japan, except for certain preclinical expenses which OPKO has agreed to reimburse JT up to a capped amount.

RESULTS OF OPERATIONS
For The Years Ended December 31, 2017 and December 31, 2016
Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. Under this method, we have revised our Consolidated Financial Statements for the years ended December 31, 2017, 2016 and 2015, as if Topic 606 had been effective for those periods. For further discussion on the impact of adopting Topic 606, refer to Note 2 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies.”

Revenues	For the years ended December 31,
(In thousands)	2017	2016	Change
Revenue from services	$782,710	$928,572	$(145,862)
Revenue from products	107,759	83,467	24,292
Revenue from transfer of intellectual property and other	75,537	105,455	(29,918)
Total revenues	$966,006	$1,117,494	$(151,488)
Revenue from services for the year ended December 31, 2017 decreased approximately $145.9 million compared to 2016. The decrease in revenue from services is attributable to approximately $15.5 million of reduced reimbursement within our genomics testing as a result of an increase in denial rates and changes to payor medical and procedural requirements, approximately $35.1 million of adjustments to the estimated collection amounts from third-party payors for our genomics testing, and decreased volume in genomics testing of approximately $1.5 million. Revenue from services also declined by approximately $21.9 million in clinical test volumes as a result of increased competition, approximately $30.9 million related to changes in the estimated collection amounts from third-party payors for our clinical testing and approximately $11.0 million related to lower collections on patient billings for our clinical testing offset in part by improvements in our billing cycle. Revenue from services for the year ended December 31, 2017 was also affected by claims of overpayment as a result of payor error of approximately $30.0 million.
Estimated collection amounts are subject to the complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as issues unique to Medicare and Medicaid programs, and require us to consider the potential for retroactive adjustments when estimating variable consideration in the recognition of revenue in the period the related services are rendered.  Actual amounts are adjusted in the period those adjustments become known based on actual collection experience. For the year ended December 31, 2017, changes to estimated collection amounts from third-party payors negatively affected revenue by approximately $35.1 million for our genomics testing and approximately $30.9 million for our clinical testing. The adjustments for our genomics testing primarily relate to changes in payor medical and procedural requirements for our genomics testing. The adjustments for our clinical testing primarily relate to delays in the billing cycle resulting from our implementation of a new clinical testing billing system in late 2016.
We may have an obligation to reimburse Medicare, Medicaid, and third-party payors for overpayments regardless of fault. We have periodically identified and reported overpayments, reimbursed payors for overpayments and taken what we believe to be appropriate corrective action. Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing services. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment of the probability a significant reversal of cumulative revenue recognized will occur when the uncertainty is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations. During the year ended December 31, 2017, a payor informed us it had overpaid BioReference due to an error on its part over a period of several years, including multiple years prior to the acquisition of BioReference by OPKO in August 2015. For the year ended December 31, 2017, Revenue from services was reduced by approximately $30.0 million related to claims of overpayment as a result of payor error.
The increase in Revenue from products principally reflects an increase in revenue from OPKO Chile, Spain and EirGen. Revenue from products in 2017 also reflects $9.1 million of revenue from sales of Rayaldee, which was launched in the U.S. in November 2016. Revenue from transfer of intellectual property decreased as a result of $50.0 million of revenue from the initial payment in the VFMCRP Agreement for the year ended December 31, 2016, which was partially offset by $10.0 million of revenue from a milestone payment from our licensee, TESARO, for the year ended December 31, 2017. Revenue from transfer of intellectual property for the years ended December 31, 2017 and 2016 also reflects $61.2 million and $47.3 million, respectively, of revenue related to the Pfizer Transaction.
Costs of revenue. Costs of revenue for the year ended December 31, 2017 increased $8.6 million compared to the prior year. The decrease in cost of service revenue is attributable to decreased revenue at BioReference. The increase in cost of product revenue is attributable to an increase in revenue at OPKO Chile, Spain and EirGen and to cost of revenue related to sales of Rayaldee, which was launched in the U.S. in November 2016. Also included in cost of product revenue for the year ended December 31, 2017 is $5.4 million of inventory obsolescence expense related primarily to the launch of Rayaldee. Cost of revenue for the years ended December 31, 2017 and 2016 were as follows:

Cost of Revenue	For the years ended December 31,
(In thousands)	2017	2016	Change
Cost of service revenue	$558,953	$564,103	$(5,150)
Cost of product revenue	61,177	47,379	13,798
Total cost of revenue	$620,130	$611,482	$8,648
Selling, general and administrative expenses. Selling, general and administrative expenses for the years ended December 31, 2017 and 2016 were $414.6 million and $407.3 million, respectively. The increase in selling, general and administrative expenses was primarily due to costs related to the launch of Rayaldee and increased selling, general and administrative expenses at BioReference, which was partially offset by a decrease in severance costs. Included in selling, general and administrative expenses for the years ended December 31, 2017 and 2016 are $5.8 million and $17.9 million, respectively, of net severance costs for certain BioReference executives. These severance costs include $2.8 million and $8.9 million of expense related to the acceleration of stock option vesting for certain BioReference executives in 2017 and 2016, respectively. Selling, general and administrative expenses for the year ended December 31, 2017 also include $8.8 million of expense to write-off certain other current assets.
Selling, general and administrative expenses during the years ended December 31, 2017 and 2016, include equity-based compensation expense of $21.2 million and $33.4 million, respectively, including the expense related to the acceleration of stock option vesting for certain BioReference executives.
Research and development expenses. Research and development expenses for the years ended December 31, 2017 and 2016 were $126.4 million and $113.9 million, respectively. Research and development costs include external and internal expenses, partially offset by third-party grants and funding arising from collaboration agreements. External expenses include clinical and non-clinical activities performed by contract research organizations, lab services, purchases of drug and diagnostic product materials and manufacturing development costs. We track external research and development expenses by individual program for phase 3 clinical trials for drug approval and PMAs for diagnostics tests, if any. Internal expenses include employee-related expenses including salaries, benefits and equity-based compensation expense. Other internal research and development expenses are incurred to support overall research and development activities and include expenses related to general overhead and facilities.

The following table summarizes the components of our research and development expenses:

	For the years ended December 31,
	2017	2016
External expenses:
Phase 3 clinical trials	$15,339	$12,161
Manufacturing expense for biological products	47,737	35,985
PMA studies	1,089	—
Earlier-stage programs	7,620	6,297
Research and development employee-related expenses	29,970	28,676
Other internal research and development expenses	24,680	30,752
Total research and development expenses	$126,435	$113,871
The increase in research and development expenses is primarily due to an increase in research and development expenses related to hGH-CTP, a long acting human growth hormone which was outlicensed to Pfizer in 2015, and to the acquisition of Transition Therapeutics in August 2016. Research and development expenses for the years ended December 31, 2017 and 2016 include equity-based compensation expenses of $5.1 million and $7.5 million, respectively. We expect our research and development expenses to increase as we continue to expand our research and development of potential future products.
Contingent consideration. Contingent consideration income (expense) for the years ended December 31, 2017 and 2016, were $3.4 million of income and $17.0 million of expense, respectively. The change in contingent consideration income (expense) was attributable to contingent consideration for OPKO Renal during the year ended December 31, 2017 due to changes in assumptions regarding the timing of achievement of future milestones of Rayaldee. The contingent consideration liabilities of $41.4 million at December 31, 2017 relate to potential amounts payable to former stockholders of CURNA, OPKO Diagnostics and OPKO Renal pursuant to our acquisition agreements in January 2011, October 2011 and March 2013, respectively.
Amortization of intangible assets. Amortization of intangible assets was $84.7 million and $64.4 million, respectively, for the years ended December 31, 2017 and 2016. Amortization expense reflects the amortization of acquired intangible assets with defined useful lives. Amortization of intangible assets for the years ended December 31, 2017 and 2016 includes $16.0 million and $8.0 million, respectively, of amortization expense related to intangible assets for Rayaldee. Upon the FDA’s approval of Rayaldee in June 2016, we reclassified $187.6 million of IPR&D related to Rayaldee from In-process research and development to Intangible assets, net in our Consolidated Balance Sheets and began to amortize that asset. Our indefinite lived IPR&D assets will not be amortized until the underlying development programs are completed. Upon obtaining regulatory approval by the U.S. FDA, the IPR&D assets will be accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. Amortization of intangible assets for the year ended December 31, 2017 also includes an impairment charge of $13.2 million to write our intangible asset for VARUBI™ down to its estimated fair value.
Interest income. Interest income for the years ended December 31, 2017 and 2016, was not significant as our cash investment strategy emphasizes the security of the principal invested and fulfillment of liquidity needs.
Interest expense. Interest expense for the years ended December 31, 2017 and 2016, was $6.6 million and $7.4 million, respectively. Interest expense is principally related to interest incurred on the 2033 Senior Notes including amortization of related deferred financing costs and to the interest incurred on BioReference’s outstanding debt under its credit facility.
Fair value changes of derivative instruments, net. Fair value changes of derivative instruments, net for the years ended December 31, 2017 and 2016, were $0.1 million and $2.8 million of income, respectively. Fair value changes of derivative instruments, net reflects non-cash income related to the changes in the fair value of the embedded derivatives in the 2033 Senior Notes of $3.2 million and $7.0 million for the years ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017, we observed a decrease in the market price of our Common Stock which resulted in the decrease in the estimated fair value of our embedded derivatives in the 2033 Senior Notes through the last valuation on February 1, 2017. Fair value changes of derivative instruments, net for the year ended December 31, 2017 also reflects $2.9 million of expense related to the change in the fair value of warrants and options to purchase additional shares of Neovasc, Inc. (“Neovasc”) and Xenetic Biosciences, Inc. (“Xenetic”). Fair value changes of derivative instruments, net for the year ended December 31, 2016 also reflects $4.2 million of expense related to the change in the fair value of warrants and options to purchase additional shares of Neovasc , Cocrystal Pharma, Inc. (“Cocrystal”), ARNO Therapeutics, Inc. (“ARNO”) and MabVax Therapeutics Holdings, Inc. (“MabVax”).

Other income and (expense), net. Other income and (expense), net for the years ended December 31, 2017 and 2016, were $10.5 million and $3.9 million of income, respectively. Other income for the year ended December 31, 2017 primarily consists of a $3.0 million gain on the sale of non-strategic assets at a wholly-owned BioReference subsidiary, a $1.5 million gain on the sale of certain available for sale investments, a $2.5 million gain in connection with the acquisition transaction between Eloxx Pharmaceuticals, Inc. and Sevion Therapeutics, Inc., and a $1.9 million gain in connection with the dilution of our equity method investment in VBI Vaccines Inc. (“VBI”). Other income (expense), net for the year ended December 31, 2016 primarily consists of a $2.5 million gain recognized in connection with the merger of SciVac Therapeutics Inc. (“STI”) and VBI, a $5.0 million gain recognized in connection with the settlement of a legal matter and foreign currency transaction gains recognized during the period, which was partially offset by a $4.8 million other-than-temporary impairment charge to write our investments in Xenetic, ARNO and RXi Pharmaceuticals Corporation (“RXi”) down to their respective fair values.
Income tax benefit (provision). Our income tax benefit (provision) for the years ended December 31, 2017 and 2016 was $(18.9) million, and $56.1 million, respectively. The change in income tax provision is primarily due to the establishment of valuation allowance against certain U.S. and non-U.S. deferred tax assets. As of December 31, 2017, the Company determined that it is more likely than not that certain U.S. and non-U.S. deferred tax assets will not be realized and recorded a valuation allowance of $28.7 million. On December 22, 2017, the Tax Act was enacted into law and the new legislation reduced the corporate income tax rate from 35% to 21% which required us to remeasure our U.S. deferred tax assets and liabilities and recognize the effect in the period of enactment, resulting in $31.8 million of expense, with an equal offset to valuation allowance.
Loss from investments in investees. We have made investments in other early stage companies that we perceive to have valuable proprietary technology and significant potential to create value for us as a shareholder or member. We account for these investments under the equity method of accounting, resulting in the recording of our proportionate share of their losses until our share of their loss exceeds our investment. Until the investees’ technologies are commercialized, if ever, we anticipate they will report a net loss. Loss from investments in investees was $14.5 million and $7.7 million for the years ended December 31, 2017 and 2016, respectively. The increase in Loss from investments in investees is attributable to losses recognized on our investment in Pharmsynthez in 2017.
For The Years Ended December 31, 2016 and December 31, 2015
Revenues. Revenues for the year ended December 31, 2016 increased $670.0 million compared to the prior year. Revenues for the years ended December 31, 2016 and 2015 were as follows:

Revenues	For the years ended December 31,
(In thousands)	2016	2015	Change
Revenue from services	$928,572	$305,301	$623,271
Revenue from products	83,467	80,146	3,321
Revenue from transfer of intellectual property and other	105,455	62,070	43,385
Total revenues	$1,117,494	$447,517	$669,977
The increase in Revenue from services is attributable to the acquisition of BioReference in August 2015. The increase in Revenue from products principally reflects an increase in revenue from EirGen, which we acquired in May 2015, and an increase in revenue from OPKO Chile. Revenue from transfer of intellectual property for the year ended December 31, 2016 principally reflects $50.0 million of revenue from the initial payment in the VFMCRP Agreement and $47.3 million of revenue from the transfer of intellectual property related to the Pfizer Transaction. Revenue from transfer of intellectual property for the year ended December 31, 2015 principally reflects $43.4 million of revenue from the transfer of intellectual property related to the Pfizer Transaction and $15.0 million of revenue from a milestone payment from our licensee, TESARO, in the fourth quarter of 2015.
Costs of revenue. Costs of revenue for the year ended December 31, 2016 increased $376.2 million compared to the prior year. Our acquisition of BioReference in August 2015 accounted for $375.9 million of the increase in cost of service revenue. The increase in cost of product revenue is attributable to an increase in cost of revenue from EirGen and OPKO Chile, which was partially offset by the deconsolidation of SciVac Therapeutics Inc. (“STI”) in July 2015. Cost of revenue for the years ended December 31, 2016 and 2015 were as follows:

Cost of Revenue	For the years ended December 31,
(In thousands)	2016	2015	Change
Cost of service revenue	$564,103	$193,305	$370,798
Cost of product revenue	47,379	41,934	5,445
Total cost of revenue	$611,482	$235,239	$376,243
Selling, general and administrative expenses. Selling, general and administrative expenses for the years ended December 31, 2016 and 2015 were $407.3 million and $172.1 million, respectively. The increase in selling, general and administrative expenses for the year ended December 31, 2016 was primarily due to the acquisition of BioReference in August 2015, which accounted for $299.8 million of selling, general and administrative expenses in the 2016 period compared to $94.9 million for the comparable period of 2015. In addition, the year ended December 31, 2016 included costs related to the launch of Rayaldee. Included in selling, general and administrative expenses for the year ended December 31, 2016 are $17.9 million of severance costs for certain BioReference executives.
Selling, general and administrative expenses during the years ended December 31, 2016 and 2015, include equity-based compensation expense of $33.4 million and $17.4 million, respectively. The increase in equity-based compensation expense is due to additional options grants made in 2016 and $8.9 million of expense related to the acceleration of stock option vesting for certain BioReference executives.
Research and development expenses. Research and development expenses for the years ended December 31, 2016 and 2015 were $113.9 million and $101.8 million, respectively. Research and development costs include external and internal expenses, partially offset by third-party grants and funding arising from collaboration agreements. External expenses include clinical and non-clinical activities performed by contract research organizations, lab services, purchases of drug and diagnostic product materials and manufacturing development costs. We track external research and development expenses by individual program for phase 3 clinical trials for drug approval and PMA’s (pre-market approval) for diagnostics tests, if any. Internal expenses include employee-related expenses including salaries, benefits and stock-based compensation expense. Other internal research and development expenses are incurred to support overall research and development activities and include expenses related to general overhead and facilities.
The following table summarizes the components of our research and development expenses:

	For the years ended December 31,
	2016	2015
External expenses:
Phase 3 clinical trials	$12,161	$12,178
Manufacturing expense for biological products	35,985	31,202
Earlier-stage programs	6,297	6,900
Research and development employee-related expenses	28,676	27,363
Other internal research and development expenses	30,752	24,161
Total research and development expenses	$113,871	$101,804
The increase in research and development expenses during the year ended December 31, 2016, is due to an increase in research and development expenses related to hGH-CTP, a long acting human growth hormone which was outlicensed to Pfizer in 2015, and to an increase in research and development expenses for Factor VIIa-CTP. Research and development expenses for the year ended December 31, 2016 also include $8.8 million from the acquisitions of BioReference and EirGen in August 2015 and May 2015, respectively, compared to $4.1 million for the comparable period of 2015. This was partially offset by decreased expenses incurred by OPKO Renal related to the development of Rayaldee. In addition, during the years ended December 31, 2016 and 2015, we recorded, as an offset to research and development expenses, $2.7 million and $2.3 million, respectively, related to research and development grants received from our collaboration and funding agreements. Research and development expenses for the year ended December 31, 2016 and 2015 include equity-based compensation expenses of $7.5 million and $7.9 million, respectively. We expect our research and development expenses to increase as we continue to expand our research and development of potential future products.
Contingent consideration. Contingent consideration expense for the years ended December 31, 2016 and 2015, were $17.0 million and $5.1 million, respectively. The increase in contingent consideration is attributable to OPKO Renal resulting from an increase in the fair value of our contingent obligations due to changes in assumptions regarding the timing of successful achievement of future milestones driven by the FDA approval of Rayaldee in June 2016. The contingent consideration liabilities at December 31, 2016 relate to potential amounts payable to former stockholders of CURNA, OPKO Diagnostics, OPKO Health Europe and OPKO Renal pursuant to our acquisition agreements in January 2011, October 2011, August 2012 and March 2013, respectively.
Amortization of intangible assets. Amortization of intangible assets was $64.4 million and $28.0 million, respectively, for the years ended December 31, 2016 and 2015. Amortization expense reflects the amortization of acquired intangible assets with defined useful lives. Amortization of intangible assets for the year ended December 31, 2016 also includes $8.0 million of amortization expense related to intangible assets for Rayaldee. Upon the FDA’s approval of Rayaldee in June 2016, we reclassified $187.6 million of IPR&D related to Rayaldee from In-process research and development to Intangible assets, net in our Consolidated Balance Sheet and began to amortize that asset. Amortization of intangible assets for the year ended December 31, 2016 includes $43.2 million and $2.5 million from BioReference and EirGen which we acquired in August 2015 and May 2015, respectively, compared to $14.6 million and $1.7 million, respectively, for the comparable period of 2015.
Grant repayment. During the year ended December 31, 2015, we made a payment of $25.9 million to the Office of the Chief Scientist of the Israeli Ministry of Economy (“OCS”) in connection with repayment obligations resulting from grants previously made by the OCS to OPKO Biologics to support development of hGH-CTP and the outlicense of the technology outside of Israel. We did not have any such activity for the year ended December 31, 2016.
Interest income. Interest income for the years ended December 31, 2016 and 2015, was not significant as our cash investment strategy emphasizes the security of the principal invested and fulfillment of liquidity needs.
Interest expense. Interest expense for the years ended December 31, 2016 and 2015, was $7.4 million and $8.4 million, respectively. Interest expense is principally related to interest incurred on the 2033 Senior Notes including amortization of related deferred financing costs and to the interest incurred on BioReference's outstanding debt under its credit facility. The decrease in interest expense for the year ended December 31, 2016 is due to a decrease in the average principal amount of the 2033 Senior Notes outstanding in 2016 compared to 2015. Interest expense for the year ended December 31, 2015 also reflects a non-cash write-off of deferred financing costs of $1.0 million as interest expense related to the exchange of $55.4 million principal of 2033 Senior Notes in 2015. This was partially offset by interest incurred on BioReference’s outstanding debt under its credit facility for the year ended December 31, 2016.
Fair value changes of derivative instruments, net. Fair value changes of derivative instruments, net for the years ended December 31, 2016 and 2015, were $2.8 million of income and $39.1 million of expense, respectively. Fair value changes of derivative instruments, net related to non-cash income (expense) reflects the changes in the fair value of the embedded derivatives in the 2033 Senior Notes of $7.0 million of income and $36.6 million of expense for the years ended December 31, 2016 and 2015, respectively. Fair value changes of derivative instruments, net for the year ended December 31, 2016 also reflects $4.2 million of expense related to the change in the fair value of warrants and options to purchase additional shares of Neovasc, Cocrystal, ARNO and MabVax.
Other income and (expense), net. Other income and (expense), net for the years ended December 31, 2016 and 2015, were $3.9 million and $7.7 million of income, respectively. Other income (expense), net for the year ended December 31, 2016 primarily consists of a $2.5 million gain recognized in connection with the merger of STI and VBI, a $5.0 million gain recognized in connection with the settlement of a legal matter and foreign currency transaction gains recognized during the period, which was partially offset by a $4.8 million other-than-temporary impairment charge to write our investments in Xenetic, ARNO and RXi down to their respective fair values. Other income (expense), net for the year ended December 31, 2015 primarily consists of a $15.9 million gain recognized on the deconsolidation of STI in 2015 which was partially offset by a $7.3 million other-than-temporary impairment charge to write our investment in RXi down to its fair value.
Income tax benefit (provision). Our income tax benefit for the years ended December 31, 2016 and 2015 was $56.1 million, and $113.7 million, respectively. The change in income taxes is primarily due to a $93.4 million release of OPKO’s valuation allowance in 2015 on our U.S. deferred tax assets as a result of the merger with BioReference and to changes in the geographic mix of revenues and expenses. In addition, income taxes in 2016 benefited from a favorable corporate tax rate reduction in Israel.
Loss from investments in investees. We have made investments in other early stage companies that we perceive to have valuable proprietary technology and significant potential to create value for us as a shareholder or member. We account for these investments under the equity method of accounting, resulting in the recording of our proportionate share of their losses until our share of their loss exceeds our investment. Until the investees’ technologies are commercialized, if ever, we anticipate they will continue to report a net loss. Loss from investments in investees was $7.7 million and $7.1 million for the years ended December 31, 2016 and 2015, respectively.

LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2017, we had cash and cash equivalents of approximately $91.5 million. Cash used in operations of $92.1 million during 2017 principally reflects expenses related to general and administrative activities of our corporate operations, research and development activities and our launch activities related to Rayaldee. Cash used in investing activities primarily reflects capital expenditures of $46.5 million. Cash provided by financing activities primarily reflects net borrowings on lines of credit of $58.9 million. We have not generated sustained positive cash flow sufficient to offset our operating and other expenses and our primary source of cash has been from the public and private placement of stock, the issuance of the 2033 Senior Notes and credit facilities available to us.
On October 12, 2017, EirGen, our wholly-owned subsidiary, and Japan Tobacco Inc. (“JT”) entered into a Development and License Agreement (the “JT Agreement”) granting JT the exclusive rights for the development and commercialization of Rayaldee in Japan (the “JT Territory”). The license grant to JT covers the therapeutic and preventative use of Rayaldee for (i) SHPT in non-dialysis and dialysis patients with CKD, (ii) rickets, and (iii) osteomalacia, as well as such additional indications as may be added to the scope of the license subject to the terms of the JT Agreement. In connection with the transaction, OPKO received an initial upfront payment of $6 million, and OPKO will receive another $6 million upon the initiation of OPKO’s planned phase 2 study for Rayaldee in dialysis patients in the U.S. OPKO is also eligible to receive up to an additional aggregate amount of $31 million upon the achievement of certain regulatory and development milestones by JT for Rayaldee in the JT Territory, and $75 million upon the achievement of certain sales based milestones by JT in the JT Territory. OPKO will also receive tiered, double digit royalty payments at rates ranging from low double digits to mid-teens on sales of Rayaldee within the JT Territory. JT will, at its sole cost and expense, be responsible for performing all development activities necessary to obtain all regulatory approvals for Rayaldee in Japan and for all commercial activities pertaining to Rayaldee in Japan, except for certain preclinical expenses which OPKO has agreed to reimburse JT up to a capped amount.
In August 2017, we entered into a Commitment Letter (the “Commitment Letter”) with Veterans Accountable Care Group, LLC (“VACG”) in connection with submission of a bid by its affiliate, the Veterans Accountable Care Organization, LLC (“VACO”) in response to a request for proposal (“RFP”) from the Veterans Health Administration (“VA”) regarding its Community Care Network. If VACO is successful in its bid, we will acquire a fifteen percent (15%) membership interest in VACO. In addition, BioReference, our wholly-owned subsidiary, will provide laboratory services for the Community Care Network, a region which currently includes approximately 2,133,000 veterans in the states of Massachusetts, Maine, New Hampshire, Vermont, New York, Pennsylvania, New Jersey, Rhode Island, Connecticut, Maryland, Virginia, West Virginia, and North Carolina.
Pursuant to the Commitment Letter, we committed to provide, or to arrange from a third party lender, a line of credit for VACG in the amount of $50.0 million (the “Facility”). Funds drawn under the Facility would be contributed by VACG to VACO in order to satisfy the financial stability requirement of VACO in connection with its submission of the RFP. VACG would not be permitted to draw down on the Facility unless and until the VHA awards a contract to VACO. The Facility would have a maturity of five (5) years. Interest on the Facility would be payable at a rate equal to six and one-half percent (6.5%) per annum, payable quarterly in arrears. The Facility is subject to the negotiation of definitive documentation conditions customary for transactions of such type and otherwise acceptable to VACG and the lender under the Facility.
We currently anticipate that a decision by the VHA with respect to the RFP will occur during 2019, although there can be no assurance that a decision will be made by such time or that, if favorable, such decision will not be challenged by participants in the RFP process or otherwise.
In November 2016, we launched commercial sales for Rayaldee in the U.S. market. The FDA approved Rayaldee extended release capsules in June 2016 for the treatment of SHPT in adults with stage 3 or 4 CKD and serum total 25-hydroxyvitamin D levels less than 30 ng/mL. We have a highly specialized sales and marketing team dedicated to the launch and commercialization of Rayaldee, and we increased the sales and marketing team in the second half of 2017 as market access improves and prescription trends increase.
In August 2016, we completed the acquisition of Transition Therapeutics, a clinical stage biotechnology company. Holders of Transition Therapeutics common stock received 6,431,899 shares of OPKO Common Stock. The transaction was valued at approximately $58.5 million, based on a closing price per share of our Common Stock of $9.10 as reported by NASDAQ on the closing date.
In May 2016, EirGen, our wholly-owned subsidiary, partnered with VFMCRP through a Development and License Agreement for the development and commercialization of Rayaldee in Europe, Canada, Mexico, Australia, South Korea and certain other international markets. The license to VFMCRP potentially covers all therapeutic and prophylactic uses of the product in human patients, provided that initially the license is for the use of the product for the treatment or prevention of SHPT related to patients with stage 3 or 4 chronic kidney disease and vitamin D insufficiency/deficiency (“VFMCRP Initial

Indication”). We received a non-refundable and non-creditable upfront payment of $50 million and are eligible to receive up to an additional $232 million upon the achievement of certain regulatory and sales-based milestones. In addition, we are eligible to receive tiered royalties on sales of the product at percentage rates that range from the mid-teens to the mid-twenties or a minimum royalty, whichever is greater, upon commencement of sales of the product.
As part of the arrangement, the companies will share responsibility for the conduct of trials specified within an agreed-upon development plan, with each company leading certain activities within the plan. For the initial development plan, the companies have agreed to certain cost sharing arrangements. VFMCRP will be responsible for all other development costs that VFMCRP considers necessary to develop the product for the VFMCRP Initial Indication in the VFMCRP Territory except as otherwise provided in the VFMCRP Agreement. EirGen also granted to VFMCRP an option to acquire an exclusive license to use, import, offer for sale, sell, distribute and commercialize the product in the United States for treatment of SHPT in dialysis patients with stage 5 CKD and vitamin D insufficiency (the “Dialysis Indication”). Upon exercise of the Option, VFMCRP will reimburse EirGen for all of the development costs incurred by EirGen with respect to the product for the Dialysis Indication in the United States. VFMCRP would also pay EirGen up to an additional aggregate amount of $555 million upon the achievement of certain milestones and would be obligated to pay royalties on sales of the product at percentage rates that range from the mid-teens to the mid-twenties or a minimum royalty, whichever is greater, upon commencement of sales of the product.
In January 2015, we partnered with Pfizer through a worldwide agreement for the development and commercialization of our long-acting hGH-CTP for the treatment of GHD in adults and children, as well as for the treatment of growth failure in children born SGA. Under the terms of the agreements with Pfizer, we received non-refundable and non-creditable upfront payments of $295.0 million in 2015 and are eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. Pfizer received the exclusive license to commercialize hGH-CTP worldwide. In addition, we are eligible to receive initial tiered royalty payments associated with the commercialization of hGH-CTP for Adult GHD with percentage rates ranging from the high teens to mid-twenties. Upon the launch of hGH-CTP for Pediatric GHD in certain major markets, the royalties will transition to regional, tiered gross profit sharing for both hGH-CTP and Pfizer’s Genotropin®.
We will lead the clinical activities and will be responsible for funding the development programs for the key indications, which includes Adult and Pediatric GHD and Pediatric SGA. Pfizer will be responsible for all development costs for additional indications as well as all post-marketing studies. In addition, Pfizer will fund the commercialization activities for all indications and lead the manufacturing activities covered by the global development plan. In December 2016, we announced preliminary topline data from our Phase 3, double blind, placebo controlled study of hGH-CTP in adults with GHD. Although there was no statistically significant difference between hGH-CTP and placebo on the primary endpoint of change in trunk fat mass from baseline to 26 weeks, after unblinding the study, we identified an exceptional value of trunk fat mass reduction in the placebo group that may have affected the primary outcome.
We have completed post-hoc sensitivity analyses to evaluate the influence of outliers on the primary endpoint results using multiple statistical approaches. Analyses that excluded outliers showed a statistically significant difference between hGH-CTP and placebo on the change in trunk fat mass. Additional analyses that did not exclude outliers showed mixed results. Following completion of the analyses, OPKO and Pfizer agreed that OPKO may proceed to discuss a possible BLA submission with the FDA.
We are constructing a research, development and manufacturing center in Waterford, Ireland, for which we expect to incur between $40 million and $45 million for the construction and validation of the facility. Construction of the facility began in the fourth quarter of 2016 with expected completion in 2019. Currently, we plan to fund the project from cash on hand or from third party funding sources that may be available to us.
Our licensee, TESARO, received approval by the U.S. FDA in September 2015 for oral VARUBI™, a neurokinin-1 receptor antagonist for the prevention of chemotherapy-induced nausea and vomiting. In November 2015, TESARO announced the commercial launch of oral VARUBI™ in the United States. TESARO launched its IV formulation of VARUBI™ (“VARUBI™ IV”) in November 2017. We received $30.0 million of milestone payments from TESARO upon achievement of certain regulatory and commercial sale milestones, which includes a $10.0 million milestone payment we received for the year ended December 31, 2017, and we are eligible to receive additional commercial milestone payments of up to $85.0 million if specified levels of annual net sales are achieved. TESARO is also obligated to pay us tiered royalties on annual net sales achieved in the United States and Europe at percentage rates that range from the low double digits to the low twenties, and outside of the United States and Europe at low double-digit percentage rates. In January 2018, the package insert for VARUBI™ was updated to include mention of new adverse effects, including anaphylaxis, anaphylactic shock and other serious hypersensitivity reactions which were reported following its introduction to the market in November 2017. In late February 2018, TESARO announced it would suspend distribution of VARUBI™ IV, but would continue to support the oral product.

In January 2013, we issued $175.0 million of the 2033 Senior Notes. The 2033 Senior Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act. At December 31, 2017, $31.9 million principal amount of 2033 Senior Notes was outstanding.
In connection with our acquisitions of CURNA, OPKO Diagnostics and OPKO Renal, we agreed to pay future consideration to the sellers upon the achievement of certain events, including up to an additional $19.1 million in shares of our Common Stock to the former stockholders of OPKO Diagnostics upon and subject to the achievement of certain milestones; and up to an additional $125.0 million in either shares of our Common Stock or cash, at our option subject to the achievement of certain milestones, to the former shareholders of OPKO Renal.
During the year ended December 31, 2016, we also satisfied a $25.0 million contingent payment to the former owners of OPKO Renal through the issuance of 2,611,648 shares of our common stock in 2016.
On November 5, 2015, BioReference and certain of its subsidiaries entered into a credit agreement with JPMorgan Chase Bank, N.A. (“CB”), as lender and administrative agent, as amended (the “Credit Agreement”). The Credit Agreement provides for a $175.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swingline loans and a $20.0 million sub-facility for the issuance of letters of credit. BioReference may increase the credit facility to up to $275.0 million on a secured basis, subject to the satisfaction of specified conditions. The Credit Agreement matures on November 5, 2020 and is guaranteed by all of BioReference’s domestic subsidiaries. The Credit Agreement is also secured by substantially all assets of BioReference and its domestic subsidiaries, as well as a non-recourse pledge by us of our equity interest in BioReference. Availability under the Credit Agreement is based on a borrowing base comprised of eligible accounts receivables of BioReference and certain of its subsidiaries, as specified therein.
On March 17, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 3 to Credit Agreement, which amended the Credit Agreement to permit BioReference and its subsidiaries to dividend cash to the Company in the form of an intercompany loan, in an aggregate amount not to exceed $55.0 million. On August 7, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 4 to Credit Agreement, which amended the Credit Agreement to permit BioReference and its subsidiaries to dividend cash to the Company in the form of an additional intercompany loan, in an aggregate amount not to exceed $35.0 million. On November 8, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 5 to Credit Agreement, which amended the Credit Agreement to, among other things, ease certain thresholds that require increased reporting by BioReference and reduce the pro forma availability condition for BioReference to make certain cash dividends to the Company.  On December 22, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 6 to Credit Agreement, which amended the Credit Agreement to, among other things, permit BioReference and its subsidiaries to dividend cash to the Company in the form of intercompany loans, in an aggregate amount not to exceed $45.0 million. The other terms of the Credit Agreement remain unchanged.
On February 28, 2018, BioReference and certain of its subsidiaries entered into Amendment No. 7 to the Credit Agreement, which amended the Credit Agreement to permit BioReference and its subsidiaries to use cash on hand, up to a maximum amount set forth in the amendment, to meet the availability requirements that otherwise would trigger (i) covenants that would require BioReference to maintain a minimum fixed charge coverage ratio and provide certain increased reporting under the Credit Agreement and (ii) CB’s right, as agent for the lenders under the Credit Agreement, to exercise sole dominion over funds held in certain accounts of BioReference. The other terms of the Credit Agreement remain unchanged.
As of December 31, 2017, the total availability under our Credit Agreement with CB and our lines of credit with financial institutions in Chile and Spain was $116.0 million, of which $114.7 million was used and outstanding as of December 31, 2017. The weighted average interest rate on these lines of credit is approximately 4.2%. These lines of credit are short-term and are used primarily as a source of working capital. The highest balance at any time during the year ended December 31, 2017, was $115.1 million. We intend to continue to enter into these lines of credit as needed. There is no assurance that these lines of credit or other funding sources will be available to us on acceptable terms, or at all, in the future.
We expect to continue to incur substantial research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that selling, general and administrative expenses will also increase as we expand our sales, marketing and administrative staff and add infrastructure.
We believe that the cash and cash equivalents on hand at December 31, 2017, the amounts available to be borrowed under our lines of credit and the proceeds from the 5% Convertible Promissory Notes which we agreed to issue in February 2018 are sufficient to meet our anticipated cash requirements for operations and debt service beyond the next 12 months. We based this estimate on assumptions that may prove to be wrong or are subject to change, and we may be required to use our available cash resources sooner than we currently expect. If we acquire additional assets or companies, accelerate our product development programs or initiate additional clinical trials, we will need additional funds. Our future cash requirements will depend on a number of factors, including our relationship with Pfizer, success of the commercial success of Rayaldee, BioReference’s financial performance, possible acquisitions, the continued progress of research and development of our product candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the status of competitive products, the availability of financing, our success in developing markets for our product candidates and results of government investigations, payor claims, and legal proceedings that may arise. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs or possible acquisitions.
The following table provides information as of December 31, 2017, with respect to the amounts and timing of our known contractual obligation payments due by period.

Contractual obligations (In thousands)	2018	2019	2020	2021	2022	Thereafter	Total
Open purchase orders	$80,810	$1,312	$38	$—	$—	$—	$82,160
Operating leases	19,059	15,166	9,360	6,079	3,148	3,542	56,354
Capital leases	3,521	3,029	2,440	1,586	410	441	11,427
2033 Senior Notes	—	31,850	—	—	—	—	31,850
Deferred payments	5,000	5,000	—	—	—	—	10,000
Mortgages and other debts payable	1,632	415	415	415	415	351	3,643
Lines of credit	10,511	—	104,152	—	—	—	114,663
Severance payments	4,224	—	—	—	—	—	4,224
Interest commitments	1,020	212	39	23	19	19	1,332
Total	$125,777	$56,984	$116,444	$8,103	$3,992	$4,353	$315,653
The preceding table does not include information where the amounts of the obligations are not currently determinable, including the following:
- Contractual obligations in connection with clinical trials, which span over two years, and that depend on patient enrollment. The total amount of expenditures is dependent on the actual number of patients enrolled and as such, the contracts do not specify the maximum amount we may owe.
- Product license agreements effective during the lesser of 15 years or patent expiration whereby payments and amounts are determined by applying a royalty rate on uncapped future sales.
- Contingent consideration that includes payments upon achievement of certain milestones including meeting development milestones such as the completion of successful clinical trials, NDA approvals by the FDA and revenue milestones upon the achievement of certain revenue targets all of which are anticipated to be paid within the next seven years and are payable in either shares of our Common Stock or cash, at our option, and that may aggregate up to $159.1 million.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Accounting estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.
Goodwill and intangible assets. Goodwill and other intangible assets, including IPR&D, acquired in business combinations, licensing and other transactions at December 31, 2017 and 2016 was $2.0 billion and $2.1 billion, respectively, representing approximately 79% and 76% of total assets, respectively.
Assets acquired and liabilities assumed in business combinations, licensing and other transactions are generally recognized at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recognized as goodwill. We determined the fair value of intangible assets, including IPR&D, using the “income method.” This method starts with a forecast of net cash flows, risk adjusted for estimated probabilities of technical and regulatory success (for IPR&D) and adjusted to present value using an appropriate discount rate that reflects the risk associated with the cash flow streams. All assets are valued from a market participant view which might be different than our specific views. The valuation process is very complex and requires significant input and judgment using internal and external sources. Although a valuation is required to be finalized within a one-year period, it must consider all and only those facts and evidence which existed at the acquisition date. The most complex and judgmental matters applicable to the valuation process are summarized below:

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Unit of account – Most intangible assets are valued as single global assets rather than multiple assets for each jurisdiction or indication after considering the development stage, expected levels of incremental costs to obtain additional approvals, risks associated with further development, amount and timing of benefits expected to be derived in the future, expected patent lives in various jurisdictions and the intention to promote the asset as a global brand.

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Estimated useful life – The asset life expected to contribute meaningful cash flows is determined after considering all pertinent matters associated with the asset, including expected regulatory approval dates (if unapproved), exclusivity periods and other legal, regulatory or contractual provisions as well as the effects of any obsolescence, demand, competition, and other economic factors, including barriers to entry.

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Probability of Technical and Regulatory Success (“PTRS”) Rate – PTRS rates are determined based upon industry averages considering the respective program’s development stage and disease indication and adjusted for specific information or data known at the acquisition date. Subsequent clinical results or other internal or external data obtained could alter the PTRS rate and materially impact the estimated fair value of the intangible asset in subsequent periods leading to impairment charges.

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Projections – Future revenues are estimated after considering many factors such as initial market opportunity, pricing, sales trajectories to peak sales levels, competitive environment and product evolution. Future costs and expenses are estimated after considering historical market trends, market participant synergies and the timing and level of additional development costs to obtain the initial or additional regulatory approvals, maintain or further enhance the product. We generally assume initial positive cash flows to commence shortly after the receipt of expected regulatory approvals which typically may not occur for a number of years. Actual cash flows attributed to the project are likely to be different than those assumed since projections are subjected to multiple factors including trial results and regulatory matters which could materially change the ultimate commercial success of the asset as well as significantly alter the costs to develop the respective asset into commercially viable products.

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Tax rates – The expected future income is tax effected using a market participant tax rate. In determining the tax rate, we consider the jurisdiction in which the intellectual property is held and location of research and manufacturing infrastructure. We also consider that any repatriation of earnings would likely have U.S. tax consequences.

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Discount rate – Discount rates are selected after considering the risks inherent in the future cash flows; the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry, as well as expected changes in standards of practice for indications addressed by the asset.

Goodwill was $717.1 million and $704.6 million, respectively, at December 31, 2017 and 2016. Goodwill is tested at least annually for impairment or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value. Examples of qualitative factors include our share price, our financial performance compared to budgets, long-term financial plans, macroeconomic, industry and market conditions as well as the substantial excess of fair value over the carrying value of net assets from the annual impairment test previously performed. No goodwill impairment was recorded for the year ended December 31, 2017 and 2016 as a result of our testing.
The estimated fair value of a reporting unit is highly sensitive to changes in projections and assumptions; therefore, in some instances, changes in these assumptions could potentially lead to impairment. We perform sensitivity analyses around our assumptions in order to assess the reasonableness of the assumptions and the results of our testing. Ultimately, future potential changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to an impairment charge that could be material.
Intangible assets, net were $1.3 billion and $1.4 billion, including IPR&D of $647.3 million and $644.7 million, respectively, at December 31, 2017 and 2016. Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, although IPR&D is required to be tested at least annually until the project is completed or abandoned. Upon obtaining regulatory approval, the IPR&D asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the project is abandoned, the IPR&D asset is charged to expense.
IPR&D is tested for impairment by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying amount. If the carrying amount of the IPR&D exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. Intangible assets with defined lives are tested for impairment by a comparison of the carrying amount of the asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. We recorded an impairment charge of $13.2 million in Amortization of intangible assets in our Consolidated Statement of Operations for the year ended December 31, 2017 to write our intangible asset for VARUBI™ down to its estimated fair value as a result of our testing. No intangible asset impairment was recorded for the year ended December 31, 2016 as a result of our testing.
Intangible assets are highly vulnerable to impairment charges, particularly newly acquired assets for recently launched products and IPR&D. These assets are initially measured at fair value and therefore any reduction in expectations used in the valuations could potentially lead to impairment. Some of the more common potential risks leading to impairment include competition, earlier than expected loss of exclusivity, pricing pressures, adverse regulatory changes or clinical trial results, delay or failure to obtain regulatory approval and additional development costs, inability to achieve expected synergies, higher operating costs, changes in tax laws and other macro-economic changes.
Considering the high risk nature of research and development and the industry’s success rate of bringing developmental compounds to market, IPR&D impairment charges are likely to occur in future periods. IPR&D is closely monitored and assessed each period for impairment indicators.
We amortize intangible assets with definite lives on a straight-line basis over their estimated useful lives, ranging from 3 to 20 years. We use the straight-line method of amortization as there is no reliably determinable pattern in which the economic benefits of our intangible assets are consumed or otherwise used up. Amortization expense was $84.7 million and $64.4 million for the years ended December 31, 2017 and 2016, respectively.
Revenue recognition. Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. We generate revenues from services, products and intellectual property as follows:
Revenue from services. Revenue for laboratory services is recognized at the time test results are reported, which approximates when services are provided and the performance obligations are satisfied. Services are provided to patients covered by various third-party payor programs including various managed care organizations, as well as the Medicare and Medicaid programs. Billings for services are included in revenue net of allowances for contractual discounts, allowances for differences between the amounts billed and estimated program payment amounts, and implicit price concessions provided to uninsured patients which are all elements of variable consideration.
The following are descriptions of our payors for laboratory services:
Healthcare Insurers. Reimbursements from healthcare insurers are based on negotiated fee-for-service schedules. Revenues consist of amounts billed, net of contractual allowances for differences between amounts billed and the estimated consideration we expect to receive from such payers, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the third-party payers, are recorded upon settlement.
Government Payers. Reimbursements from government payers are based on fee-for-service schedules set by governmental authorities, including traditional Medicare and Medicaid. Revenues consist of amounts billed, net of contractual allowances for differences between amounts billed and the estimated consideration we expect to receive from such payers, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the government payers, are recorded upon settlement.
Client Payers. Client payers include physicians, hospitals, employers, and other institutions for which services are performed on a wholesale basis, and are billed and recognized as revenue based on negotiated fee schedules.
Patients. Uninsured patients are billed based on established patient fee schedules or fees negotiated with physicians on behalf of their patients. Insured patients (including amounts for coinsurance and deductible responsibilities) are billed based on fees negotiated with healthcare insurers. Collection of billings from patients is subject to credit risk and ability of the patients to pay. Revenues consist of amounts billed net of discounts provided to uninsured patients in accordance with our policies and implicit price concessions. Implicit price concessions represent differences between amounts billed and the estimated consideration that we expect to receive from patients, which considers historical collection experience and other factors including current market conditions. Adjustments to the estimated allowances, based on actual receipts from the patients, are recorded upon settlement.
The complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as issues unique to Medicare and Medicaid programs, require us to estimate the potential for retroactive adjustments as an element of variable consideration in the recognition of revenue in the period the related services are rendered.  Actual amounts are adjusted in the period those adjustments become known. For the year ended December 31, 2017, revenue reductions due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods of $66.0 million was recognized. No material revenue reductions due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods were recognized during the years ended December 31, 2016 and 2015.
Third-party payers, including government programs, may decide to deny payment or recoup payments for testing they contend were improperly billed or not medically necessary, against their coverage determinations, or for which they believe they have otherwise overpaid (including as a result of their own error), and we may be required to refund payments already received. Our revenues may be subject to retroactive adjustment as a result of these factors among others, including without limitation, differing interpretations of billing and coding guidance and changes by government agencies and payors in interpretations, requirements, and “conditions of participation” in various programs. We have processed requests for recoupment from third-party payers in the ordinary course of our business, and it is likely that we will continue to do so in the future. If a third-party payer denies payment for testing or recoups money from us in a later period, reimbursement revenue for our testing could decline.
As an integral part of our billing compliance program, we periodically assess our billing and coding practices, respond to payor audits on a routine basis, and investigate reported failures or suspected failures to comply with federal and state healthcare reimbursement requirements, as well as overpayment claims which may arise from time to time without fault on the part of the Company. We may have an obligation to reimburse Medicare, Medicaid, and third-party payers for overpayments regardless of fault. We have periodically identified and reported overpayments, reimbursed payors for overpayments and taken appropriate corrective action.
Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are also considered variable consideration and are included in the determination of the estimated transaction price for providing services. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment of the probability a significant reversal of cumulative revenue recognized will occur when the uncertainty is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations.
During 2017, a payor informed us it had overpaid BioReference due to an error on its part over a period of approximately ten years, including multiple years prior to the acquisition of BioReference by OPKO in August 2015. As of December 31, 2017 and 2016, we have liabilities of approximately $30.0 million and $0.0 million within Accrued expenses related to reimbursements for payor overpayments.

The composition of Revenue from services by payor for the years ended December 31, 2017, 2016 and 2015 is as follows:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Healthcare insurers	$368,628	$649,036	$204,181
Government payers	264,493	118,526	40,880
Client payers	128,867	127,363	47,836
Patients	20,722	33,647	12,404
Total	$782,710	$928,572	$305,301
Revenue from products. We recognize revenue from product sales when a customer obtains control of promised goods or services. The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods or services. Our estimates for sales returns and allowances are based upon the historical patterns of product returns and allowances taken, matched against the sales from which they originated, and our evaluation of specific factors that may increase or decrease the risk of product returns. Product revenues are recorded net of estimated rebates, chargebacks, discounts, co-pay assistance and other deductions (collectively, “Sales Deductions”) as well as estimated product returns which are all elements of variable consideration. Allowances are recorded as a reduction of revenue at the time product revenues are recognized. The actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, we will adjust these estimates, which would affect Revenue from products in the period such variances become known.
We launched Rayaldee in the U.S. through our dedicated renal sales force in November 2016. Rayaldee is distributed in the U.S. principally through the retail pharmacy channel, which initiates with the largest wholesalers in the U.S. (collectively, “Rayaldee Customers”). In addition to distribution agreements with Rayaldee Customers, we have entered into arrangements with many healthcare providers and payers that provide for government-mandated and/or privately-negotiated rebates, chargebacks and discounts with respect to the purchase of Rayaldee.
We recognize revenue for shipments of Rayaldee at the time of delivery to customers after estimating Sales Deductions and product returns as elements of variable consideration utilizing historical information and market research projections. For the year ended December 31, 2017, we recognized $9.1 million in net product revenue from sales of Rayaldee.
The following table presents an analysis of product sales allowances and accruals as contract liabilities for the year ended December 31, 2017:

(In thousands)	Chargebacks, discounts, rebates and fees	Governmental	Returns	Total
Balance at December 31, 2016	$—	$—	$—	$—
Provision related to current period sales	1,591	1,332	490	3,413
Credits or payments made	(1,358)	(984)	(53)	(2,395)
Balance at December 31, 2017	$233	$348	$437	$1,018

Total gross Rayaldee sales				$12,482
Provision for Rayaldee sales allowances and accruals as a percentage of gross Rayaldee sales				27%
Taxes collected from customers related to revenues from services and revenues from products are excluded from revenues.
Revenue from intellectual property. We recognize revenues from the transfer of intellectual property generated through license, development, collaboration and/or commercialization agreements. The terms of these agreements typically include payments to us for one or more of the following: non-refundable, up-front license fees; development and commercialization milestone payments; funding of research and/or development activities; and royalties on sales of licensed products. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the customer.

For research, development and/or commercialization agreements that result in revenues, we identify all material performance obligations, which may include a license to intellectual property and know-how, and research and development activities. In order to determine the transaction price, in addition to any upfront payment, we estimate the amount of variable consideration at the outset of the contract either utilizing the expected value or most likely amount method, depending on the facts and circumstances relative to the contract. We constrain (reduce) our estimates of variable consideration such that it is probable that a significant reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, we consider whether there are factors outside of our control that could result in a significant reversal of revenue. In making these assessments, we consider the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required.
Upfront License Fees: If a license to our intellectual property is determined to be functional intellectual property distinct from the other performance obligations identified in the arrangement, we recognize revenue from nonrefundable, upfront license fees based on the relative value prescribed to the license compared to the total value of the arrangement. The revenue is recognized when the license is transferred to the customer and the customer is able to use and benefit from the license. For licenses that are not distinct from other obligations identified in the arrangement, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time. If the combined performance obligation is satisfied over time, we apply an appropriate method of measuring progress for purposes of recognizing revenue from nonrefundable, upfront license fees. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.
Development and Regulatory Milestone Payments: Depending on facts and circumstances, we may conclude that it is appropriate to include the milestone in the estimated transaction price or that it is appropriate to fully constrain the milestone. A milestone payment is included in the transaction price in the reporting period that we conclude that it is probable that recording revenue in the period will not result in a significant reversal in amounts recognized in future periods. We may record revenues from certain milestones in a reporting period before the milestone is achieved if we conclude that achievement of the milestone is probable and that recognition of revenue related to the milestone will not result in a significant reversal in amounts recognized in future periods. We record a corresponding contract asset when this conclusion is reached. Milestone payments that have been fully constrained are not included in the transaction price to date. These milestones remain fully constrained until we conclude that achievement of the milestone is probable and that recognition of revenue related to the milestone will not result in a significant reversal in amounts recognized in future periods. We re-evaluate the probability of achievement of such development milestones and any related constraint each reporting period. We adjust our estimate of the overall transaction price, including the amount of revenue recorded, if necessary.
Research and Development Activities: If we are entitled to reimbursement from our customers for specified research and development expenses, we account for them as separate performance obligations if distinct. We also determine whether the research and development funding would result in revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The corresponding revenues or offset to research and development expenses are recognized as the related performance obligations are satisfied.
Sales-based Milestone and Royalty Payments: Our customers may be required to pay us sales-based milestone payments or royalties on future sales of commercial products. We recognize revenues related to sales-based milestone and royalty payments upon the later to occur of (i) achievement of the customer’s underlying sales or (ii) satisfaction of any performance obligation(s) related to these sales, in each case assuming the license to our intellectual property is deemed to be the predominant item to which the sales-based milestones and/or royalties relate.
Other Potential Products and Services: Arrangements may include an option for license rights, future supply of drug substance or drug product for either clinical development or commercial supply at the licensee’s election. We assess if these options provide a material right to the licensee and if so, they are accounted for as separate performance obligations at the inception of the contract and revenue is recognized only if the option is exercised and products or services are subsequently delivered or when the rights expire. If the promise is based on market terms and not considered a material right, the option is accounted for if and when exercised. If we are entitled to additional payments when the licensee exercises these options, any additional payments are generally recorded in license or other revenues when the licensee obtains control of the goods, which is upon delivery.
For the years ended December 31, 2017, 2016 and 2015 we recorded $75.5 million, $105.5 million and $62.1 million of revenue from the transfer of intellectual property, respectively. For the year ended December 31, 2017, revenue from the transfer of intellectual property included $61.2 million related to the Pfizer Transaction. For the year ended December 31, 2016, revenue from the transfer of intellectual property included $47.3 million related to the Pfizer Transaction and $50.0 million related to the our agreement with Vifor Fresenius Medical Care Renal Pharma Ltd (“VFMCRP”). For the year ended December 31, 2015, revenue from the transfer of intellectual property included $15.0 million related to a milestone payment that TESARO paid us under our license agreement with them and $43.4 million related to the Pfizer Transaction. Refer to Note 15. Total contract liabilities included in Accrued expenses and Other long-term liabilities was $152.3 million and $201.2 million at December 31, 2017 and 2016, respectively. The contract liability balance at December 31, 2017 and 2016 relates primarily to the Pfizer Transaction.
Concentration of credit risk and allowance for doubtful accounts. Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. Substantially all of our accounts receivable are with either companies in the health care industry or patients. However, credit risk is limited due to the number of our clients as well as their dispersion across many different geographic regions.
While we have receivables due from federal and state governmental agencies, we do not believe that such receivables represent a credit risk since the related healthcare programs are funded by federal and state governments, and payment is primarily dependent upon submitting appropriate documentation. At December 31, 2017 and 2016, receivable balances (net of contractual adjustments) from Medicare and Medicaid in total were 16% and 23%, respectively, of our consolidated Accounts receivable, net.
The portion of our accounts receivable due from individual patients comprises the largest portion of credit risk. At December 31, 2017 and 2016, receivables due from patients represent approximately 3.2% and 4.1%, respectively, of our consolidated Accounts receivable, net.
We assess the collectability of accounts receivable balances by considering factors such as historical collection experience, customer credit worthiness, the age of accounts receivable balances, regulatory changes and current economic conditions and trends that may affect a customer’s ability to pay. Actual results could differ from those estimates. Our reported net income (loss) is directly affected by our estimate of the collectability of accounts receivable. The allowance for doubtful accounts was $1.4 million and $1.7 million at December 31, 2017 and 2016, respectively.
Income taxes. Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. We periodically evaluate the realizability of our net deferred tax assets. Our tax accruals are analyzed periodically and adjustments are made as events occur to warrant such adjustment. Valuation allowances on certain U.S. deferred tax assets and non-U.S. deferred tax assets are established, because realization of these tax benefits through future taxable income does not meet the more-likely-than-not threshold.
On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions, including a reduction of the corporate income tax rate from 35% to 21% effective January 1, 2018 and a one-time mandatory transition tax on accumulated foreign earnings, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as remeasuring our U.S. deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, our accounting of deferred tax re-measurements, the transition tax, and other items are provisional and may materially change due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.
We anticipate future impacts at a U.S. state and local tax level related to the Tax Act; however, statutory and interpretive guidance is not available from applicable state and local tax authorities to reasonably estimate the impact. Consequently, for those jurisdictions, we have not recorded provisional amounts and have continued to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to Tax Act enactment.
Equity-based compensation. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the Consolidated Statement of Operations over the period during which an employee is required to provide service in exchange for the award. We record excess tax benefits, realized from the exercise of stock options as cash flows from operations. Equity-based compensation arrangements to non-employees are recorded at their fair value on the measurement date. The measurement of equity-based compensation to non-employees is subject to periodic adjustment as the underlying equity instruments vest. We estimate the grant-date fair value of our stock option grants using a valuation model known as the Black-Scholes-Merton formula or the “Black-Scholes Model.” The Black-Scholes Model requires the use of several variables to estimate the grant-date fair value of stock options including expected term, expected volatility, expected dividends and risk-free interest rate. We perform analyses to calculate and select the appropriate variable assumptions used in the Black-Scholes Model and to estimate forfeitures of equity-based awards. We are required to adjust our forfeiture estimates on at least an annual basis based on the number of share-based awards that ultimately vest. The selection of assumptions and estimated forfeiture rates is subject to significant judgment and future changes to our assumptions and estimates which may have a material impact on our Consolidated Financial Statements.
Inventories. Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. We consider such factors as the amount of inventory on hand, estimated time required to sell such inventories, remaining shelf-life, and current market conditions to determine whether inventories are stated at the lower of cost and net realizable value. Inventories at our diagnostics segment consist primarily of purchased laboratory supplies, which is used in our testing laboratories. Inventory obsolescence for the years ended December 31, 2017 and 2016 was $5.4 million and $0.0 million, respectively.
Pre-launch inventories. We may accumulate commercial quantities of certain product candidates prior to the date we anticipate that such products will receive final U.S. FDA approval.  The accumulation of such pre-launch inventories involves the risk that such products may not be approved for marketing by the FDA on a timely basis, or ever.  This risk notwithstanding, we may accumulate pre-launch inventories of certain products when such action is appropriate in relation to the commercial value of the product launch opportunity.  In accordance with our policy, this pre-launch inventory is expensed.
Contingent consideration. Each period we revalue the contingent consideration obligations associated with certain prior acquisitions to their fair value and record increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction in contingent consideration expense. Changes in contingent consideration result from changes in the assumptions regarding probabilities of successful achievement of related milestones, the estimated timing in which the milestones are achieved and the discount rate used to estimate the fair value of the liability. Contingent consideration may change significantly as our development programs progress, revenue estimates evolve and additional data is obtained, impacting our assumptions. The assumptions used in estimating fair value require significant judgment. The use of different assumptions and judgments could result in a materially different estimate of fair value which may have a material impact on our results from operations and financial position.

RECENT ACCOUNTING PRONOUNCEMENTS
In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09, as amended and codified into Topic 606, clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, provides more useful information to users of financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. We adopted ASU 2014-09 using the full retrospective approach, and have elected to use the following practical expedients that are permitted under the rules of the adoption, which have been applied consistently to all contracts within all reporting periods presented:

•	For all reporting periods presented before January 1, 2018, we have not restated revenue from contracts that begin and are completed within the same annual reporting period.

•
For all reporting periods presented before January 1, 2018, we have not disclosed the amount of the transaction price allocated to the remaining performance obligations or an explanation of when we expect to recognize that amount as revenue.

•	We have applied the practical expedient provided for by Topic 606 by not adjusting the transaction price for significant financing components for periods less than one year.
As a result of adopting ASU 2014-09 using the full retrospective approach, we revised our comparative financial statements for the prior years as if Topic 606 had been effective for those periods. As a result, the following financial statement line items for 2017, 2016 and 2015 were affected:
Consolidated Statement of Operations

	For the year ended December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$782,710	$889,076	$(106,366)
Revenue from transfer of intellectual property and other	75,537	70,668	4,869
Selling, general and administrative	414,628	520,994	(106,366)
Research and development	126,435	125,186	1,249

	For the year ended December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$928,572	$1,012,129	$(83,557)
Revenue from transfer of intellectual property and other	105,455	126,065	(20,610)
Selling, general and administrative	407,331	490,888	(83,557)
Research and development	113,871	111,205	2,666

	For the year ended December 31, 2015 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$305,301	$329,739	$(24,438)
Revenue from transfer of intellectual property and other	62,070	81,853	(19,783)
Selling, general and administrative	172,138	196,576	(24,438)
Research and development	101,804	99,488	2,316
Consolidated Balance Sheet

	December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Other current assets and prepaid expenses	$42,513	$37,113	$5,400
Accrued expenses	225,796	215,102	10,694
Other long-term liabilities, principally contract liabilities, contingent consideration and line of credit	256,415	219,954	36,461
Accumulated deficit	(1,048,914)	(1,007,159)	(41,755)

	December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Accrued expenses	$174,679	$197,955	$(23,276)
Other long-term liabilities, principally contract liabilities, contingent consideration and line of credit	271,134	202,483	68,651
Accumulated deficit	(775,329)	(729,954)	(45,375)
Consolidated Statement of Cash Flows

	For the year ended December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(305,250)	$(308,870)	$3,620
Other current assets and prepaid expenses	4,771	10,171	(5,400)
Contract liabilities	(58,876)	(60,656)	1,780

	For the year ended December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(48,359)	$(25,083)	$(23,276)
Contract liabilities	(50,893)	(74,169)	23,276

	For the year ended December 31, 2015 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(53,527)	$(31,428)	$(22,099)
Contract liabilities	249,770	227,671	22,099
The most significant change above relates to amounts in our clinical laboratory operations that were historically classified as provision for bad debts, primarily related to patient responsibility, which are considered an element of variable consideration as an implicit price concession in determining revenues under Topic 606. Accordingly, we report uncollectible balances associated with individual patients as a reduction of the transaction price and therefore as a reduction in Revenue from services when historically these amounts were classified as provision for bad debts within Selling, general and administrative expenses.
In addition, under Topic 606, the upfront consideration received for a license and contract services combined performance obligation is recognized as revenue to the extent of costs incurred based on the length of the expected performance period and the subjectivity in estimating progress towards satisfaction of the performance obligation. Under previous accounting, we recognized revenue over the expected performance period. The adoption of Topic 606 resulted in a cumulative revenue reduction of $41.8 million and an increase of our accumulated deficit balance as of December 31, 2017; with a corresponding increase in our contract liabilities. For the years ended December 31, 2017, 2016 and 2015, Revenue from the transfer of intellectual property and other was increased (reduced) by $3.4 million, $(23.3) million and $(22.1) million, respectively, for the change in accounting. For a further discussion of the adoption of Topic 606, refer to Note 14, “Revenue Reognition.”
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes the measurement principle for entities that do not measure inventory using the last-in, first-out (“LIFO”) or retail inventory method from the lower of cost or market to lower of cost and net realizable value. ASU 2015-11 was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2015-11 in the first quarter of 2017 did not have a significant impact on our Consolidated Financial Statements.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position.  The adoption of this ASU simplifies the presentation of deferred income taxes and reduces complexity without decreasing the usefulness of information provided to users of financial statements.  We early adopted the provisions of this ASU prospectively in the fourth quarter of 2015, and did not retrospectively adjust the prior periods.  The adoption of ASU 2015-17 did not have a significant impact on our Consolidated Financial Statements.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10),” which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements, but the primary effect will be the recognition of changes in the fair value of our available for sale investments in net income.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718),” which simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and accounting for forfeitures. ASU 2016-09 was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. We adopted this standard in the first quarter of 2017. As required by ASU 2016-09, excess tax benefits are classified as an operating activity in our Consolidated Statement of Cash Flows and we have applied this provision prospectively. In addition, we have elected to estimate forfeitures over the course of a vesting period, rather than account for forfeitures as they occur. We adjust our forfeiture estimates based on the number of share-based awards that ultimately vest on at least an annual basis. As a result of the adoption of ASU 2016-09 in 2017, we recorded a cumulative-effect adjustment to reduce our deferred tax liabilities and reduce our accumulated deficit by $31.7 million with respect to excess tax benefits recognized in our Consolidated Balance Sheets.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230),” which addresses the classification of eight specific cash flow issues with the objective of reducing the existing diversity in practice. ASU 2016-15 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350),” which simplifies how an entity is required to test for goodwill impairment. ASU 2017-04 will be effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted after January 1, 2017. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.

ITEM 7A.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
In the normal course of doing business, we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates.
Foreign Currency Exchange Rate Risk – We operate globally and, as such, we are subject to foreign exchange risk in our commercial operations as portions of our revenues are exposed to changes in foreign currency exchange rates, primarily the Chilean Peso, the Mexican Peso, the Euro and the New Israeli Shekel.
Although we do not speculate in the foreign exchange market, we may from time to time manage exposures that arise in the normal course of business related to fluctuations in foreign currency exchange rates by entering into offsetting positions through the use of foreign exchange forward contracts. Certain firmly committed transactions may be hedged with foreign exchange forward contracts. As exchange rates change, gains and losses on the exposed transactions are partially offset by gains and losses related to the hedging contracts. Both the exposed transactions and the hedging contracts are translated and fair valued, respectively, at current spot rates, with gains and losses included in earnings.
Our derivative activities, which consist of foreign exchange forward contracts, are initiated to economically hedge forecasted cash flows that are exposed to foreign currency risk. The foreign exchange forward contracts generally require us to exchange local currencies for foreign currencies based on pre-established exchange rates at the contracts’ maturity dates. As exchange rates change, gains and losses on these contracts are generated based on the change in the exchange rates that are recognized in the Consolidated Statements of Operations and offset the impact of the change in exchange rates on the foreign currency cash flows that are hedged. If the counterparties to the exchange contracts do not fulfill their obligations to deliver the contracted currencies, we could be at risk for currency related fluctuations. Our foreign exchange forward contracts primarily hedge exchange rates on the Chilean Peso to the U.S. dollar. If Chilean Pesos were to strengthen or weaken in relation to the U.S. dollar, our loss or gain on hedged foreign currency cash-flows would be offset by the derivative contracts, with a net effect of zero.
We do not engage in trading market risk sensitive instruments or purchasing hedging instruments or “other than trading” instruments that are likely to expose us to significant market risk, whether interest rate, foreign currency exchange, commodity price, or equity price risk.
Interest Rate Risk – Our exposure to interest rate risk relates to our cash and investments and to our borrowings. We maintain an investment portfolio of money market funds and marketable securities. The securities in our investment portfolio are not leveraged, and are, due to their very short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that a change in market interest rates would have a significant negative impact on the value of our investment portfolio except for reduced income in a low interest rate environment.
At December 31, 2017, we had cash and cash equivalents of $91.5 million. The weighted average interest rate related to our cash and cash equivalents for the year ended December 31, 2017 was less than 1%. As of December 31, 2017, the principal outstanding balance under our Credit Agreement with JPMorgan Chase Bank, N.A. and our Chilean and Spanish credit lines was $114.7 million in the aggregate at a weighted average interest rate of approximately 4.2%.
Our $31.9 million aggregate principal amount of our 2033 Senior Notes has a fixed interest rate of 3.0%, and therefore is not subject to fluctuations in market interest rates.
The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we may invest our excess cash in debt instruments of the U.S. Government and its agencies, bank obligations, repurchase agreements and high-quality corporate issuers, and money market funds that invest in such debt instruments, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than three months.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Certified Public Accounting Firm

To the Shareholders and the Board of Directors of OPKO Health, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OPKO Health, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statements schedule included at Item 15(a)(1) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated March 1, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test bases, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Adoption of ASU No. 2014-09

As discussed in Note 1 to the consolidated financial statements, the Company changed its method for recognizing revenue in the accompanying consolidated financial statements for each of the three years in the period ended December 31, 2017 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2007.
Miami, Florida
March 1, 2018, except for Notes 1, 2, 14 and 15, as to which the date is January 28, 2019

Report of Independent Registered Certified Public Accounting Firm

To the Shareholders and the Board of Directors of OPKO Health, Inc. and subsidiaries

Opinion on Internal Control over Financial Reporting

We have audited OPKO Health, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, OPKO Health, Inc. and subsidiaries (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2017 consolidated financial statements of the Company and our report dated March 1, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Miami, Florida
March 1, 2018

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$91,499	$168,733
Accounts receivable, net	165,516	220,284
Inventory, net	49,333	47,228
Other current assets and prepaid expenses	42,513	47,356
Total current assets	348,861	483,601
Property, plant and equipment, net	146,557	122,831
Intangible assets, net	683,835	763,976
In-process research and development	647,347	644,713
Goodwill	717,099	704,603
Investments	40,642	41,139
Other assets	5,615	5,756
Total assets	$2,589,956	$2,766,619
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$74,307	$53,360
Accrued expenses	225,796	174,679
Current portion of lines of credit and notes payable	11,926	11,981
Total current liabilities	312,029	240,020
2033 Senior Notes, net of discount	29,160	43,701
Deferred tax liabilities, net	148,729	165,331
Other long-term liabilities, principally deferred revenue, contingent consideration and lines of credit	256,415	271,134
Total long-term liabilities	434,304	480,166
Total liabilities	746,333	720,186
Equity:
Common Stock - $0.01 par value, 750,000,000 shares authorized; 560,023,745 and 558,576,051 shares issued at December 31, 2017 and 2016, respectively	5,600	5,586
Treasury Stock, at cost - 549,907 and 586,760 shares at December 31, 2017 and 2016, respectively	(1,791)	(1,911)
Additional paid-in capital	2,889,256	2,845,096
Accumulated other comprehensive income (loss)	(528)	(27,009)
Accumulated deficit	(1,048,914)	(775,329)
Total shareholders’ equity	1,843,623	2,046,433
Total liabilities and equity	$2,589,956	$2,766,619

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the years ended December 31,
	2017	2016	2015
Revenues:
Revenue from services	$782,710	$928,572	$305,301
Revenue from products	107,759	83,467	80,146
Revenue from transfer of intellectual property and other	75,537	105,455	62,070
Total revenues	966,006	1,117,494	447,517
Costs and expenses:
Cost of service revenue	558,953	564,103	193,305
Cost of product revenue	61,177	47,379	41,934
Selling, general and administrative	414,628	407,331	172,138
Research and development	126,435	113,871	101,804
Contingent consideration	(3,423)	16,954	5,050
Amortization of intangible assets	84,678	64,407	27,977
Grant repayment	—	—	25,889
Total costs and expenses	1,242,448	1,214,045	568,097
Operating loss	(276,442)	(96,551)	(120,580)
Other income and (expense), net:
Interest income	610	478	255
Interest expense	(6,601)	(7,430)	(8,419)
Fair value changes of derivative instruments, net	52	2,778	(39,083)
Other income (expense), net	10,457	3,903	7,730
Other income and (expense), net	4,518	(271)	(39,517)
Loss before income taxes and investment losses	(271,924)	(96,822)	(160,097)
Income tax benefit (provision)	(18,855)	56,115	113,675
Net loss before investment losses	(290,779)	(40,707)	(46,422)
Loss from investments in investees	(14,471)	(7,652)	(7,105)
Net loss	(305,250)	(48,359)	(53,527)
Less: Net loss attributable to noncontrolling interests	—	—	(1,400)
Net loss attributable to common shareholders	$(305,250)	$(48,359)	$(52,127)
Loss per share:
Loss per share, basic	$(0.55)	$(0.09)	$(0.11)
Loss per share, diluted	$(0.55)	$(0.10)	$(0.11)
Weighted average number of common shares outstanding, basic	559,160,565	550,846,553	488,065,908
Weighted average number of common shares outstanding, diluted	559,160,565	555,605,448	488,065,908

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	For the years ended December 31,
	2017	2016	2015
Net loss	$(305,250)	$(48,359)	$(53,527)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation and other comprehensive income (loss)	22,724	(4,955)	(15,074)
Available for sale investments:
Change in unrealized gain (loss), net of tax	3,790	(3,810)	(2,378)
Less: reclassification adjustments for losses included in net loss, net of tax	(33)	4,293	7,307
Comprehensive loss	(278,769)	(52,831)	(63,672)
Less: Comprehensive loss attributable to noncontrolling interest	—	—	(1,400)
Comprehensive loss attributable to common shareholders	$(278,769)	$(52,831)	$(62,272)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share and per share data)
For the years ended December 31, 2017, 2016, 2015 (continued)

	Common Stock		Treasury		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2014	433,421,677	$4,334	(1,245,367)	$(4,051)	$1,529,096	$(12,392)	$(674,843)	$(6,403)	$835,741
Equity-based compensation expense	—	—	—	—	26,074	—	—	—	26,074
Exercise of Common Stock options and warrants	24,467,806	245	—	—	25,675	—	—	—	25,920
Issuance of Common Stock for EirGen purchase	2,420,487	24	—	—	33,572	—	—	—	33,596
Issuance of Common Stock for BRL purchase	76,566,147	766	—	—	949,244	—	—	—	950,010
Issuance of Common Stock upon exchange of 2033 Senior Notes	8,118,062	81	—	—	120,218	—	—	—	120,299
Issuance of Treasury Stock in connection with OPKO Health Europe’s Contingent Consideration	—	—	125,000	406	1,406	—	—	—	1,812
Issuance of Common Stock for OPKO Renal earnout	1,194,337	12	—	—	20,100	—	—	—	20,112
Net loss attributable to common shareholders	—	—	—	—	—	—	(52,127)	—	(52,127)
Deconsolidation of SciVac	—	—	—	—	—	—	—	6,403	6,403
Other comprehensive loss	—	—	—	—	—	(10,145)	—	—	(10,145)
Balance at December 31, 2015	546,188,516	$5,462	(1,120,367)	$(3,645)	$2,705,385	$(22,537)	$(726,970)	$—	$1,957,695

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share and per share data)
For the years ended December 31, 2017, 2016, 2015 (continued)

	Common Stock		Treasury		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2015	546,188,516	$5,462	(1,120,367)	$(3,645)	$2,705,385	$(22,537)	$(726,970)	$1,957,695
Equity-based compensation expense	—	—	—	—	42,693	—	—	42,693
Exercise of Common Stock options and warrants	3,292,753	33	—	—	8,575	—	—	8,608
Issuance of Common Stock upon exchange of 2033 Senior Notes	51,235	1	—	—	582	—	—	583
Issuance of Treasury Stock in connection with OPKO Health Europe’s Contingent Consideration	—	—	39,145	127	186	—	—	313
Issuance of Treasury Stock for investment in Xenetic	—	—	494,462	1,607	3,249	—	—	4,856
Issuance of Common Stock for OPKO Renal earnout	2,611,648	26	—	—	25,960	—	—	25,986
Issuance of Common Stock for Transition Therapeutics purchase	6,431,899	64	—	—	58,466	—	—	58,530
Net loss attributable to common shareholders	—	—	—	—	—	—	(48,359)	(48,359)
Other comprehensive loss	—	—	—	—	—	(4,472)	—	(4,472)
Balance at December 31, 2016	558,576,051	$5,586	(586,760)	$(1,911)	$2,845,096	$(27,009)	$(775,329)	$2,046,433

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share and per share data)
For the years ended December 31, 2017, 2016, 2015 (continued)

	Common Stock		Treasury		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2016	558,576,051	$5,586	(586,760)	$(1,911)	$2,845,096	$(27,009)	$(775,329)	$2,046,433
Equity-based compensation expense	—	—	—	—	28,307	—	—	28,307
Exercise of Common Stock options and warrants	1,447,694	14	—	—	2,118	—	—	2,132
Reclassification of embedded derivatives to equity	—	—	—	—	13,551	—	—	13,551
Issuance of Treasury Stock in connection with OPKO Health Europe’s Contingent Consideration	—	—	36,853	120	184	—	—	304
Adoption of ASU 2016-09	—	—	—	—	—	—	31,665	31,665
Net loss attributable to common shareholders	—	—	—	—	—	—	(305,250)	(305,250)
Other comprehensive loss	—	—	—	—	—	26,481	—	26,481
Balance at December 31, 2017	560,023,745	$5,600	(549,907)	$(1,791)	$2,889,256	$(528)	$(1,048,914)	$1,843,623

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Table of Contents

OPKO Health, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(305,250)	$(48,359)	$(53,527)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	102,093	96,576	42,248
Non-cash interest	2,575	2,699	2,612
Amortization of deferred financing costs	224	237	1,212
Losses from investments in investees	14,471	7,652	7,105
Equity-based compensation – employees and non-employees	28,307	42,693	26,074
Impairment of intangible assets	13,194	—	—
Revenue from receipt of equity	—	—	(140)
Realized loss (gain) on equity securities and disposal of fixed assets	(8,663)	2,321	7,091
Loss (gain) on conversion of 3.00% convertible senior notes	—	284	(943)
Change in fair value of derivative instruments	(52)	(2,778)	39,083
Change in fair value of contingent consideration	(3,423)	16,954	5,050
Gain on deconsolidation of SciVac	—	—	(15,940)
Deferred income tax provision (benefit)	16,092	(66,300)	(123,536)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	58,011	(25,637)	(4,845)
Inventory, net	(3,539)	(6,607)	(4,953)
Other current assets and prepaid expenses	4,771	17,262	(4,391)
Other assets	(2,372)	(1,899)	(305)
Accounts payable	20,171	(19,819)	(18,122)
Foreign currency measurement	(255)	(376)	979
Deferred revenue	(58,876)	(50,893)	249,770
Accrued expenses and other liabilities	30,441	68,036	9,502
Net cash provided by (used in) operating activities	(92,080)	32,046	164,024
Cash flows from investing activities:
Investments in investees	(9,625)	(14,424)	(4,375)
Proceeds from sale of equity securities	2,211	—	—
Acquisition of businesses, net of cash acquired	—	15,878	(79,000)
Acquisition of intangible assets	—	(5,000)	(5,000)
Purchase of marketable securities	—	(15,644)	—
Maturities of short-term marketable securities	—	15,634	—
Proceeds from the sale of property, plant and equipment	7,271	1,401	—
Capital expenditures	(46,524)	(18,547)	(10,846)
Net cash used in investing activities	(46,667)	(20,702)	(99,221)
Cash flows from financing activities:
Proceeds from the exercise of Common Stock options and warrants	2,132	8,576	25,921
Cash from non-controlling interest	—	—	100
Borrowings on lines of credit	92,421	22,407	261,339
Repayments of lines of credit	(33,510)	(66,178)	(254,355)
Net cash provided by (used in) financing activities	61,043	(35,195)	33,005
Effect of exchange rate changes on cash and cash equivalents	470	(1,014)	(1,117)
Net (decrease) increase in cash and cash equivalents	(77,234)	(24,865)	96,691
Cash and cash equivalents at beginning of period	168,733	193,598	96,907
Cash and cash equivalents at end of period	$91,499	$168,733	$193,598
SUPPLEMENTAL INFORMATION:
Interest paid	$1,313	$2,890	$4,572
Income taxes paid, net of refunds	$5,416	$(27,122)	$4,879
Non-cash financing:
Shares issued upon the conversion of:
2033 Senior Notes	$—	$583	$120,299
Common Stock options and warrants, surrendered in net exercise	$1,546	$350	$14,369
Issuance of capital stock to acquire or contingent consideration settlement:
Transition Therapeutics, Inc.	$—	$58,530	$—
BioReference Laboratories, Inc.	$—	$—	$950,148
EirGen Pharma Limited	$—	$—	$33,569
OPKO Renal	$—	$25,986	$20,113
OPKO Health Europe	$303	$313	$1,813
Issuance of stock for investment in Xenetic	$—	$4,856	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OPKO Health, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 Business and Organization
Revision of previously filed consolidated financial statements. Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the full retrospective transition method.  We have restated our previously reported historical results within these Consolidated Financial Statements to conform with the adoption of the new Revenue Standard and provide disclosures required under Topic 606. See Note 2 for additional information regarding the impact of adoption of the new revenue standard.
We are a diversified healthcare company that seeks to establish industry-leading positions in large and rapidly growing medical markets. Our diagnostics business includes BioReference Laboratories, Inc. (“BioReference”), the nation’s third-largest clinical laboratory with a core genetic testing business and an almost 400-person sales and marketing team to drive growth and leverage new products, including the 4Kscore prostate cancer test and the Claros 1 in-office immunoassay platform (in development). Our pharmaceutical business features Rayaldee, an FDA-approved treatment for secondary hyperparathyroidism (“SHPT”) in adults with stage 3 or 4 chronic kidney disease (“CKD”) and vitamin D insufficiency, and VARUBI™ for chemotherapy-induced nausea and vomiting (oral formulation launched by partner TESARO in November 2015 and IV formulation launched November 2017), OPK88003, a once or twice weekly oxyntomodulin for type 2 diabetes and obesity which is a clinically advanced drug candidate among the new class of GLP-1 glucagon receptor dual agonists (Phase 2b), and OPK88004, a selective androgen receptor modulator being developed for benign prostatic hyperplasia and other urologic and metabolic conditions. Our pharmaceutical business also features hGH-CTP, a once-weekly human growth hormone injection (in Phase 3 and partnered with Pfizer), and a once-daily Factor VIIa drug for hemophilia (Phase 2a). We are incorporated in Delaware and our principal executive offices are located in leased offices in Miami, Florida.
In August 2016, we completed the acquisition of Transition Therapeutics, Inc. (“Transition Therapeutics”), a clinical stage biotechnology company developing OPK88003, a once or twice weekly oxyntomodulin for type 2 diabetes and obesity, and OPK88004, a selective androgen receptor modulator for androgen deficiency indications.  Holders of Transition Therapeutics common stock received 6,431,899 shares of OPKO Common Stock. The transaction was valued at approximately $58.5 million, based on a closing price per share of our Common Stock of $9.10 as reported by NASDAQ on the closing date.
Through BioReference, we provide laboratory testing services, primarily to customers in the larger metropolitan areas across New York, New Jersey, Maryland, Pennsylvania, Delaware, Washington, DC, Florida, California, Texas, Illinois and Massachusetts as well as to customers in a number of other states. We offer a comprehensive test menu of clinical diagnostics for blood, urine, and tissue analysis. This includes hematology, clinical chemistry, immunoassay, infectious diseases, serology, hormones, and toxicology assays, as well as Pap smear, anatomic pathology (biopsies) and other types of tissue analysis. We market our laboratory testing services directly to physicians, geneticists, hospitals, clinics, correctional and other health facilities.
We operate established pharmaceutical platforms in Ireland, Chile, Spain, and Mexico, which are generating revenue and which we expect to facilitate future market entry for our products currently in development. In addition, we have a development and commercial supply pharmaceutical company and a global supply chain operation and holding company in Ireland. We own a specialty active pharmaceutical ingredients (“APIs”) manufacturer in Israel, which we expect will facilitate the development of our pipeline of molecules and compounds for our molecular diagnostic and therapeutic products.
Our research and development activities are primarily performed at facilities in Miramar, FL, Woburn, MA, Waterford, Ireland, Kiryat Gat, Israel, and Barcelona, Spain.

Note 2 Summary of Significant Accounting Policies
Basis of presentation. The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. and with the instructions to Form 10-K and of Regulation S-X.
Principles of consolidation. The accompanying Consolidated Financial Statements include the accounts of OPKO Health, Inc. and of our wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.
Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates.
Cash and cash equivalents. Cash and cash equivalents include short-term, interest-bearing instruments with original maturities of 90 days or less at the date of purchase. We also consider all highly liquid investments with original maturities at the date of purchase of 90 days or less as cash equivalents. These investments include money markets, bank deposits, certificates of deposit and U.S. treasury securities.
Inventories. Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out method. We consider such factors as the amount of inventory on hand, estimated time required to sell such inventories, remaining shelf-life, and current market conditions to determine whether inventories are stated at the lower of cost and net realizable value. Inventories at our diagnostics segment consist primarily of purchased laboratory supplies, which is used in our testing laboratories. Inventory obsolescence for the years ended December 31, 2017 and 2016 was $5.4 million and $0.0 million, respectively.
Pre-launch inventories. We may accumulate commercial quantities of certain product candidates prior to the date we anticipate that such products will receive final U.S. FDA approval.  The accumulation of such pre-launch inventories involves the risk that such products may not be approved for marketing by the FDA on a timely basis, or ever.  This risk notwithstanding, we may accumulate pre-launch inventories of certain products when such action is appropriate in relation to the commercial value of the product launch opportunity.  In accordance with our policy, this pre-launch inventory is expensed.
Goodwill and intangible assets. Goodwill represents the difference between the purchase price and the estimated fair value of the net assets acquired accounted for by the acquisition method of accounting and arose from our acquisitions. Refer to Note 5. Goodwill, in-process research and development (“IPR&D”) and other intangible assets acquired in business combinations, licensing and other transactions at December 31, 2017 and 2016, were $2.0 billion and $2.1 billion, respectively.
Assets acquired and liabilities assumed in business combinations, licensing and other transactions are generally recognized at the date of acquisition at their respective fair values. We determined the fair value of intangible assets, including IPR&D, using the “income method.”
Goodwill is tested at least annually for impairment, or when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that its fair value exceeds the carrying value.
Intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, although IPR&D is required to be tested at least annually until the project is completed or abandoned. Upon obtaining regulatory approval, the IPR&D asset is then accounted for as a finite-lived intangible asset and amortized on a straight-line basis over its estimated useful life. If the project is abandoned, the IPR&D asset is charged to expense.
We recorded an impairment charge of $13.2 million in Amortization of intangible assets in our Consolidated Statement of Operations for the year ended December 31, 2017 to write our intangible asset for VARUBI™ down to its estimated fair value. No intangible asset impairment was recorded for the year ended December 31, 2016.
We reclassified $187.6 million of IPR&D related to Rayaldee from In-process research and development to Intangible assets, net in our Consolidated Balance Sheets upon the FDA’s approval of Rayaldee in June 2016. The assets are being amortized on a straight-line basis over their estimated useful life of approximately 12 years.
We amortize intangible assets with definite lives on a straight-line basis over their estimated useful lives, ranging from 3 to 20 years. We use the straight-line method of amortization as there is no reliably determinable pattern in which the economic benefits of our intangible assets are consumed or otherwise used up. Amortization expense was $84.7 million, $64.4 million and $28.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. Amortization expense from operations for our intangible assets is expected to be $66.9 million, $64.2 million, $58.2 million, $52.2 million and $51.9 million for the years ended December 31, 2018, 2019, 2020, 2021 and 2022, respectively.
Fair value measurements. The carrying amounts of our cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate their fair value due to the short-term maturities of these instruments. Investments that are considered available for sale as of December 31, 2017 and 2016 are carried at fair value. Our debt under the credit agreement with JPMorgan Chase Bank, N.A. approximates fair value due to the variable rate of interest.
In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange. Refer to Note 18.
Contingent consideration. Each period we revalue the contingent consideration obligations associated with certain prior acquisitions to their fair value and record increases in the fair value as contingent consideration expense and decreases in the fair value as a reduction in contingent consideration expense. Changes in contingent consideration result from changes in the assumptions regarding probabilities of successful achievement of related milestones, the estimated timing in which the milestones are achieved and the discount rate used to estimate the fair value of the liability. Contingent consideration may change significantly as our development programs progress, revenue estimates evolve and additional data is obtained, impacting our assumptions. The assumptions used in estimating fair value require significant judgment. The use of different assumptions and judgments could result in a materially different estimate of fair value which may have a material impact on our results from operations and financial position.
Derivative financial instruments. We record derivative financial instruments on our Consolidated Balance Sheet at their fair value and recognize the changes in the fair value in our Consolidated Statement of Operations when they occur, the only exception being derivatives that qualify as hedges. For the derivative instrument to qualify as a hedge, we are required to meet strict hedge effectiveness and contemporaneous documentation requirements at the initiation of the hedge and assess the hedge effectiveness on an ongoing basis over the life of the hedge. At December 31, 2017 and 2016, our foreign currency forward contracts held to economically hedge inventory purchases did not meet the documentation requirements to be designated as hedges. Accordingly, we recognize all changes in the fair values of our derivatives instruments, net, in our Consolidated Statement of Operations. Refer to Note 19.
Property, plant and equipment. Property, plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets and includes amortization expense for assets capitalized under capital leases. The estimated useful lives by asset class are as follows: software - 3 years, machinery, medical and other equipment - 5-8 years, furniture and fixtures - 5-12 years, leasehold improvements - the lesser of their useful life or the lease term, buildings and improvements - 10-40 years, automobiles - 3-5 years. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation expense was $30.6 million, $33.3 million and $14.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. Assets held under capital leases are included within Property, plant and equipment, net in our Consolidated Balance Sheets and are amortized over the shorter of their useful lives or the expected term of their related leases.
Impairment of long-lived assets. Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Income taxes. Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.
On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions, including a reduction of the corporate income tax rate from 35% to 21% effective January 1, 2018, and a one-time mandatory transition tax on accumulated foreign earnings, among others. The Tax Act required us to remeasure our U.S. deferred tax assets and liabilities and recognize the effect in the period of enactment, which resulted in an income tax charge of $31.8 million for the year ended December 31, 2017, with an equal offset to valuation allowance. We are required to recognize the effect of the tax law changes in the period of enactment, such as remeasuring our U.S. deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, our accounting of deferred tax re-measurements, the transition tax, and other items are provisional and may materially change due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.
We anticipate future impacts at a U.S. state and local tax level related to the Tax Act; however, statutory and interpretive guidance is not available from applicable state and local tax authorities to reasonably estimate the impact. Consequently, for those jurisdictions, we have not recorded provisional amounts and have continued to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to Tax Act enactment.
We operate in various countries and tax jurisdictions globally.  For the year ended December 31, 2017, the tax rate differed from the U.S. federal statutory rate of 35% primarily due to the relative mix in earnings and losses in the U.S. versus foreign tax jurisdictions, the establishment of a valuation allowance in the U.S. and operating results in tax jurisdictions which do not result in a tax benefit.
Included in Other long-term liabilities is an accrual of $2.5 million related to uncertain tax positions involving income recognition. We recognize that local tax law is inherently complex and the local taxing authorities may not agree with certain tax positions taken. Consequently, it is reasonably possible that the ultimate resolution of tax matters in any jurisdiction may be significantly more or less than estimated. We evaluated the estimated tax exposure for a range of current likely outcomes to be from $0 to approximately $50.0 million and recorded our accrual to reflect our best expectation of ultimate resolution.
Revenue recognition. We recognize revenue when a customer obtains control of promised goods or services. The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation.
We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. For a complete discussion of accounting for Revenues from services, Revenues from products and Revenue from transfer of intellectual property and other, refer to Note 14.
Concentration of credit risk and allowance for doubtful accounts. Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. Substantially all of our accounts receivable are with either companies in the health care industry or patients. However, credit risk is limited due to the number of our clients as well as their dispersion across many different geographic regions.
While we have receivables due from federal and state governmental agencies, we do not believe that such receivables represent a credit risk since the related healthcare programs are funded by federal and state governments, and payment is primarily dependent upon submitting appropriate documentation. At December 31, 2017 and 2016, receivable balances (net of contractual adjustments) from Medicare and Medicaid in total were 16% and 23%, respectively, of our consolidated Accounts receivable, net.
The portion of our accounts receivable due from individual patients comprises the largest portion of credit risk. At December 31, 2017 and 2016, receivables due from patients represent approximately 3.2% and 4.1%, respectively, of our consolidated Accounts receivable, net.
We assess the collectability of accounts receivable balances by considering factors such as historical collection experience, customer credit worthiness, the age of accounts receivable balances, regulatory changes and current economic conditions and trends that may affect a customer’s ability to pay. Actual results could differ from those estimates. Our reported net income (loss) is directly affected by our estimate of the collectability of accounts receivable. The allowance for doubtful accounts was $1.4 million and $1.7 million at December 31, 2017 and 2016, respectively. The provision for bad debts for the years ended December 31, 2017 and 2016 was $0.9 million and $0.1 million, respectively.

Equity-based compensation. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the Consolidated Statement of Operations over the period during which an employee is required to provide service in exchange for the award. We record excess tax benefits, realized from the exercise of stock options, as cash flows from operations. Equity-based compensation arrangements to non-employees are recorded at their fair value on the measurement date. The measurement of equity-based compensation to non-employees is subject to periodic adjustment as the underlying equity instruments vest. During the years ended December 31, 2017, 2016 and 2015, we recorded $28.3 million, $42.7 million and $26.1 million, respectively, of equity-based compensation expense.
Research and development expenses. Research and development expenses include external and internal expenses, partially offset by third-party grants and fundings arising from collaboration agreements. External expenses include clinical and non-clinical activities performed by contract research organizations, lab services, purchases of drug and diagnostic product materials and manufacturing development costs. Research and development employee-related expenses include salaries, benefits and equity-based compensation expense. Other internal research and development expenses are incurred to support overall research and development activities and include expenses related to general overhead and facilities. We expense these costs in the period in which they are incurred. We estimate our liabilities for research and development expenses in order to match the recognition of expenses to the period in which the actual services are received. As such, accrued liabilities related to third party research and development activities are recognized based upon our estimate of services received and degree of completion of the services in accordance with the specific third party contract.
We record expense for in-process research and development projects acquired in asset acquisitions which have not reached technological feasibility and which have no alternative future use. For in-process research and development projects acquired in business combinations, the in-process research and development project is capitalized and evaluated for impairment until the development process has been completed. Once the development process has been completed the asset will be amortized over its remaining useful life.
Segment reporting. Our chief operating decision-maker (“CODM”) is Phillip Frost, M.D., our Chairman and Chief Executive Officer. Our CODM reviews our operating results and operating plans and makes resource allocation decisions on a Company-wide or aggregate basis. We manage our operations in two reportable segments, pharmaceutical and diagnostics. The pharmaceutical segment consists of our pharmaceutical operations we acquired in Chile, Mexico, Ireland, Israel and Spain and our pharmaceutical research and development. The diagnostics segment primarily consists of clinical laboratory operations we acquired through the acquisition of BioReference and point-of-care operations. There are no significant inter-segment sales. We evaluate the performance of each segment based on operating profit or loss. There is no inter-segment allocation of interest expense and income taxes. Refer to Note 17.
Shipping and handling costs. We do not charge customers for shipping and handling costs. Shipping and handling costs are classified as Cost of revenues in the Consolidated Statement of Operations.
Foreign currency translation. The financial statements of certain of our foreign operations are measured using the local currency as the functional currency. The local currency assets and liabilities are generally translated at the rate of exchange to the United States (“U.S.”) dollar on the balance sheet date and the local currency revenues and expenses are translated at average rates of exchange to the U.S. dollar during the reporting periods. Foreign currency transaction gains (losses) have been reflected as a component of Other income (expense), net within the Consolidated Statement of Operations and foreign currency translation gains (losses) have been included as a component of the Consolidated Statement of Comprehensive Loss. During the years ended December 31, 2017, 2016 and 2015, we recorded $1.4 million, $0.8 million and $(2.4) million, respectively of transaction gains (losses).
Variable interest entities. The consolidation of a variable interest entity (“VIE”) is required when an enterprise has a controlling financial interest. A controlling financial interest in a VIE will have both of the following characteristics: (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE. Refer to Note 4.
Investments. We have made strategic investments in development stage and emerging companies. We record these investments as equity method investments or investments available for sale based on our percentage of ownership and whether we have significant influence over the operations of the investees. Investments for which it is not practical to estimate fair value and which we do not have significant influence are accounted for as cost method investments. For investments classified under the equity method of accounting, we record our proportionate share of their losses in Losses from investments in investees in our Consolidated Statement of Operations. Refer to Note 4. For investments classified as available for sale, we record changes in their fair value as unrealized gain or loss in Other comprehensive income (loss) based on their closing price per share at the end of each reporting period. Refer to Note 4.

Recent accounting pronouncements. In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09, as amended and codified into Topic 606, clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP that removes inconsistencies and weaknesses in revenue requirements, provides a more robust framework for addressing revenue issues, improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, provides more useful information to users of financial statements through improved disclosure requirements and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. We adopted ASU 2014-09 using the full retrospective approach, and have elected to use the following practical expedients that are permitted under the rules of the adoption, which have been applied consistently to all contracts within all reporting periods presented:

•	For all reporting periods presented before January 1, 2018, we have not restated revenue from contracts that begin and are completed within the same annual reporting period.

•
For all reporting periods presented before January 1, 2018, we have not disclosed the amount of the transaction price allocated to the remaining performance obligations or an explanation of when we expect to recognize that amount as revenue.

•	We have applied the practical expedient provided for by Topic 606 by not adjusting the transaction price for significant financing components for periods less than one year.
As a result of adopting Topic 606 using the full retrospective approach, we revised our comparative financial statements for the prior years as if Topic 606 had been effective for those periods. As a result, the following financial statement line items for 2017, 2016 and 2015 were affected:
Consolidated Statement of Operations

	For the year ended December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$782,710	$889,076	$(106,366)
Revenue from transfer of intellectual property and other	75,537	70,668	4,869
Selling, general and administrative	414,628	520,994	(106,366)
Research and development	126,435	125,186	1,249

	For the year ended December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$928,572	$1,012,129	$(83,557)
Revenue from transfer of intellectual property and other	105,455	126,065	(20,610)
Selling, general and administrative	407,331	490,888	(83,557)
Research and development	113,871	111,205	2,666

	For the year ended December 31, 2015 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Revenue from services	$305,301	$329,739	$(24,438)
Revenue from transfer of intellectual property and other	62,070	81,853	(19,783)
Selling, general and administrative	172,138	196,576	(24,438)
Research and development	101,804	99,488	2,316
Consolidated Balance Sheet

	December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Other current assets and prepaid expenses	$42,513	$37,113	$5,400
Accrued expenses	225,796	215,102	10,694
Other long-term liabilities, principally contract liabilities, contingent consideration and line of credit	256,415	219,954	36,461
Accumulated deficit	(1,048,914)	(1,007,159)	(41,755)

	December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Accrued expenses	$174,679	$197,955	$(23,276)
Other long-term liabilities, principally contract liabilities, contingent consideration and line of credit	271,134	202,483	68,651
Accumulated deficit	(775,329)	(729,954)	(45,375)
Consolidated Statement of Cash Flows

	For the year ended December 31, 2017 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(305,250)	$(308,870)	$3,620
Other current assets and prepaid expenses	4,771	10,171	(5,400)
Contract liabilities	(58,876)	(60,656)	1,780

	For the year ended December 31, 2016 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(48,359)	$(25,083)	$(23,276)
Contract liabilities	(50,893)	(74,169)	23,276

	For the year ended December 31, 2015 (in thousands)
	As adjusted under Topic 606	As originally reported	Effect of change
Net loss	$(53,527)	$(31,428)	$(22,099)
Contract liabilities	249,770	227,671	22,099
The most significant change above relates to amounts in our clinical laboratory operations that were historically classified as provision for bad debts, primarily related to patient responsibility, which are considered an element of variable consideration as an implicit price concession in determining revenues under Topic 606. Accordingly, we report uncollectible balances associated with individual patients as a reduction of the transaction price and therefore as a reduction in Revenue from services when historically these amounts were classified as provision for bad debts within Selling, general and administrative expenses.
In addition, under Topic 606, the upfront consideration received for a license and contract services combined performance obligation is recognized as revenue to the extent of costs incurred based on the length of the expected performance period and the subjectivity in estimating progress towards satisfaction of the performance obligation. Under previous accounting, we recognized revenue over the expected performance period. The adoption of Topic 606 resulted in a cumulative revenue reduction of $41.8 million and an increase of our accumulated deficit balance as of December 31, 2017; with a corresponding increase in our contract liabilities. For the years ended December 31, 2017, 2016 and 2015, Revenue from the transfer of intellectual property and other was increased (reduced) by $3.4 million, $(23.3) million and $(22.1) million, respectively, for the change in accounting. For a further discussion of the adoption of Topic 606, refer to Note 14.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes the measurement principle for entities that do not measure inventory using the last-in, first-out (“LIFO”) or retail inventory method from the lower of cost or market to lower of cost and net realizable value. ASU 2015-11 was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2015-11 in the first quarter of 2017 did not have a significant impact on our Consolidated Financial Statements.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position.  The adoption of this ASU simplifies the presentation of deferred income taxes and reduces complexity without decreasing the usefulness of information provided to users of financial statements.  We early adopted the provisions of this ASU prospectively in the fourth quarter of 2015, and did not retrospectively adjust the prior periods.  The adoption of ASU 2015-17 did not have a significant impact on our Consolidated Financial Statements.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10),” which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The ASU requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements, but the primary effect will be the recognition of changes in the fair value of our available for sale investments in net income.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718),” which simplifies several aspects of the accounting for share-based payment award transactions, including the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and accounting for forfeitures. ASU 2016-09 was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. We adopted this standard in the first quarter of 2017. As required by ASU 2016-09, excess tax benefits are classified as an operating activity in our Consolidated Statement of Cash Flows and we have applied this provision prospectively. In addition, we have elected to estimate forfeitures over the course of a vesting period, rather than account for forfeitures as they occur. We adjust our forfeiture estimates based on the number of share-based awards that ultimately vest on at least an annual basis. As a result of the adoption of ASU 2016-09 in 2017, we recorded a cumulative-effect adjustment to reduce our deferred tax liabilities and reduce our accumulated deficit by $31.7 million with respect to excess tax benefits recognized in our Consolidated Balance Sheets.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230),” which addresses the classification of eight specific cash flow issues with the objective of reducing the existing diversity in practice. ASU 2016-15 will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350),” which simplifies how an entity is required to test for goodwill impairment. ASU 2017-04 will be effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted after January 1, 2017. We are currently evaluating the impact of this new guidance on our Consolidated Financial Statements.

Note 3 Loss Per Share
Basic loss per share is computed by dividing our net loss by the weighted average number of shares outstanding during the period. For diluted earnings per share, the dilutive impact of stock options, warrants and, for the years ended December 31, 2016 and 2015, conversion options of the 2033 Senior Notes is determined by applying the “treasury stock” method. For the year ended December 31, 2017, the 2033 Senior Notes have been considered using the “if converted” method. In the periods in which their effect would be antidilutive, no effect has been given to outstanding options, warrants or the potentially dilutive shares issuable pursuant to the 2033 Senior Notes (defined in Note 6) in the dilutive computation. The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the years ended December 31,
(In thousands, except per share data)	2017	2016	2015
Numerator
Net loss, basic	$(305,250)	$(48,359)	$(52,127)
Add: Interest on 2033 Senior Notes	—	2,451	—
Change in FV of embedded derivative income	—	(7,001)	—
Net loss, diluted	$(305,250)	$(52,909)	$(52,127)

Denominator
(Shares in thousands)
Weighted average common shares outstanding, basic	559,161	550,847	488,066
Effect of dilutive securities:
2033 Senior Notes	—	4,758	—
Dilutive potential shares	—	4,758	—
Weighted average common shares outstanding, diluted	559,161	555,605	488,066

Loss per share, basic	$(0.55)	$(0.09)	$(0.11)
Loss per share, diluted	$(0.55)	$(0.10)	$(0.11)
A total of 6,255,624, 4,736,104 and 14,269,717 potential shares of Common Stock have been excluded from the calculation of diluted net loss per share for the years ended December 31, 2017, 2016 and 2015, respectively, because their inclusion would be antidilutive.
During the year ended December 31, 2017, 1,720,649 Common Stock options and Common Stock warrants to purchase shares of our Common Stock were exercised, resulting in the issuance of 1,447,792 shares of Common Stock. Of the 1,720,649 Common Stock options and Common Stock warrants exercised, 272,857 shares of Common Stock were surrendered in lieu of a cash payment via the net exercise feature of the agreements.
During the year ended December 31, 2016, 3,420,697 Common Stock options and Common Stock warrants to purchase shares of our Common Stock were exercised, resulting in the issuance of 3,292,753 shares of Common Stock. Of the 3,420,697 Common Stock options and Common Stock warrants exercised, 127,944 shares of Common Stock were surrendered in lieu of a cash payment via the net exercise feature of the agreements.
During the year ended December 31, 2015, 25,686,153 Common Stock options and Common Stock warrants to purchase shares of our Common Stock were exercised, resulting in the issuance of 24,466,106 shares of Common Stock. Of the 25,686,153 Common Stock options and Common Stock warrants exercised, 1,220,047 shares of Common Stock were surrendered in lieu of a cash payment via the net exercise feature of the agreements.

Note 4 Acquisitions, Investments and Licenses
Transition Therapeutics acquisition
In August 2016, we completed the acquisition of Transition Therapeutics, a clinical stage biotechnology company. Holders of Transition Therapeutics common stock received 6,431,899 shares of OPKO Common Stock. The transaction was valued at approximately $58.5 million, based on a closing price per share of our Common Stock of $9.10 as reported by NASDAQ on the closing date.
The following table summarizes the final purchase price allocation and the fair value of the net assets acquired and liabilities assumed at the date of acquisition:

(In thousands)	Transition Therapeutics
Current assets
Cash and cash equivalents	$15,878
IPR&D assets	41,000
Goodwill	3,453
Other assets	634
Accounts payable and other liabilities	(1,035)
Deferred tax liability	(1,400)
Total purchase price	$58,530
Goodwill from the acquisition of Transition Therapeutics principally relates to intangible assets that do not qualify for separate recognition (for instance, Transition Therapeutics’ assembled workforce) and the deferred tax liability generated as a result of the transaction. Goodwill is not tax deductible for income tax purposes and was assigned to the pharmaceutical reporting segment.
Our IPR&D assets will not be amortized until the underlying development programs are completed. Upon obtaining regulatory approval, the IPR&D assets are then accounted for as finite-lived intangible assets and amortized on a straight-line basis over its estimated useful life.
Investments
The following table reflects the accounting method, carrying value and underlying equity in net assets of our unconsolidated investments as of December 31, 2017:

(in thousands)
Investment type	Investment Carrying Value	Underlying Equity in Net Assets
Equity method investments	$23,338	$18,210
Variable interest entity, equity method	402	—
Available for sale investments	12,461
Cost method investment	1,108
Warrants and options	3,333
Total carrying value of investments	$40,642
Equity method investments
Our equity method investments consist of investments in Pharmsynthez (ownership 9%), Cocrystal Pharma, Inc. (“COCP”) (9%), Non-Invasive Monitoring Systems, Inc. (“NIMS”) (1%), Neovasc Inc. (5%), VBI Vaccines Inc. (“VBI”) (10%), InCellDx, Inc. (29%), BioCardia, Inc. (“BioCardia”) (5%), and Xenetic Biosciences, Inc. (“Xenetic”) (4%). The total assets, liabilities, and net losses of our equity method investees as of and for the year ended December 31, 2017 were $396.3 million, $201.8 million, and $130.9 million, respectively. We have determined that we and/or our related parties can significantly influence the success of our equity method investments through our board representation and/or voting power. Accordingly, we account for our investment in these entities under the equity method and record our proportionate share of their losses in Loss from investments in investees in our Consolidated Statement of Operations. The aggregate value of our equity method investments based on the quoted market price of their common stock and the number of shares held by us as of December 31, 2017 is $54.8 million.
Available for sale investments
Our available for sale investments consist of investments in RXi Pharmaceuticals Corporation (“RXi”) (ownership 2%), ChromaDex Corporation (1%), MabVax Therapeutics Holdings, Inc. (“MabVax”) (2%) and Eloxx Pharmaceuticals, Inc. (5%). We have determined that our ownership, along with that of our related parties, does not provide us with significant influence over the operations of our available for sale investments. Accordingly, we account for our investment in these entities as available for sale, and we record changes in these investments as an unrealized gain or loss in Other comprehensive income (loss) each reporting period.
Based on our evaluation of the value of our investment in Xenetic, including Xenetic’s decreasing stock price during the year ended December 31, 2017, we determined that the decline in fair value of our Xenetic common shares was other-than-temporary and recorded an impairment charge of $0.6 million in Other income (expense), net in our Consolidated Statement of Operations for the year ended December 31, 2017 to write our investment in Xenetic down to its fair value as of December 31, 2017.
Based on our evaluation of the value of our investments in Xenetic, RXi and ARNO, including their decreasing stock price during the year ended December 31, 2016, we determined that the decline in fair value of our common shares in Xenetic, RXi and ARNO was other-than-temporary and recorded an impairment charge of $4.8 million in Other income (expense), net in our Consolidated Statement of Operations for the year ended December 31, 2016 to write our investments in Xenetic, RXi and ARNO down to their respective fair values as of December 31, 2016.
In December 2017, Eloxx Pharmaceuticals Ltd. and Sevion Therapeutics, Inc. completed their acquisition transaction. The company will be known as Eloxx Pharmaceuticals, Inc. (“Eloxx”) following completion of the transaction. We recorded a $2.5 million gain in connection with the acquisition transaction in Other income (expense), net in our Consolidated Statement of Operations for the year ended December 31, 2017. We account for our investment in Eloxx as an available for sale investment.
Sales of investments
Gains included in earnings from sale of our investments for the year ended December 31, 2017, were $1.5 million and were recorded in Other income (expense), net in our Consolidated Statement of Operations. No gains (losses) were recognized during the years ended December 31, 2016 and 2015. The cost of securities sold is based on the specific identification method.
Warrants and options
In addition to our equity method investments and available for sale investments, we hold options to purchase 0.4 million additional shares of BioCardia, 0.1 million of which are vested as of December 31, 2017, and 1.0 million, 0.7 million, 0.5 million, 0.2 million and 4.9 million of warrants to purchase additional shares of COCP, InCellDx, Inc., Xenetic, RXi and Neovasc, respectively. We recorded the changes in the fair value of the options and warrants in Fair value changes of derivative instruments, net in our Consolidated Statement of Operations. We also recorded the fair value of the options and warrants in Investments, net in our Consolidated Balance Sheet. See further discussion of the Company’s options and warrants in Note 18 and Note 19.
Investments in variable interest entities
We have determined that we hold variable interests in Zebra Biologics, Inc. (“Zebra”). We made this determination as a result of our assessment that Zebra does not have sufficient resources to carry out its principal activities without additional financial support.
We own 1,260,000 shares of Zebra Series A-2 Preferred Stock and 900,000 shares of Zebra restricted common stock (ownership 29% at December 31, 2017). Zebra is a privately held biotechnology company focused on the discovery and development of biosuperior antibody therapeutics and complex drugs. Dr. Richard Lerner, M.D., a member of our Board of Directors, is a founder of Zebra and, along with Dr. Frost, serves as a member of Zebra’s Board of Directors.
In order to determine the primary beneficiary of Zebra, we evaluated our investment and our related parties’ investment, as well as our investment combined with the related party group’s investment to identify if we had the power to direct the activities that most significantly impact the economic performance of Zebra. Based on the capital structure, governing documents and overall business operations of Zebra, we determined that, while a VIE, we do not have the power to direct the activities that most significantly impact Zebra’s economic performance and have no obligation to fund expected losses. We did determine, however, that we can significantly influence the success of Zebra through our board representation and voting power. Therefore, we have the ability to exercise significant influence over Zebra’s operations and account for our investment in Zebra under the equity method.
Investment in SciVac
In June 2012, we acquired a 50% stock ownership in SciVac from FDS Pharma LLP (“FDS”). SciVac was a privately-held Israeli company that produced a third-generation hepatitis B-vaccine. From November 2012 through June 2015, we loaned to SciVac a combined $7.9 million for working capital purposes. We determined that we held variable interests in SciVac based on our assessment that SciVac did not have sufficient resources to carry out its principal activities without financial support. We had also determined we were the primary beneficiary of SciVac through our representation on SciVac’s board of directors. As a result of this conclusion, we consolidated the results of operations and financial position of SciVac through June 2015 and recorded a reduction of equity for the portion of SciVac we do not own.
On July 9, 2015, SciVac Therapeutics Inc., formerly Levon Resources Ltd. (“STI”) completed a reverse takeover transaction (the “Arrangement”) pursuant to which STI acquired all of the issued and outstanding securities of SciVac. As a result of this transaction, OPKO’s ownership in STI decreased to 24.5%.
Upon completion of the Arrangement, we determined that STI was not a VIE. We also determined that we do not have the power to direct the activities that most significantly impact the economic performance of STI that would require us to consolidate STI. We recorded a $15.9 million gain on the deconsolidation of SciVac in Other income (expense), net in our Consolidated Statement of Operations for the year ended December 31, 2015. The recognized gain was primarily due to the fair value of the retained interest in STI based on Levon’s cash contribution of approximately $21.2 million under the Arrangement.
Following the deconsolidation, we account for our investment in STI under the equity method as we have determined that we and/or our related parties can significantly influence STI through our voting power and board representation. STI is considered a related party as a result of our board representation in STI and executive management’s ownership interests in STI.
In May 2016, STI completed a merger transaction pursuant to which a wholly-owned subsidiary of STI merged with and into VBI Vaccines Inc. with VBI Vaccines Inc. surviving the merger as a wholly-owned subsidiary of STI, and STI changed its name to VBI Vaccines Inc. (“VBI”) . We recorded a $2.5 million gain in connection with the merger transaction in Other income (expense), net in our Consolidated Statement of Operations for the year ended December 31, 2016. In June 2016, we invested an additional $5.7 million in VBI for 1,362,370 shares of its common stock.
We account for our investment in VBI under the equity method as we have determined that we can significantly influence VBI through our board representation.
Other
We recorded $8.8 million of expense in Selling, general and administrative expenses in our Consolidated Statement of Operations for the year ended December 31, 2017 to write certain Other current assets from our investees down to their estimated fair value.

Note 5 Composition of Certain Financial Statement Captions

	For the years ended December 31,
(In thousands)	2017	2016
Accounts receivable, net
Accounts receivable	$166,962	$221,955
Less: allowance for doubtful accounts	(1,446)	(1,671)
	$165,516	$220,284
Inventories, net
Consumable supplies	$21,546	$23,448
Finished products	21,012	16,143
Work in-process	5,873	3,896
Raw materials	7,467	4,686
Less: inventory reserve	(6,565)	(945)
	$49,333	$47,228
Other current assets and prepaid expenses
Other receivables	$3,398	$13,021
Taxes recoverable	18,138	16,187
Prepaid supplies	8,207	6,952
Prepaid insurance	3,532	3,688
Other	9,238	7,508
	$42,513	$47,356
Property, plant and equipment, net:
Machinery, medical and other equipment	$112,961	$100,100
Leasehold improvements	34,121	30,122
Furniture and fixtures	11,540	11,247
Automobiles and aircraft	11,137	13,342
Software	12,469	10,990
Building	8,227	5,696
Land	2,552	2,264
Construction in process	39,397	5,848
Less: accumulated depreciation	(85,847)	(56,778)
	$146,557	$122,831
Intangible assets, net:
Customer relationships	$448,345	$443,560
Technologies	340,921	340,397
Trade names	50,553	50,442
Covenants not to compete	16,372	16,348
Licenses	10,305	23,506
Product registrations	10,475	7,641
Other	5,799	5,289
Less: accumulated amortization	(198,935)	(123,207)
	$683,835	$763,976
Accrued expenses:
Contract liabilities	$56,883	$50,158
Employee benefits	50,377	43,792
Taxes payable	4,609	4,430
Contingent consideration	11,750	259

	For the years ended December 31,
(In thousands)	2017	2016
Clinical trials	12,191	5,935
Capital leases short-term	3,399	3,025
Milestone payment	4,868	4,865
Professional fees	2,355	4,035
Other	79,364	58,180
	$225,796	$174,679

Other long-term liabilities:
Contract liabilities	$95,450	$157,667
Line of credit	104,152	38,809
Contingent consideration	29,603	44,817
Capital leases long-term	7,786	7,216
Mortgages and other debts payable	1,567	717
Other	17,857	21,908
	$256,415	$271,134
The following table summarizes the fair values assigned to our major intangible asset classes upon each acquisition:

(In thousands)	Technologies	In-process research and development	Customer relationships	Product registrations	Covenants not to compete	Trade names	Other	Total identified intangible assets	Goodwill
BioReference	$100,600	$—	$389,800	$—	$7,750	$47,100	$—	$545,250	$401,821
CURNA	—	10,000	—	—	—	—	290	10,290	4,827
EirGen	—	560	34,155	—	—	—	3,919	38,634	83,373
FineTech	2,700	—	14,200	—	1,500	400	—	18,800	11,623
OPKO Biologics	—	590,200	—	—	—	—	—	590,200	139,784
OPKO Chile	—	—	3,945	5,829	—	1,032	—	10,806	5,441
OPKO Diagnostics	44,400	—	—	—	—	—	—	44,400	17,977
OPKO Health Europe	3,017	1,459	436	2,930	187	349	—	8,378	8,062
OPKO Lab	1,370	—	3,860	—	6,900	1,830	70	14,030	29,629
OPKO Renal	—	191,530	—	—	—	—	210	191,740	2,411
Transition Therapeutics	—	41,000	—	—	—	—	—	41,000	3,453
Weighted average amortization period	8-12 years	Indefinite	6-20 years	9 years	5 years	4-5 years	3-10 years		Indefinite
All of the intangible assets and goodwill acquired relate to our acquisitions of principally OPKO Renal, OPKO Biologics, EirGen and BioReference. We do not anticipate capitalizing the cost of product registration renewals, rather we expect to expense these costs, as incurred. Our goodwill is not tax deductible for income tax purposes in any jurisdiction we operate in.
The changes in value of the intangible assets and goodwill during 2017 are primarily due to foreign currency fluctuations between the Chilean Peso, the Euro and the Shekel against the U.S. dollar. For the year ended December 31, 2016, we reclassified $187.6 million of IPR&D related to Rayaldee from In-process research and development to Intangible assets, net in our Consolidated Balance Sheet upon the FDA’s approval of Rayaldee in June 2016. In addition, we made certain purchase price allocation adjustments related to the BioReference acquisition during the year ended December 31, 2016.
The following table reflects the changes in the allowance for doubtful accounts, provision for inventory reserve and tax valuation allowance accounts:

(In thousands)	Beginning balance	Charged to expense	Written-off	Charged to other	Ending balance
2017
Allowance for doubtful accounts	$(1,671)	(891)	1,063	53	$(1,446)
Inventory reserve	$(945)	(5,390)	(230)	—	$(6,565)
Tax valuation allowance	$(55,415)	(82,358)	—	(4,289)	$(142,062)
2016
Allowance for doubtful accounts	$(1,946)	(932)	1,110	97	$(1,671)
Inventory reserve	$(1,051)	(20)	296	(170)	$(945)
Tax valuation allowance	$(42,147)	7,726	—	(20,994)	$(55,415)
The following table summarizes the changes in Goodwill during the years ended December 31, 2017 and 2016.

	2017				2016
(In thousands)	Balance at January 1	Purchase Accounting Adj	Foreign exchange and other	Balance at December 31st	Balance at January 1	Purchase accounting adjustments	Foreign exchange	Balance at December 31
Pharmaceuticals
CURNA	$4,827		$—	$4,827	$4,827	$—	$—	$4,827
EirGen	78,358		10,868	89,226	81,139	—	(2,781)	78,358
FineTech	11,698		—	11,698	11,698	—	—	11,698
OPKO Biologics	139,784		—	139,784	139,784	—	—	139,784
OPKO Chile	4,785		418	5,203	4,517	—	268	4,785
OPKO Health Europe	6,936		962	7,898	7,191	—	(255)	6,936
OPKO Renal	2,069		—	2,069	2,069	—	—	2,069
Transition Therapeutics	3,360		248	3,608	—	3,453	(93)	3,360

Diagnostics
BioReference	401,821		—	401,821	441,158	(39,337)	—	401,821
OPKO Diagnostics	17,977		—	17,977	17,977	—	—	17,977
OPKO Lab	32,988		—	32,988	32,988	—	—	32,988
	$704,603	$—	$12,496	$717,099	$743,348	$(35,884)	$(2,861)	$704,603

Note 6 Debt
In January 2013, we entered into note purchase agreements (the “2033 Senior Notes”) with qualified institutional buyers and accredited investors (collectively, the “Purchasers”) in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The 2033 Senior Notes were issued on January 30, 2013. The 2033 Senior Notes, which totaled $175.0 million in original principal amount, bear interest at the rate of 3.0% per year, payable semiannually on February 1 and August 1 of each year. The 2033 Senior Notes will mature on February 1, 2033, unless earlier repurchased, redeemed or converted. Upon a fundamental change as defined in the Indenture, dated as of January 30, 2013, by and between the Company and Wells Fargo Bank N.A., as trustee, governing the 2033 Senior Notes (the “Indenture”), subject to certain exceptions, the holders may require us to repurchase all or any portion of their 2033 Senior Notes for cash at a repurchase price equal to 100% of the principal amount of the 2033 Senior Notes being repurchased, plus any accrued and unpaid interest to but not including the fundamental change repurchase date.
The following table sets forth information related to the 2033 Senior Notes which is included in our Consolidated Balance Sheet as of December 31, 2017:

(In thousands)	Embedded conversion option	2033 Senior Notes	Discount	Debt Issuance Cost	Total
Balance at December 31, 2016	$16,736	$31,850	$(4,612)	$(273)	$43,701
Amortization of debt discount and debt issuance costs	—	—	2,047	148	2,195
Change in fair value of embedded derivative	(3,185)	—	—	—	(3,185)
Reclassification of embedded derivatives to equity	(13,551)	—	—	—	(13,551)
Balance at December 31, 2017	$—	$31,850	$(2,565)	$(125)	$29,160
The following table sets forth information related to the 2033 Senior Notes which is included in our Consolidated Balance Sheet as of December 31, 2016:

(In thousands)	Embedded conversion option	2033 Senior Notes	Discount	Debt Issuance Cost	Total
Balance at December 31, 2015	$23,737	$32,200	$(6,525)	$(426)	$48,986
Amortization of debt discount and debt issuance costs	—	—	1,913	153	2,066
Change in fair value of embedded derivative	(7,001)	—	—	—	(7,001)
Conversion	—	(350)	—	—	(350)
Balance at December 31, 2016	$16,736	$31,850	$(4,612)	$(273)	$43,701
The 2033 Senior Notes will be convertible at any time on or after November 1, 2032, through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their 2033 Senior Notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032, under the following circumstances: (1) conversion based upon satisfaction of the trading price condition relating to the 2033 Senior Notes; (2) conversion based on the Common Stock price; (3) conversion based upon the occurrence of specified corporate events; or (4) if we call the 2033 Senior Notes for redemption. The 2033 Senior Notes will be convertible into cash, shares of our Common Stock, or a combination of cash and shares of Common Stock, at our election unless we have made an irrevocable election of net share settlement. The initial conversion rate for the 2033 Senior Notes will be 141.48 shares of Common Stock per $1,000 principal amount of 2033 Senior Notes (equivalent to an initial conversion price of approximately $7.07 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their 2033 Senior Notes in connection with a make-whole fundamental change (as defined in the Indenture) and holders who convert upon the occurrence of certain specific events prior to February 1, 2017 (other than in connection with a make-whole fundamental change). Holders of the 2033 Senior Notes may require us to repurchase the 2033 Senior Notes for 100% of their principal amount, plus accrued and unpaid interest, on February 1, 2019, February 1, 2023 and February 1, 2028, or following the occurrence of a fundamental change as defined in the indenture governing the 2033 Senior Notes.
On or after February 1, 2017 and before February 1, 2019, we may redeem for cash any or all of the 2033 Senior Notes but only if the last reported sale price of our Common Stock exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver the redemption notice. The redemption price will equal 100% of the principal amount of the 2033 Senior Notes to be redeemed, plus any accrued and unpaid interest to but not including the redemption date. On or after February 1, 2019, we may redeem for cash any or all of the 2033 Senior Notes at a redemption price of 100% of the principal amount of the 2033 Senior Notes to be redeemed, plus any accrued and unpaid interest up to but not including the redemption date.
The terms of the 2033 Senior Notes, include, among others: (i) rights to convert into shares of our Common Stock, including upon a fundamental change; and (ii) a coupon make-whole payment in the event of a conversion by the holders of the 2033 Senior Notes on or after February 1, 2017 but prior to February 1, 2019. We determined that these specific terms were considered to be embedded derivatives. Embedded derivatives are required to be separated from the host contract, the 2033 Senior Notes, and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. We concluded that the embedded derivatives within the 2033 Senior Notes meet these criteria for periods prior to February 1, 2017 and, as such, were valued separate and apart from the 2033 Senior Notes and recorded at fair value each reporting period.
For accounting and financial reporting purposes, prior to 2017 we combined these embedded derivatives and valued them together as one unit of accounting.
On February 1, 2017, certain terms of the embedded derivatives expired pursuant to the original agreement and we determined that the embedded derivatives no longer met the criteria to be separated from the host contract and, as a result, the embedded derivatives are no longer required to be valued separate and apart from the 2033 Senior Notes and are not required to be measured at fair value subsequent to February 1, 2017.
The change in derivative income for the period from January 1, 2017 to February 1, 2017 related to the embedded derivatives was $3.2 million and the fair value at that date was $13.6 million. As the embedded derivatives are no longer required to be accounted for separately each period, the embedded derivative fair value of $13.6 million as of February 1, 2017 was reclassified to additional paid in capital.
From 2013 to 2016, holders of the 2033 Senior Notes converted 143.2 million in aggregate principal amount into an aggregate of 21,539,873 shares of the Company’s Common Stock.
On April 1, 2015, we initially announced that our 2033 Senior Notes were convertible through June 2015 by holders of such notes. This conversion right was triggered because the closing price per share of our Common Stock exceeded $9.19, or 130% of the initial conversion price of $7.07, for at least 20 of 30 consecutive trading days during the applicable measurement period. We have elected to satisfy our conversion obligation under the 2033 Senior Notes in shares of our Common Stock. Our 2033 Senior Notes continued to be convertible by holders of such notes for the remainder of 2015, 2016 and the first quarter of 2017. They may become convertible again if one or more of the conversion conditions specified in the Indenture is satisfied during future measurement periods. Pursuant to the Indenture, a holder who elects to convert the 2033 Senior Notes will receive 141.4827 shares of our Common Stock plus such number of additional shares as is applicable on the conversion date per $1,000 principal amount of 2033 Senior Notes based on the early conversion provisions in the Indenture.
Through February 1, 2017, we used a binomial lattice model in order to estimate the fair value of the embedded derivative in the 2033 Senior Notes. A binomial lattice model generates two probable outcomes — one up and another down —arising at each point in time, starting from the date of valuation until the maturity date. A lattice model was initially used to determine if the 2033 Senior Notes would be converted, called or held at each decision point. Within the lattice model, the following assumptions are made: (i) the 2033 Senior Notes will be converted early if the conversion value is greater than the holding value; or (ii) the 2033 Senior Notes will be called if the holding value is greater than both (a) the redemption price (as defined in the Indenture) and (b) the conversion value plus the coupon make-whole payment at the time. If the 2033 Senior Notes are called, then the holders will maximize their value by finding the optimal decision between (1) redeeming at the redemption price and (2) converting the 2033 Senior Notes.
Using this lattice model, we valued the embedded derivatives using the “with-and-without method,” where the value of the 2033 Senior Notes including the embedded derivatives is defined as the “with,” and the value of the 2033 Senior Notes excluding the embedded derivatives is defined as the “without.” This method estimates the value of the embedded derivatives by looking at the difference in the values between the 2033 Senior Notes with the embedded derivatives and the value of the 2033 Senior Notes without the embedded derivatives.
The lattice model requires the following inputs: (i) price of our Common Stock; (ii) Conversion Rate (as defined in the Indenture); (iii) Conversion Price (as defined in the Indenture); (iv) maturity date; (v) risk-free interest rate; (vi) estimated stock volatility; and (vii) estimated credit spread for the Company.

The following table sets forth the inputs to the lattice model used to value the embedded derivative:

	February 1, 2017	December 31, 2016	December 31, 2015
Stock price	$8.63	$9.30	$10.05
Conversion Rate	141.4827	141.4827	141.4827
Conversion Price	$7.07	$7.07	$7.07
Maturity date	February 1, 2033	February 1, 2033	February 1, 2033
Risk-free interest rate	1.22%	1.22%	1.33%
Estimated stock volatility	49%	47%	50%
Estimated credit spread	761 basis points	765 basis points	1,142 basis points
On November 5, 2015, BioReference and certain of its subsidiaries entered into a credit agreement with JPMorgan Chase Bank, N.A. (“CB”), as lender and administrative agent, as amended (the “Credit Agreement”), which replaced BioReference’s prior credit facility. The Credit Agreement provides for a $175.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swingline loans and a $20.0 million sub-facility for the issuance of letters of credit. BioReference may increase the credit facility to up to $275.0 million on a secured basis, subject to the satisfaction of specified conditions. The Credit Agreement matures on November 5, 2020 and is guaranteed by all of BioReference’s domestic subsidiaries. The Credit Agreement is also secured by substantially all assets of BioReference and its domestic subsidiaries, as well as a non-recourse pledge by us of our equity interest in BioReference. Availability under the Credit Agreement is based on a borrowing base comprised of eligible accounts receivables of BioReference and certain of its subsidiaries, as specified therein. As of December 31, 2017, the total availability under our Credit Agreement with CB was $104.2 million. Principal under the Credit Agreement is due upon maturity on November 5, 2020.
At BioReference’s option, borrowings under the Credit Agreement (other than swingline loans) will bear interest at (i) the CB floating rate (defined as the higher of (a) the prime rate and (b) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for an interest period of one month plus 2.50%) plus an applicable margin of 0.35% for the first 12 months and 0.50% thereafter or (ii) the LIBOR rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) plus an applicable margin of 1.35% for the first 12 months and 1.50% thereafter. Swingline loans will bear interest at the CB floating rate plus the applicable margin. The Credit Agreement also calls for other customary fees and charges, including an unused commitment fee of 0.50% of the lending commitments.
On March 17, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 3 to Credit Agreement, which amended the Credit Agreement to permit BioReference and its subsidiaries to dividend cash to the Company in the form of an intercompany loan, in an aggregate amount not to exceed $55.0 million. On August 7, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 4 to Credit Agreement, which amended the Credit Agreement to permit BioReference and its subsidiaries to dividend cash to the Company in the form of an additional intercompany loan, in an aggregate amount not to exceed $35.0 million. On November 8, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 5 to Credit Agreement, which amended the Credit Agreement to, among other things, ease certain thresholds that require increased reporting by BioReference and reduce the pro forma availability condition for BioReference to make certain cash dividends to the Company.  On December 22, 2017, BioReference and certain of its subsidiaries entered into Amendment No. 6 to Credit Agreement, which amended the Credit Agreement to, among other things, permit BioReference and its subsidiaries to dividend cash to the Company in the form of intercompany loans, in an aggregate amount not to exceed $45.0 million. The other terms of the Credit Agreement remain unchanged.
The Credit Agreement contains customary covenants and restrictions, including, without limitation, covenants that require BioReference and its subsidiaries to maintain a minimum fixed charge coverage ratio if availability under the new credit facility falls below a specified amount and to comply with laws and restrictions on the ability of BioReference and its subsidiaries to incur additional indebtedness or to pay dividends and make certain other distributions to the Company, subject to certain exceptions as specified therein. Failure to comply with these covenants would constitute an event of default under the Credit Agreement, notwithstanding the ability of BioReference to meet its debt service obligations. The Credit Agreement also includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Credit Agreement and execution upon the collateral securing obligations under the Credit Agreement. Substantially all the assets of BioReference and its subsidiaries are restricted from sale, transfer, lease, disposal or distributions to the Company, subject to certain exceptions. BioReference and its subsidiaries net assets as of December 31, 2017 were approximately $0.9 billion, which includes goodwill of $401.8 million and intangible assets of $446.5 million.

In addition to the Credit Agreement with CB, we have line of credit agreements with eleven other financial institutions as of December 31, 2017 and ten other financial institutions as of December 31, 2016 in United States, Chile and Spain. These lines of credit are used primarily as a source of working capital for inventory purchases.
The following table summarizes the amounts outstanding under the BioReference, Chilean and Spanish lines of credit:

(Dollars in thousands)			Balance Outstanding
Lender	Interest rate on borrowings at December 31, 2017	Credit line capacity	December 31, 2017	December 31, 2016
JP Morgan Chase	3.27%	$175,000	$104,152	$38,809
Itau Bank	5.50%	1,810	446	419
Bank of Chile	6.60%	3,800	1,598	1,619
BICE Bank	5.50%	2,500	1,819	1,538
BBVA Bank	5.50%	3,250	1,665	1,063
Security Bank	5.50%	501	501	—
Estado Bank	5.50%	3,500	2,111	1,870
Santander Bank	5.50%	4,500	1,988	1,196
Scotiabank	5.00%	1,800	384	789
Corpbanca	5.00%	—	—	18
Banco Bilbao Vizcaya	2.90%	300	—	—
Santander Bank	2.67%	359	—	—
Total		$197,320	$114,664	$47,321
At December 31, 2017 and 2016, the weighted average interest rate on our lines of credit was approximately 4.2% and 4.7%, respectively.
At December 31, 2017 and 2016, we had notes payable and other debt (excluding the 2033 Senior Notes, the Credit Agreement and amounts outstanding under lines of credit) as follows:

(In thousands)	December 31, 2017	December 31, 2016
Current portion of notes payable	$1,632	$3,681
Other long-term liabilities	2,011	2,090
Total	$3,643	$5,771
The notes and other debt mature at various dates ranging from 2017 through 2024 bearing variable interest rates from 1.8% up to 6.3%. The weighted average interest rate on the notes and other debt at December 31, 2017 and 2016, was 3.0% and 3.2%, respectively. The notes are secured by our office space in Barcelona.

Note 7 Shareholders’ Equity
Our authorized capital stock consists of 750,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.
Common Stock
Subject to the rights of the holders of any shares of Preferred Stock currently outstanding or which may be issued in the future, the holders of the Common Stock are entitled to receive dividends from our funds legally available when, as and if declared by our Board of Directors, and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of Preferred Stock. Holders of our Common Stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our Common Stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our Common Stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our Common Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our Common Stock since our incorporation, and no cash dividends are anticipated to be declared or paid on our Common Stock in the reasonably foreseeable future.
In addition to our equity-based compensation plans, we have issued warrants to purchase our Common Stock. Refer to Note 9 for additional information on our share-based compensation plans. The table below provides additional information for warrants outstanding as of December 31, 2017.

	Number of warrants	Weighted average exercise price	Expiration date
Outstanding at December 31, 2016	639,598	$0.86	Various from January 2017 through March 2017
Exercised	(416,295)	0.86
Expired	(223,303)	0.86
Outstanding and Exercisable at December 31, 2017	—	$—
Of the 416,295 Common Stock warrants exercised, 6,895 shares were surrendered in lieu of a cash payment via the net exercise feature of the warrant agreements.
Preferred Stock
Under our certificate of incorporation, our Board of Directors has the authority, without further action by stockholders, to designate up to 10 million shares of Preferred Stock in one or more series and to fix or alter, from time to time, the designations, powers and rights of each series of Preferred Stock and the qualifications, limitations or restrictions of any series of Preferred Stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preference of any wholly issued series of Preferred Stock, any or all of which may be greater than the rights of the Common Stock, and to establish the number of shares constituting any such series.
Of the authorized Preferred Stock, 4,000,000 shares, 500,000 shares and 2,000,000 shares were designated Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively. As of December 31, 2017 and 2016, there were no shares of Series A Preferred Stock, Series C Preferred Stock or Series D Preferred Stock issued or outstanding.

Note 8 Accumulated Other Comprehensive Income (Loss)
For the year ended December 31, 2017, changes in Accumulated other comprehensive income (loss), net of tax, were as follows:

(In thousands)	Foreign currency translation	Unrealized gain (loss) in Accumulated OCI	Total
Balance at December 31, 2016	$(28,128)	$1,119	$(27,009)
Other comprehensive income (loss) before reclassifications	22,724	3,790	26,514
Reclassification adjustments for losses included in net loss, net of tax	—	(33)	(33)
Net other comprehensive income (loss)	22,724	3,757	26,481
Balance at December 31, 2017	$(5,404)	$4,876	$(528)
Amounts reclassified from Accumulated other comprehensive income (loss) for the year ended December 31, 2017 includes an other-than-temporary impairment charge on our investment in Xenetic as discussed in Note 4. Amounts reclassified for our available for sale investments were based on the specific identification method.

For the year ended December 31, 2016, changes in Accumulated other comprehensive income, net of tax, were as follows:

(In thousands)	Foreign currency translation	Unrealized gain (loss) in Accumulated OCI	Total
Balance at December 31, 2015	$(23,174)	$637	$(22,537)
Other comprehensive income (loss) before reclassifications	(4,954)	(3,811)	(8,765)
Reclassification adjustments for losses included in net loss, net of tax	—	4,293	4,293
Net other comprehensive income (loss)	(4,954)	482	(4,472)
Balance at December 31, 2016	$(28,128)	$1,119	$(27,009)
Amounts reclassified from Accumulated other comprehensive income (loss) for the year ended December 31, 2016 includes an other-than-temporary impairment charges on our investments in Xenetic, ARNO and RXi as discussed in Note 4. Amounts reclassified for our available for sale investments were based on the specific identification method.

Note 9 Equity-Based Compensation
We maintain six equity-based incentive compensation plans, the 2016 Equity Incentive Plan, the Acuity Pharmaceuticals, Inc. 2003 Equity Incentive Plan, the 2007 Equity Incentive Plan, the 2000 Stock Option Plan, the Modigene Inc. 2005 Stock Incentive Plan and the Modigene Inc. 2007 Equity Incentive Plan that provide for grants of stock options and restricted stock to our directors, officers, key employees and certain outside consultants. Equity awards granted under our 2016 Equity Incentive Plan are exercisable for a period of up to 10 years from the date of grant. Equity awards granted under our 2007 Equity Incentive Plan are exercisable for a period of either 7 years or 10 years from the date of grant. Equity awards granted under our 2000 Stock Option Plan, 2003 Equity Incentive Plan and the two Modigene Plans are exercisable for a period of up to 10 years from date of grant. Vesting periods range from immediate to 5 years.
We classify the cash flows resulting from the tax benefit that arises when the tax deductions exceed the compensation cost recognized for those equity awards (excess tax benefits) as cash flows from operations. There were no excess tax benefits for the years ended December 31, 2017, 2016, and 2015.
Equity-based compensation arrangements to non-employees are accounted for at their fair value on the measurement date. The measurement of equity-based compensation to non-employees is subject to periodic adjustment over the vesting period of the equity instruments.
Valuation and Expense Information
We recorded equity-based compensation expense of $28.3 million, $42.7 million and $26.1 million for the years ended December 31, 2017, 2016, and 2015, respectively, all of which were reflected as operating expenses. Of the $28.3 million of equity based compensation expense recorded in the year ended December 31, 2017, $21.2 million was recorded as selling, general and administrative expenses, $5.1 million was recorded as research and development expenses and $2.0 million was recorded as a cost of revenue. Of the $42.7 million of equity based compensation expense recorded in the year ended December 31, 2016, $33.4 million was recorded as selling, general and administrative expense, $7.5 million was recorded as research and development expenses and $1.8 million was recorded as a cost of revenue. Of the $26.1 million of equity based compensation expense recorded in the year ended December 31, 2015, $17.4 million was recorded as selling, general and administrative expense, $7.9 million was recorded as research and development expenses and 0.8 million was recorded as cost of revenue.
We estimate forfeitures of stock options and recognize compensation cost only for those awards expected to vest. Forfeiture rates are determined for all employees and non-employee directors based on historical experience and our estimate of future vesting. Estimated forfeiture rates are adjusted from time to time based on actual forfeiture experience.
As of December 31, 2017, there was $40.4 million of unrecognized compensation cost related to the stock options granted under our equity-based incentive compensation plans. Such cost is expected to be recognized over a weighted-average period of approximately 3.0 years.
Stock Options
We estimate the fair value of each stock option on the date of grant using the Black-Scholes-Merton Model option-pricing formula and amortize the fair value to expense over the stock option’s vesting period using the straight-line attribution approach for employees and non-employee directors, and for awards issued to non-employees we recognize compensation expense on a graded basis, with most of the compensation expense being recorded during the initial periods of vesting. We apply the following assumptions in our Black-Scholes-Merton Model option-pricing formula:

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Expected term (in years)	3.0 - 10.0	1.0 - 10.0	1.0 - 10.0
Risk-free interest rate	1.32% - 2.41%	0.71% - 2.51%	0.26% - 2.42%
Expected volatility	38% - 55%	38% - 64%	32% - 64%
Expected dividend yield	0%	0%	0%
Expected Term: For the expected term of options granted to employees and non-employee directors, we used an estimate of the expected option life based on historical experience. The expected term of stock options issued to non-employee consultants is the remaining contractual life of the options issued.

Risk-Free Interest Rate: The risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the option.
Expected Volatility: The expected volatility for stock options was based on the historical volatility of our Common Stock.
Expected Dividend Yield: We do not intend to pay dividends on Common Stock for the foreseeable future. Accordingly, we used a dividend yield of zero in the assumptions.
We maintain incentive stock plans that provide for the grants of stock options to our directors, officers, employees and non-employee consultants. As of December 31, 2017, there were 28,901,409 shares of Common Stock reserved for issuance under our 2016 Equity Incentive Plan and our 2007 Equity Incentive Plan. We intend to issue new shares upon the exercise of stock options. Stock options granted under these plans have been granted at an option price equal to the closing market value of the stock on the date of the grant. Stock options granted under these plans to employees typically become exercisable over four years in equal annual installments after the date of grant, and stock options granted to non-employee directors become exercisable in full one-year after the grant date, subject to, in each case, continuous service with us during the applicable vesting period. We assumed stock options to grant Common Stock as part of the mergers with Acuity Pharmaceuticals, Inc., Froptix, Inc., OPKO Biologics and BioReference, which reflected various vesting schedules, including monthly vesting to employees and non-employee consultants.
A summary of option activity under our stock option plans as of December 31, 2017, and the changes during the year is presented below:

Options	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2016	34,640,514	$10.18	6.79	$32,984
Granted	2,131,500	$7.50
Exercised	(1,298,704)	$3.01
Forfeited	(2,735,813)	$11.75
Expired	(1,438,112)	$11.84
Outstanding at December 31, 2017	31,299,385	$10.08	6.37	$1,886
Vested and expected to vest at December 31, 2017	29,484,888	$10.04	6.27	$1,886
Exercisable at December 31, 2017	18,697,466	$9.59	5.26	$1,886
The total intrinsic value of stock options exercised for the years ended December 31, 2017, 2016, and 2015 was $6.4 million, $9.9 million and $69.9 million, respectively.
The weighted average grant date fair value of stock options granted for the years ended December 31, 2017, 2016, and 2015 was $4.50, $4.78, and $5.00, respectively. The total fair value of stock options vested during the years ended December 31, 2017, 2016, and 2015 was $34 million, $30.2 million and $13.3 million, respectively.

Note 10 Income Taxes
We operate and are required to file tax returns in the U.S. and various foreign jurisdictions.
The benefit (provision) for incomes taxes consists of the following:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Current
Federal	$2,398	$—	$430
State	(1,737)	(2,931)	(2,157)
Foreign	(3,424)	(2,438)	(8,134)
	(2,763)	(5,369)	(9,861)
Deferred
Federal	(10,759)	25,739	109,286
State	(2,738)	10,657	12,327
Foreign	(2,595)	25,088	1,923
	(16,092)	61,484	123,536
Total, net	$(18,855)	$56,115	$113,675
Deferred income tax assets and liabilities as of December 31, 2017 and 2016 are comprised of the following:

(In thousands)	December 31, 2017	December 31, 2016
Deferred income tax assets:
Federal net operating loss	$79,356	$76,792
State net operating loss	46,571	36,285
Foreign net operating loss	35,710	32,895
Research and development expense	4,038	3,246
Tax credits	20,040	20,894
Stock options	28,830	36,485
Accruals	5,719	8,306
Equity investments	8,454	7,011
Bad debts	20,302	14,283
Lease liability	2,205	3,233
Foreign credits	11,113	10,253
Available for sale securities	2,406	4,792
Other	17,448	7,795
Deferred income tax assets	282,192	262,270
Deferred income tax liabilities:
Intangible assets	(280,962)	(354,043)
Fixed assets	(5,572)	(13,710)
Other	(2,325)	(2,121)
Deferred income tax liabilities	(288,859)	(369,874)
Net deferred income tax liabilities	(6,667)	(107,604)
Valuation allowance	(142,062)	(55,415)
Net deferred income tax liabilities	$(148,729)	$(163,019)
As of December 31, 2017, we have federal, state and foreign net operating loss carryforwards of approximately $488.7 million, $602.9 million and $146.9 million, respectively, that expire at various dates through 2037. Included in the foreign net operating losses is $95.8 million related to OPKO Biologics. As of December 31, 2017, we have research and development tax credit carryforwards of approximately $20.0 million that expire in varying amounts through 2037. As of each reporting date, management considers new evidence, both positive and negative, that could affect its view of the future realization of deferred tax assets. The Company has evaluated realization of its U.S. and non-U.S. deferred tax assets and has determined that certain deferred tax assets, primarily those generated in 2017, will more likely than not be unrealized. As a result, a valuation allowance of $82.4 million was recorded as of December 31, 2017.
Under Section 382 of the Internal Revenue Code of 1986, as amended, certain significant changes in ownership may restrict the future utilization of our income tax loss carryforwards and income tax credit carryforwards in the U.S. The annual limitation is equal to the value of our stock immediately before the ownership change, multiplied by the long-term tax-exempt rate (i.e., the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the change date occurs). This limitation may be increased under the IRC Section 338 Approach (IRS approved methodology for determining recognized Built-In Gain). As a result, federal net operating losses and tax credits may expire before we are able to fully utilize them.
During 2008, we conducted a study to determine the impact of the various ownership changes that occurred during 2007 and 2008. As a result, we have concluded that the annual utilization of our net operating loss carryforwards (“NOLs”) and tax credits is subject to a limitation pursuant to Internal Revenue Code Section 382. Under the tax law, such NOLs and tax credits are subject to expiration from 15 to 20 years after they were generated. As a result of the annual limitation that may be imposed on such tax attributes and the statutory expiration period, some of these tax attributes may expire prior to our being able to use them. There is no current impact on these financial statements as a result of the annual limitation. This study did not conclude whether OPKO’s predecessor, eXegenics, pre-merger NOLs were limited under Section 382. As such, of the $488.7 million of federal net operating loss carryforwards, at least approximately $53.4 million may not be able to be utilized.
Tax Cuts and Jobs Act
On December 22, 2017, the Tax Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21%, effective for tax years beginning January 1, 2018, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings.
In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, our accounting of deferred tax re-measurements, the transition tax, and other items are provisional and may materially change due to the forthcoming guidance and our ongoing analysis of final yearend data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.
As a result of changes made by the Tax Cuts and Jobs Act, starting with compensation paid in 2018, Section 162(m) will limit us from deducting compensation, including performance-based compensation, in excess of $1.0 million paid to anyone who, starting in 2018, serves as the Chief Executive Officer or Chief Financial Officer, or who is among the three most highly compensated executive officers for any fiscal year. Because many different factors influence a well-rounded, comprehensive executive compensation program, and as a result of the changes made to Code Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation we provide to our executive officers may not be deductible as a result of Code Section 162(m) if our Committee believes it will contribute to the achievement of our business objectives.
We anticipate future impacts at a U.S. state and local tax level related to the Tax Act; however, statutory and interpretive guidance is not available from applicable state and local tax authorities to reasonably estimate the impact. Consequently, we have not recorded provisional amounts and have continued to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to Tax Act enactment.
The Tax Act affects the tax treatment of foreign earnings and profits (“E&P”) and results in a one-time transition tax on our post-1986 foreign E&P that we previously deferred from U.S. income tax expense. We have provisionally determined that we will not owe any transition tax and we have not provided for additional income taxes on any remaining undistributed foreign E&P not subject to the transition tax, or any outside tax basis differences inherent in our foreign subsidiaries.
Uncertain Income Tax Positions
We file federal income tax returns in the U.S. and various foreign jurisdictions, as well as with various U.S. states and the Ontario, Quebec and Nova Scotia provinces in Canada. We are subject to routine tax audits in all jurisdictions for which we file tax returns. Tax audits by their very nature are often complex and can require several years to complete. It is reasonably possible that some audits will close within the next twelve months, which we do not believe would result in a material change to our accrued uncertain tax positions.
U.S. Federal: Under the tax statute of limitations applicable to the Internal Revenue Code, we are no longer subject to U.S. federal income tax examinations by the Internal Revenue Service for years before 2014. However, because we are carrying forward income tax attributes, such as net operating losses and tax credits from 2014 and earlier tax years, these attributes can still be audited when utilized on returns filed in the future.
State: Under the statute of limitations applicable to most state income tax laws, we are no longer subject to state income tax examinations by tax authorities for years before 2014 in states in which we have filed income tax returns. Certain states may take the position that we are subject to income tax in such states even though we have not filed income tax returns in such states and, depending on the varying state income tax statutes and administrative practices, the statute of limitations in such states may extend to years before 2014.
Foreign: Under the statute of limitations applicable to our foreign operations, we are generally no longer subject to tax examination for years before 2012 in jurisdictions where we have filed income tax returns.
Unrecognized Tax Benefits
As of December 31, 2017, 2016, and 2015, the total amount of gross unrecognized tax benefits was approximately $21.3 million, $27.5 million, and $8.6 million, respectively. As of December 31, 2017, the total gross unrecognized tax benefit of $21.3 million consisted of increases of $0.0 million as a result of current year activity, and decreases of $4.5 million as a result of the lapse of statutes of limitations. As of December 31, 2017, the total amount of unrecognized tax benefits that, if recognized, would affect our effective income tax rate was $(12.4) million. We account for any applicable interest and penalties on uncertain tax positions as a component of income tax expense and we recognized $0.4 million and $0.1 million of interest expense for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2016 and 2015, $6.1 million and $0.7 million of the unrecognized tax benefits, if recognized, would have affected our effective income tax rate. We believe it is reasonably possible that approximately $4.6 million of unrecognized tax benefits may be recognized within the next twelve months.
The following summarizes the changes in our gross unrecognized income tax benefits.

	For the years ended December 31,
(In thousands)	2017	2016	2015
Unrecognized tax benefits at beginning of period	$27,545	$8,595	$5,890
Gross increases – tax positions in prior period	44	1,443	955
Gross increases – tax positions in current period	—	18,472	2,543
Gross decreases – tax positions in prior period	(1,724)	(671)	(176)
Lapse of Statute of Limitations	(4,518)	(294)	(617)
Unrecognized tax benefits at end of period	$21,347	$27,545	$8,595
Other Income Tax Disclosures
The significant elements contributing to the difference between the federal statutory tax rate and the effective tax rate are as follows:

	For the years ended December 31,
	2017	2016	2015
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	5.1%	5.2%	2.8%
Foreign income tax	(5.2)%	1.2%	(7.8)%
Research and development tax credits	0.6%	5.4%	—%
Non-Deductible components of Convertible Debt	0.1%	2.2%	(9.4)%
Valuation allowance	(28.4)%	9.5%	61.1%
Rate change effect	(10.8)%	21.2%	—%
Non-deductible items	(1.9)%	(1.9)%	(0.7)%
Other	(1.0)%	(8.7)%	(1.0)%
Total	(6.5)%	69.1%	80.0%
The following table reconciles our losses before income taxes between U.S. and foreign jurisdictions:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Pre-tax income (loss):
U.S.	$(247,938)	$(92,175)	$(113,612)
Foreign	(42,077)	10,977	(30,091)
Total	$(290,015)	$(81,198)	$(143,703)
We intend to indefinitely reinvest the earnings from our foreign subsidiaries, primarily for purposes of continuing significant research and development activities related to intellectual property owned and developed by our foreign subsidiaries. The accumulated earnings are the most significant component of the basis difference which is indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable because of the complexities of the hypothetical calculation.
Note 11 Related Party Transactions
We hold investments in Zebra (ownership 29%), Neovasc (5%), ChromaDex Corporation (1%), MabVax (2%), COCP (9%), NIMS 1% and BioCardia (5%). These investments were considered related party transactions as a result of our executive management’s ownership interests and/or board representation in these entities. See further discussion of our investments in Note 4.
In December 2017, Sevion and Eloxx completed their acquisition transaction, and the combined company is known as Eloxx Pharmaceuticals, Inc. following completion of the transaction. Subsequent to the acquisition transaction in December 2017, Eloxx Pharmaceuticals, Inc. is not a related party of OPKO. In June 2017, we invested $1.5 million in Eloxx for 99,915 Preferred C Shares and in July 2017, we invested an additional $1.5 million in Sevion for 10,000,000 shares of Sevion common stock. An entity controlled by Dr. Frost also made an investment in Eloxx. Previously, in November 2016, we made a $0.2 million loan to Sevion, and in February 2017, we entered into an agreement with Sevion pursuant to which we delivered $0.3 million cash to Sevion in exchange for a promissory note. The loan and promissory note were converted into 4.1 million shares of Sevion common stock in August 2017. In September 2017, we converted 66,667 shares of Series C Preferred Stock of Sevion into 1,250,006 shares of common stock. The agreements with Sevion were considered related party transactions as a result of our executive management’s ownership interests and board representation in Sevion. Steve Rubin, a member of our Board of Directors and Executive Vice President, serves as a director of Eloxx.
In November 2017, we invested an additional $3.0 million in Neovasc for 2,054,794 shares of its common stock, 2,054,794 Series A warrants, 2,054,794 Series B warrants and 822,192 Series C warrants.
In July 2017, we invested an additional $0.1 million in MabVax for 152,143 shares of common stock and in May 2017, we invested an additional $0.5 million in MabVax for 285,714 shares of Series G Preferred Stock and 322,820 shares of Series I Preferred Stock. We had also invested an additional $1.0 million in MabVax in August 2016 for 207,900 shares of its common stock and warrants to purchase 415,800 shares of its common stock.

In April 2017, we invested an additional $1.0 million in COCP for 4,166,667 shares of its common stock, and in August 2016, we had invested an additional $2.0 million in COCP for 4,878,050 shares of its common stock.
In January 2016, we invested an additional $0.3 million in ARNO for 714,285 shares of its common stock, and in August 2016, we had invested an additional $0.3 million in ARNO for 714,285 shares of its common stock and warrants to purchase 357,142 shares of its common stock.
In October 2016, we entered into a consulting agreement to provide strategic advisory services to BioCardia. In connection with the consulting agreement, BioCardia granted us 418,977 common stock options, after adjusting for a 1-for-12 reverse stock split in 2017. In December 2016, we purchased 1,602,564 shares of BioCardia, after adjusting for the reverse stock split, from Dr. Frost for $2.5 million. We have also purchased shares of BioCardia in the open market. BioCardia is a related party as a result of our executive management’s ownership interest and board representation in BioCardia and its predecessor, Tiger X Medical, Inc. In October 2016, BioCardia completed its merger with Tiger X Medical, Inc., to which Tiger X Medical, Inc. was the surviving entity and the name of the issuer was changed to BioCardia.
In November 2016, we entered into a Pledge Agreement with the Museum of Science, Inc. and the Museum of Science Endowment Fund, Inc. pursuant to which we will contribute an aggregate of $1.0 million over a four-year period for constructing, equipping and the general operation of the Frost Science Museum. Dr. Frost and Mr. Pfenniger serve on the Board of Trustees of the Frost Science Museum and Mr. Pfenniger is the Vice Chairman of the Board of Trustees.
We lease office space from Frost Real Estate Holdings, LLC (“Frost Holdings”) in Miami, Florida, where our principal executive offices are located. Effective January 1, 2017, we entered into an amendment to our lease agreement with Frost Holdings. The lease, as amended, is for approximately 29,500 square feet of space. The lease provides for payments of approximately $81 thousand per month in the first year increasing annually to $86 thousand per month in the third year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking.
Our wholly-owned subsidiary, BioReference, purchases and uses certain products acquired from InCellDx, Inc., a company in which we hold a 29% minority interest.
We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost for out-of-pocket operating costs for the use of the airplane by Dr. Frost or Company executives for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive. For the years ended December 31, 2017, 2016, and 2015, we recognized approximately $361 thousand, $298 thousand, and $595 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.

Note 12 Employee Benefit Plans
Effective January 1, 2007, the OPKO Health Savings and Retirement Plan (the “Plan”) permits employees to contribute up to 100% of qualified pre-tax annual compensation up to annual statutory limitations. The discretionary company match for employee contributions to the Plan is 100% up to the first 4% of the participant’s earnings contributed to the Plan. Effective January 1, 2017, employees of BioReference and its subsidiaries are eligible for participation in the Plan. Our matching contributions to our plans, including predecessor plans for BioReference, were approximately $8.4 million, $3.5 million and $3.1 million for the years ended December 31, 2017, 2016, and 2015 respectively.
Note 13 Commitments and Contingencies
In connection with our acquisitions of CURNA, OPKO Diagnostics and OPKO Renal, we agreed to pay future consideration to the sellers upon the achievement of certain events. As a result, as of December 31, 2017, we have recorded $41.4 million as contingent consideration, with $11.8 million recorded within Accrued expenses and $29.6 million recorded within Other long-term liabilities in the accompanying Consolidated Balance Sheets. Refer to Note 5. During the year ended December 31, 2016, we satisfied a $25.0 million contingent payment to the former owners of OPKO Renal through the issuance of 2,611,648 shares of our Common Stock.
In August 2017, we entered into a Commitment Letter (the “Commitment Letter”) with Veterans Accountable Care Group, LLC (“VACG”) in connection with submission of a bid by its affiliate, the Veterans Accountable Care Organization, LLC (“VACO”) in response to a request for proposal (“RFP”) from the Veterans Health Administration (“VA”) regarding its Community Care Network. If VACO is successful in its bid, we will acquire a fifteen percent (15%) membership interest in VACO. In addition, BioReference, our wholly-owned subsidiary, will provide laboratory services for the Community Care Network, a region which currently includes approximately 2,133,000 veterans in the states of Massachusetts, Maine, New Hampshire, Vermont, New York, Pennsylvania, New Jersey, Rhode Island, Connecticut, Maryland, Virginia, West Virginia, and North Carolina.
Pursuant to the Commitment Letter, we committed to provide, or to arrange from a third party lender, a line of credit for VACG in the amount of $50.0 million (the “Facility”). Funds drawn under the Facility would be contributed by VACG to VACO in order to satisfy the financial stability requirement of VACO in connection with its submission of the RFP. VACG would not be permitted to draw down on the Facility unless and until the VHA awards a contract to VACO. The Facility would have a maturity of five (5) years. Interest on the Facility would be payable at a rate equal to six and one-half percent (6.5%) per annum, payable quarterly in arrears. The Facility is subject to the negotiation of definitive documentation conditions customary for transactions of such type and otherwise acceptable to VACG and the lender under the Facility.
We currently anticipate that a decision by the VHA with respect to the RFP will occur during 2019, although there can be no assurance that a decision will be made by such time or that, if favorable, such decision will not be challenged by participants in the RFP process or otherwise.
We accrue a liability for legal contingencies when we believe that it is both probable that a liability has been incurred and that we can reasonably estimate the amount of the loss. We review established accruals and adjust them to reflect ongoing negotiations, settlements, rulings, advice of legal counsel and other relevant information. To the extent new information is obtained and our views on the probable outcomes of claims, suits, assessments, investigations or legal proceedings change, changes in our accrued liabilities would be recorded in the period in which such determination is made. For the matters referenced in the paragraph below, the amount of liability is not probable or the amount cannot be reasonably estimated; and, therefore, accruals have not been made. In addition, in accordance with the relevant authoritative guidance, for matters which the likelihood of material loss is at least reasonably possible, we provide disclosure of the possible loss or range of loss; however, if a reasonable estimate cannot be made, we will provide disclosure to that effect.
From time to time, we may receive inquiries, document requests, or subpoenas from the Department of Justice, the Office of Inspector General and Office for Civil Rights (“OCR”) of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, various payors and fiscal intermediaries, and other state and federal regulators regarding investigations, audits and reviews. In addition to the matters discussed in this note, we are currently responding to subpoenas or document requests for various matters relating to our laboratory operations.  Some pending or threatened proceedings against us may involve potentially substantial amounts as well as the possibility of civil, criminal, or administrative fines, penalties, or other sanctions, which could be material.  Settlements of suits involving the types of issues that we routinely confront may require monetary payments as well as corporate integrity agreements.  Additionally, qui tam or “whistleblower” actions initiated under the civil False Claims Act may be pending but placed under seal by the court to comply with the False Claims Act’s requirements for filing such suits.  Also, from time to time, we may detect issues of non-compliance with federal healthcare laws pertaining to claims submission and reimbursement practices and/or financial relationships with physicians, among other things.  We may avail ourselves of various mechanisms to address these issues, including participation in voluntary disclosure protocols.  Participating in voluntary disclosure protocols can have the potential for significant settlement obligations or even enforcement action.  The Company generally has cooperated, and intends to continue to cooperate, with appropriate regulatory authorities as and when investigations, audits and inquiries arise.
We are a party to other litigation in the ordinary course of business. We do not believe that any such litigation will have a material adverse effect on our business, financial condition, results of operations or cash flows.
In April 2017, the Civil Division of the United States Attorney’s Office for the Southern District of New York (the “SDNY”) informed BioReference that it believes that, from 2006 to the present, BioReference had, in violation of the False Claims Act, improperly billed Medicare and TRICARE (both are federal government healthcare programs) for clinical laboratory services provided to hospital inpatient beneficiaries at certain hospitals. BioReference is reviewing and assessing the allegations made by the SDNY, and, at this point, BioReference has not determined whether there is any merit to the SDNY’s claims nor can it determine the extent of any potential liability. While management cannot predict the outcome of these matters at this time, the ultimate outcome could be material to our business, financial condition, results of operations, and cash flows.
We expect to continue to incur substantial research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that selling, general and administrative expenses will also increase as we expand our sales, marketing and administrative staff and add infrastructure, particularly as it relates to the launch of Rayaldee. We do not anticipate that we will generate substantial revenue from the sale of proprietary pharmaceutical products or certain of our diagnostic products for some time and we have generated only limited revenue from our pharmaceutical operations in Chile, Mexico, Israel, Spain, and Ireland, and from sale of the 4Kscore test. If we acquire additional assets or companies, accelerate our product development programs or initiate additional clinical trials, we will need additional funds. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs or possible acquisitions.
We have employment agreements with certain executives of BioReference which provide for compensation and certain other benefits and for severance payments under certain circumstances. During the years ended December 31, 2017 and 2016, we recognized $5.8 million and $17.9 million, respectively, of severance costs pursuant to these employment agreements as a component of Selling, general and administrative expense.
At December 31, 2017, we were committed to make future purchases for inventory and other items in 2018 that occur in the ordinary course of business under various purchase arrangements with fixed purchase provisions aggregating $82.2 million.
Note 14 Revenue Recognition
Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. We generate revenues from services, products and intellectual property as follows:
Revenue from services
Revenue for laboratory services is recognized at the time test results are reported, which approximates when services are provided and the performance obligations are satisfied. Services are provided to patients covered by various third-party payor programs including various managed care organizations, as well as the Medicare and Medicaid programs. Billings for services are included in revenue net of allowances for contractual discounts, allowances for differences between the amounts billed and estimated program payment amounts, and implicit price concessions provided to uninsured patients which are all elements of variable consideration.
The following are descriptions of our payors for laboratory services:
Healthcare Insurers. Reimbursements from healthcare insurers are based on negotiated fee-for-service schedules. Revenues consist of amounts billed, net of contractual allowances for differences between amounts billed and the estimated consideration we expect to receive from such payers, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the third-party payers, are recorded upon settlement.
Government Payers. Reimbursements from government payers are based on fee-for-service schedules set by governmental authorities, including traditional Medicare and Medicaid. Revenues consist of amounts billed, net of contractual allowances for differences between amounts billed and the estimated consideration we expect to receive from such payers, which considers historical denial and collection experience and the terms of our contractual arrangements. Adjustments to the allowances, based on actual receipts from the government payers, are recorded upon settlement.
Client Payers. Client payers include physicians, hospitals, employers, and other institutions for which services are performed on a wholesale basis, and are billed and recognized as revenue based on negotiated fee schedules.
Patients. Uninsured patients are billed based on established patient fee schedules or fees negotiated with physicians on behalf of their patients. Insured patients (including amounts for coinsurance and deductible responsibilities) are billed based on fees negotiated with healthcare insurers. Collection of billings from patients is subject to credit risk and ability of the patients to pay. Revenues consist of amounts billed net of discounts provided to uninsured patients in accordance with our policies and implicit price concessions. Implicit price concessions represent differences between amounts billed and the estimated consideration that we expect to receive from patients, which considers historical collection experience and other factors including current market conditions. Adjustments to the estimated allowances, based on actual receipts from the patients, are recorded upon settlement.
The complexities and ambiguities of billing, reimbursement regulations and claims processing, as well as issues unique to Medicare and Medicaid programs, require us to estimate the potential for retroactive adjustments as an element of variable consideration in the recognition of revenue in the period the related services are rendered.  Actual amounts are adjusted in the period those adjustments become known. For the year ended December 31, 2017, revenue reductions due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods of $66.0 million was recognized. No material revenue reductions due to changes in estimates of implicit price concessions for performance obligations satisfied in prior periods were recognized during the years ended December 31, 2016 and 2015.
Third-party payers, including government programs, may decide to deny payment or recoup payments for testing they contend were improperly billed or not medically necessary, against their coverage determinations, or for which they believe they have otherwise overpaid (including as a result of their own error), and we may be required to refund payments already received. Our revenues may be subject to retroactive adjustment as a result of these factors among others, including without limitation, differing interpretations of billing and coding guidance and changes by government agencies and payors in interpretations, requirements, and “conditions of participation” in various programs. We have processed requests for recoupment from third-party payers in the ordinary course of our business, and it is likely that we will continue to do so in the future. If a third-party payer denies payment for testing or recoups money from us in a later period, reimbursement revenue for our testing could decline.
As an integral part of our billing compliance program, we periodically assess our billing and coding practices, respond to payor audits on a routine basis, and investigate reported failures or suspected failures to comply with federal and state healthcare reimbursement requirements, as well as overpayment claims which may arise from time to time without fault on the part of the Company. We may have an obligation to reimburse Medicare, Medicaid, and third-party payers for overpayments regardless of fault. We have periodically identified and reported overpayments, reimbursed payors for overpayments and taken appropriate corrective action.
Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are also considered variable consideration and are included in the determination of the estimated transaction price for providing services. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment of the probability a significant reversal of cumulative revenue recognized will occur when the uncertainty is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews, and investigations.
During 2017, a payor informed us it had overpaid BioReference due to an error on its part over a period of approximately ten years, including multiple years prior to the acquisition of BioReference by OPKO in August 2015. As of December 31, 2017 and 2016, we have liabilities of approximately $30.0 million and $0.0 million within Accrued expenses related to reimbursements for payor overpayments.

The composition of Revenue from services by payor for the years ended December 31, 2017, 2016 and 2015 is as follows:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Healthcare insurers	$368,628	$649,036	$204,181
Government payers	264,493	118,526	40,880
Client payers	128,867	127,363	47,836
Patients	20,722	33,647	12,404
Total	$782,710	$928,572	$305,301
Revenue from products
We recognize revenue from product sales when a customer obtains control of promised goods or services. The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods or services. Our estimates for sales returns and allowances are based upon the historical patterns of product returns and allowances taken, matched against the sales from which they originated, and our evaluation of specific factors that may increase or decrease the risk of product returns. Product revenues are recorded net of estimated rebates, chargebacks, discounts, co-pay assistance and other deductions (collectively, “Sales Deductions”) as well as estimated product returns which are all elements of variable consideration. Allowances are recorded as a reduction of revenue at the time product revenues are recognized. The actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, we will adjust these estimates, which would affect Revenue from products in the period such variances become known.
We launched Rayaldee in the U.S. through our dedicated renal sales force in November 2016. Rayaldee is distributed in the U.S. principally through the retail pharmacy channel, which initiates with the largest wholesalers in the U.S. (collectively, “Rayaldee Customers”). In addition to distribution agreements with Rayaldee Customers, we have entered into arrangements with many healthcare providers and payers that provide for government-mandated and/or privately-negotiated rebates, chargebacks and discounts with respect to the purchase of Rayaldee.
We recognize revenue for shipments of Rayaldee at the time of delivery to customers after estimating Sales Deductions and product returns as elements of variable consideration utilizing historical information and market research projections. For the year ended December 31, 2017, we recognized $9.1 million in net product revenue from sales of Rayaldee.
The following table presents an analysis of product sales allowances and accruals as contract liabilities for the year ended December 31, 2017:

(In thousands)	Chargebacks, discounts, rebates and fees	Governmental	Returns	Total
Balance at December 31, 2016	$—	$—	$—	$—
Provision related to current period sales	1,591	1,332	490	3,413
Credits or payments made	(1,358)	(984)	(53)	(2,395)
Balance at December 31, 2017	$233	$348	$437	$1,018

Total gross Rayaldee sales				$12,482
Provision for Rayaldee sales allowances and accruals as a percentage of gross Rayaldee sales				27%
Taxes collected from customers related to revenues from services and revenues from products are excluded from revenues.
Revenue from intellectual property
We recognize revenues from the transfer of intellectual property generated through license, development, collaboration and/or commercialization agreements. The terms of these agreements typically include payments to us for one or more of the following: non-refundable, up-front license fees; development and commercialization milestone payments; funding of research and/or development activities; and royalties on sales of licensed products. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the customer.
For research, development and/or commercialization agreements that result in revenues, we identify all material performance obligations, which may include a license to intellectual property and know-how, and research and development activities. In order to determine the transaction price, in addition to any upfront payment, we estimate the amount of variable consideration at the outset of the contract either utilizing the expected value or most likely amount method, depending on the facts and circumstances relative to the contract. We constrain (reduce) our estimates of variable consideration such that it is probable that a significant reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, we consider whether there are factors outside of our control that could result in a significant reversal of revenue. In making these assessments, we consider the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period as required.
Upfront License Fees: If a license to our intellectual property is determined to be functional intellectual property distinct from the other performance obligations identified in the arrangement, we recognize revenue from nonrefundable, upfront license fees based on the relative value prescribed to the license compared to the total value of the arrangement. The revenue is recognized when the license is transferred to the customer and the customer is able to use and benefit from the license. For licenses that are not distinct from other obligations identified in the arrangement, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time. If the combined performance obligation is satisfied over time, we apply an appropriate method of measuring progress for purposes of recognizing revenue from nonrefundable, upfront license fees. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.
Development and Regulatory Milestone Payments: Depending on facts and circumstances, we may conclude that it is appropriate to include the milestone in the estimated transaction price or that it is appropriate to fully constrain the milestone. A milestone payment is included in the transaction price in the reporting period that we conclude that it is probable that recording revenue in the period will not result in a significant reversal in amounts recognized in future periods. We may record revenues from certain milestones in a reporting period before the milestone is achieved if we conclude that achievement of the milestone is probable and that recognition of revenue related to the milestone will not result in a significant reversal in amounts recognized in future periods. We record a corresponding contract asset when this conclusion is reached. Milestone payments that have been fully constrained are not included in the transaction price to date. These milestones remain fully constrained until we conclude that achievement of the milestone is probable and that recognition of revenue related to the milestone will not result in a significant reversal in amounts recognized in future periods. We re-evaluate the probability of achievement of such development milestones and any related constraint each reporting period. We adjust our estimate of the overall transaction price, including the amount of revenue recorded, if necessary.
Research and Development Activities: If we are entitled to reimbursement from our customers for specified research and development expenses, we account for them as separate performance obligations if distinct. We also determine whether the research and development funding would result in revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The corresponding revenues or offset to research and development expenses are recognized as the related performance obligations are satisfied.
Sales-based Milestone and Royalty Payments: Our customers may be required to pay us sales-based milestone payments or royalties on future sales of commercial products. We recognize revenues related to sales-based milestone and royalty payments upon the later to occur of (i) achievement of the customer’s underlying sales or (ii) satisfaction of any performance obligation(s) related to these sales, in each case assuming the license to our intellectual property is deemed to be the predominant item to which the sales-based milestones and/or royalties relate.
Other Potential Products and Services: Arrangements may include an option for license rights, future supply of drug substance or drug product for either clinical development or commercial supply at the licensee’s election. We assess if these options provide a material right to the licensee and if so, they are accounted for as separate performance obligations at the inception of the contract and revenue is recognized only if the option is exercised and products or services are subsequently delivered or when the rights expire. If the promise is based on market terms and not considered a material right, the option is accounted for if and when exercised. If we are entitled to additional payments when the licensee exercises these options, any additional payments are generally recorded in license or other revenues when the licensee obtains control of the goods, which is upon delivery.
For the years ended December 31, 2017, 2016 and 2015 we recorded $75.5 million, $105.5 million and $62.1 million of revenue from the transfer of intellectual property, respectively. For the year ended December 31, 2017, revenue from the transfer of intellectual property included $61.2 million related to the Pfizer Transaction and $10.0 million related to a milestone payment that TESARO, Inc. (“TESARO”) paid us under our license agreement with them. For the year ended December 31, 2016, revenue from the transfer of intellectual property included $47.3 million related to the Pfizer Transaction and $50.0 million related to the our agreement with Vifor Fresenius Medical Care Renal Pharma Ltd (“VFMCRP”). For the year ended December 31, 2015, revenue from the transfer of intellectual property included $15.0 million related to a milestone payment that TESARO paid us under our license agreement with them and $43.4 million related to the Pfizer Transaction. Refer to Note 15. Total contract liabilities included in Accrued expenses and Other long-term liabilities was $152.3 million and $201.2 million at December 31, 2017 and 2016, respectively. The contract liability balance at December 31, 2017 and 2016 relates primarily to the Pfizer Transaction.
Note 15 Strategic Alliances
Japan Tobacco Inc.
On October 12, 2017, EirGen, our wholly-owned subsidiary, and Japan Tobacco Inc. (“JT”) entered into a Development and License Agreement (the “JT Agreement”) granting JT the exclusive rights for the development and commercialization of Rayaldee in Japan (the “JT Territory”). The license grant to JT covers the therapeutic and preventative use of the product for (i) SHPT in non-dialysis and dialysis patients with CKD, (ii) rickets, and (iii) osteomalacia (the “JT Initial Indications”), as well as such additional indications as may be added to the scope of the license subject to the terms of the JT Agreement (the “JT Additional Indications” and together with the JT Initial Indications, the “JT Field”).
In connection with the license, OPKO received an initial upfront payment of $6 million. OPKO will receive another $6 million upon the initiation of OPKO’s planned phase 2 study for Rayaldee in dialysis patients in the U.S. OPKO is also eligible to receive up to an additional aggregate amount of $31 million upon the achievement of certain regulatory and development milestones by JT for Rayaldee in the JT Territory, and $75 million upon the achievement of certain sales based milestones by JT in the JT Territory. OPKO will also receive tiered, double digit royalty payments at rates ranging from low double digits to mid-teens on net sales of Rayaldee within the JT Territory. JT will, at its sole cost and expense, be responsible for performing all development activities necessary to obtain all regulatory approvals for Rayaldee in Japan and for all commercial activities pertaining to Rayaldee in Japan, except for certain preclinical expenses which OPKO has agreed to reimburse JT up to a capped amount.
The JT Agreement provides for the following: (1) an exclusive license in the JT Territory in the JT Field for the development and commercialization of Rayaldee; and (2) at JT’s option, EirGen will supply products to support the development, sale and commercialization of the products to JT in the JT Territory.
The initial consideration primarily includes the non-refundable $6 million upfront payment and $6 million of probable variable consideration we will receive upon the initiation of our planned phase 2 study for Rayaldee in dialysis patients in the U.S. The initial consideration will be recognized over the performance period through 2021, when we anticipate completing the transfer of license materials specified in the JT Agreement and our performance obligation is complete.
We are also eligible to receive up to $31 million in regulatory and development milestones and $75 million in sales milestones. Payments received for regulatory, development and sales milestones are non-refundable. The milestones are payable if and when the associated milestone is achieved and will be recognized as revenue in the period in which the associated milestone is achieved, assuming all other revenue recognition criteria are met. To date, no revenue has been recognized related to the achievement of the milestones.
Vifor Fresenius Medical Care Renal Pharma Ltd
In May 2016, EirGen, our wholly-owned subsidiary, and Vifor Fresenius Medical Care Renal Pharma Ltd (“VFMCRP”), entered into a Development and License Agreement (the “VFMCRP Agreement”) for the development and commercialization of Rayaldee (the “Product”) worldwide, except for (i) the United States, (ii) any country in Central America or South America (excluding Mexico), (iii) Russia, (iv) China, (v) Japan, (vi) Ukraine, (vii) Belorussia, (viii) Azerbaijan, (ix) Kazakhstan, and (x) Taiwan (the “VFMCRP Territory”). The license to VFMCRP potentially covers all therapeutic and prophylactic uses of the Product in human patients (the “VFMCRP Field”), provided that initially the license is for the use of the Product for the treatment or prevention of SHPT related to patients with stage 3 or 4 chronic kidney disease and vitamin D insufficiency/deficiency (the “VFMCRP Initial Indication”).
Under the terms of the VFMCRP Agreement, EirGen granted to VFMCRP an exclusive license in the VFMCRP Territory in the VFMCRP Field to use certain EirGen patents and technology to make, have made, use, sell, offer for sale, and import Products and to develop, commercialize, have commercialized, and otherwise exploit the Product. EirGen received a non-refundable and non-creditable initial payment of $50 million, which was recognized in Revenue from the transfer of intellectual property and other in our Consolidated Statement of Operations in 2016. EirGen is also eligible to receive up to an additional $37 million in regulatory milestones (“Regulatory Milestones”) and $195 million in launch and sales-based milestones (“Sales Milestones”), and will receive tiered royalties on sales of the product at percentage rates that range from the mid-teens to the mid-twenties or a minimum royalty, whichever is greater, upon the commencement of sales of the Product within the VFMCRP Territory and in the VFMCRP Field.
We plan to share responsibility with VFMCRP for the conduct of trials specified within an agreed-upon development plan, with each company leading certain activities within the plan. EirGen will lead the manufacturing activities within and outside the VFMCRP Territory and the commercialization activities outside the VFMCRP Territory and outside the VFMCRP Field in the VFMCRP Territory and VFMCRP will lead the commercialization activities in the VFMCRP Territory and the VFMCRP Field. For the initial development plan, the companies have agreed to certain cost sharing arrangements. VFMCRP will be responsible for all other development costs that VFMCRP considers necessary to develop the Product for the use of the Product for the VFMCRP Initial Indication in the VFMCRP Territory in the VFMCRP Field except as otherwise provided in the VFMCRP Agreement. The clinical studies provided for in the development activities are expected to commence in 2018.
In connection with the VFMCRP Agreement, the parties entered into a letter agreement pursuant to which EirGen granted to VFMCRP an exclusive option (the “Option”) to acquire an exclusive license under certain EirGen patents and technology to use, import, offer for sale, sell, distribute and commercialize the Product in the United States solely for the treatment of secondary hyperparathyroidism in dialysis patients with chronic kidney disease and vitamin D insufficiency (the “Dialysis Indication”). Upon exercise of the Option, VFMCRP will reimburse EirGen for all of the development costs incurred by EirGen with respect to the Product for the Dialysis Indication in the United States. VFMCRP would also pay EirGen up to an additional aggregate amount of $555 million of sales-based milestones upon the achievement of certain milestones and would be obligated to pay royalties at percentage rates that range from the mid-teens to the mid-twenties on sales of the Product in the United States for the Dialysis Indication. To date, VFMCRP has not exercised its option.
EirGen is also eligible to receive up to an additional $37 million in Regulatory Milestones and $195 million in Sales Milestones. Payments received for Regulatory Milestones and Sales Milestones are non-refundable. The Regulatory Milestones are payable if and when VFMCRP obtains approval from certain regulatory authorities and will be recognized as revenue in the period in which the associated milestone is achieved, assuming all other revenue recognition criteria are met. We account for the Sales Milestones as royalties and Sales Milestones payments will be recognized as revenue in the period in which the associated milestone is achieved or sales occur, assuming all other revenue recognition criteria are met. To date, no revenue has been recognized related to the milestones or royalties.
Pfizer Inc.
In December 2014, we entered into an exclusive worldwide agreement with Pfizer Inc. (“Pfizer”) for the development and commercialization of our long-acting hGH-CTP for the treatment of growth hormone deficiency (“GHD”) in adults and children, as well as for the treatment of growth failure in children born small for gestational age (“SGA”) (the “Pfizer Transaction”).
The Pfizer Transaction closed in January 2015 following the termination of the waiting period under the Hart-Scott-Rodino Act. Under the terms of the Pfizer Transaction, we received non-refundable and non-creditable upfront payments of $295.0 million and are eligible to receive up to an additional $275.0 million upon the achievement of certain regulatory milestones. Pfizer received the exclusive license to commercialize hGH-CTP worldwide. In addition, we are eligible to receive initial tiered royalty payments associated with the commercialization of hGH-CTP for Adult GHD with percentage rates ranging from the high teens to mid-twenties. Upon the launch of hGH-CTP for Pediatric GHD in certain major markets, the royalties will transition to regional, tiered gross profit sharing for both hGH-CTP and Pfizer’s Genotropin®.
The agreement with Pfizer will remain in effect until the last sale of the licensed product, unless earlier terminated as permitted under the agreement. In addition to termination rights for material breach and bankruptcy, Pfizer is permitted to terminate the Agreement in its entirety, or with respect to one or more world regions, without cause after a specified notice period. If the Agreement is terminated by us for Pfizer’s uncured material breach, or by Pfizer without cause, provision has been made for transition of product and product responsibilities to us for the terminated regions, as well as continued supply of product by Pfizer or transfer of supply to us in order to support the terminated regions.
We are recognizing the non-refundable $295.0 million upfront payments as the research and development services are completed and had contract liabilities related to the Pfizer Transaction of $143.1 million at December 31, 2017, of which $54.3 million was classified in Accrued expenses and $88.8 million was classified in Other long-term liabilities.
The Pfizer Transaction includes milestone payments of $275.0 million upon the achievement of certain milestones. The milestones range from $20.0 million to $90.0 million each and are based on achievement of regulatory approval in the U.S. and regulatory approval and price approval in other major markets. The milestone payments will be recognized as revenue in the period in which the associated milestone is achieved, assuming all other revenue recognition criteria are met. To date, no revenue has been recognized related to the achievement of the milestones.
In 2015, we made a payment of $25.9 million to the Office of the Chief Scientist of the Israeli Ministry of Economy (“OCS”) in connection with repayment obligations resulting from grants previously made by the OCS to OPKO Biologics to support development of hGH-CTP and the outlicense of the technology outside of Israel. We recognized the $25.9 million payment in Grant repayment expense in our Consolidated Statement of Operations during the year ended December 31, 2015.
TESARO
In November 2009, we entered into an asset purchase agreement (the “NK-1 Agreement”) under which we acquired VARUBI™ (rolapitant) and other neurokinin-1 (“NK-1”) assets from Merck. In December 2010, we entered into an exclusive license agreement with TESARO, in which we out-licensed the development, manufacture, commercialization and distribution of our lead NK-1 candidate, VARUBI™ (the “TESARO License”). Under the terms of the license, we received a $6.0 million upfront payment from TESARO and we received $30.0 million of milestone payments from TESARO upon achievement of certain regulatory and commercial sale milestones and we are eligible to receive additional commercial milestone payments of up to $85.0 million if specified levels of annual net sales are achieved. The sales based milestone payments will be recognized as revenue in full in the period in which the associated sales occur. During the years ended December 31, 2017, 2016 and 2015, $10.0 million, $0.0 million and $15.0 million of revenue, respectively, was recognized related to the achievement of the milestones under the TESARO License.
TESARO is also obligated to pay us tiered royalties on annual net sales achieved in the United States and Europe at percentage rates that range from the low double digits to the low twenties, and outside of the United States and Europe at low double-digit percentage rates. Royalties will be recognized in the period the sales occur. TESARO assumed responsibility for clinical development and commercialization of licensed products at its expense. Under the NK-1 Agreement, we will continue to receive royalties on a country-by-country and product-by-product basis until the later of the date that all of the patent rights licensed from us and covering VARUBI™ expire, are invalidated or are not enforceable and 12 years from the first commercial sale of the product.
If TESARO elects to develop and commercialize VARUBI™ in Japan through a third-party licensee, TESARO will share equally with us all amounts it receives in connection with such activities, subject to certain exceptions and deductions.
The term of the license will remain in force until the expiration of the royalty term in each country, unless we terminate the license earlier for TESARO’s material breach of the license or bankruptcy. TESARO has a right to terminate the license at any time during the term for any reason on three months’ written notice.
TESARO announced during the first quarter of 2018 that it has elected to suspend further distribution of Varubi IV.
Pharmsynthez
In April 2013, we entered into a series of concurrent transactions with Pharmsynthez, a Russian pharmaceutical company traded on the Moscow Stock Exchange pursuant to which we acquired an equity method investment in Pharmsynthez (ownership 9%). We also granted rights to certain technologies in the Russian Federation, Ukraine, Belarus, Azerbaijan and Kazakhstan (the “Pharmsynthez Territories”) to Pharmsynthez and agreed to perform certain development activities. We will receive from Pharmsynthez royalties on net sales of products incorporating the technologies in the Pharmsynthez Territories, as well as a percentage of any sublicense income from third parties for the technologies in the Pharmsynthez Territories.
RXi Pharmaceuticals Corporation
In March 2013, we completed the sale to RXi of substantially all of our assets in the field of RNA interference (the “RNAi Assets”) (collectively, the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, RXi will be required to pay us up to $50.0 million in milestone payments upon the successful development and commercialization of each drug developed by RXi, certain of its affiliates or any of its or their licensees or sublicensees utilizing patents included within the RNAi Assets (each, a “Qualified Drug”). In addition, RXi will also be required to pay us royalties equal to: (a) a mid single-digit percentage of “Net Sales” (as defined in the Asset Purchase Agreement) with respect to each Qualified Drug sold for an ophthalmologic use during the applicable “Royalty Period” (as defined in the Asset Purchase Agreement); and (b) a low single-digit percentage of net sales with respect to each Qualified Drug sold for a non-ophthalmologic use during the applicable Royalty Period.

Other
We have completed strategic deals with numerous institutions and commercial partners. In connection with these agreements, upon the achievement of certain milestones we are obligated to make certain payments and have royalty obligations upon sales of products developed under the license agreements. At this time, we are unable to estimate the timing and amounts of payments as the obligations are based on future development of the licensed products.

Note 16 Leases
Operating leases
We conduct certain of our operations under operating lease agreements. Rent expense under operating leases was approximately $18.9 million, $18.8 million, and $7.8 million for the years ended December 31, 2017, 2016, and 2015, respectively.
As of December 31, 2017, the aggregate future minimum lease payments under all non-cancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

Year Ending	(In thousands)
2018	$19,059
2019	15,166
2020	9,360
2021	6,079
2022	3,148
Thereafter	3,542
Total minimum operating lease commitments	$56,354
Capital leases
We acquired various assets under capital leases in connection with our acquisition of BioReference in 2015. Capital leases are included within Property, plant and equipment, net in our Consolidated Balance Sheet with imputed interest rates of approximately 2% as follows:

Capital leases	Year ended December 31, 2017
Automobiles	$11,137
Less: Accumulated Depreciation	(4,366)
Net capital leases in Property, plant and equipment	$6,771
As of December 31, 2017, the aggregate future minimum lease payments under all non-cancelable capital leases with initial or remaining lease terms in excess of one year are as follows:

Year Ending	(In thousands)
2018	$3,521
2019	3,029
2020	2,440
2021	1,586
2022	410
Thereafter	441
Total minimum capital lease commitments	11,427
Less: Amounts representing interest	242
Net capital liability	$11,185

Current	$3,399
Long-term	$7,786

Note 17 Segments
We manage our operations in two reportable segments, pharmaceutical and diagnostics. The pharmaceutical segment consists of our pharmaceutical operations we acquired in Chile, Mexico, Ireland, Israel and Spain and our pharmaceutical research and development. The diagnostics segment primarily consists of our clinical laboratory operations we acquired through the acquisitions of BioReference and OPKO Lab and our point-of-care operations. There are no significant inter-segment sales. We evaluate the performance of each segment based on operating profit or loss. There is no inter-segment allocation of interest expense and income taxes.
Information regarding our operations and assets for our operating segments and the unallocated corporate operations as well as geographic information are as follows:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Revenue from services:
Pharmaceutical	$—	$—	$—
Diagnostics	782,710	928,572	305,161
Corporate	—	—	140
	$782,710	$928,572	$305,301
Revenue from products:
Pharmaceutical	$107,759	$83,467	$80,146
Diagnostics	—	—	—
Corporate	—	—	—
	$107,759	$83,467	$80,146
Revenue from transfer of intellectual property:
Pharmaceutical	$75,537	$105,455	$62,070
Diagnostics	—	—	—
Corporate	—	—	—
	$75,537	$105,455	$62,070
Operating loss:
Pharmaceutical	$(84,287)	$(33,117)	$(62,494)
Diagnostics	(136,540)	(3,394)	(10,294)
Corporate	(55,615)	(60,040)	(46,512)
Less: Operating loss attributable to noncontrolling interests	—	—	(1,280)
	$(276,442)	$(96,551)	$(120,580)
Depreciation and amortization:
Pharmaceutical	$27,513	$18,254	$10,245
Diagnostics	74,442	78,233	31,918
Corporate	138	89	85
	$102,093	$96,576	$42,248
Income (loss) from investment in investees:
Pharmaceutical	$(12,646)	$(7,665)	$(7,105)
Diagnostics	(1,825)	13	—
Corporate	—	—	—
	$(14,471)	$(7,652)	$(7,105)
Revenues:
United States	$803,853	$933,498	$322,341
Ireland	80,905	114,509	56,890
Chile	44,286	35,364	29,885
Spain	18,285	15,812	16,622
Israel	13,951	15,317	18,107
Mexico	4,605	2,988	3,672
Other	121	6	—
	$966,006	$1,117,494	$447,517

(In thousands)	December 31, 2017	December 31, 2016
Assets:
Pharmaceutical	$1,282,564	$1,294,916
Diagnostics	1,241,388	1,408,522
Corporate	66,004	63,181
	$2,589,956	$2,766,619
Goodwill:
Pharmaceutical	$264,313	$251,817
Diagnostics	452,786	452,786
Corporate	—	—
	$717,099	$704,603
During the year ended December 31, 2017, two customers represented more than 10% of our total consolidated revenue. During the year ended December 31, 2016, no customer represented more than 10% of our total consolidated revenue. During the year ended December 31, 2015, revenue recognized under the Pfizer Transaction represented 13% of our total consolidated revenue. As of December 31, 2017, no customer represented more than 10% of our accounts receivable balance. As of December 31, 2016, one customer represented more than 10% of our accounts receivable balance.
The following table reconciles our Property, plant and equipment, net between U.S. and foreign jurisdictions:

(In thousands)	December 31, 2017	December 31, 2016
PP&E:
U.S.	$89,114	$100,716
Foreign	57,443	22,115
Total	$146,557	$122,831

Note 18 Fair Value Measurements
We record fair values at an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability. We utilize a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
A summary of our investments classified as available for sale and carried at fair value, is as follows:

	As of December 31, 2017
(In thousands)	Amortized Cost	Gross unrealized gains in Accumulated OCI	Gross unrealized losses in Accumulated OCI	Fair value
Common stock investments, available for sale	$7,585	$5,075	$(199)	$12,461

	As of December 31, 2016
(In thousands)	Amortized Cost	Gross unrealized gains in Accumulated OCI	Gross unrealized losses in Accumulated OCI	Fair value
Common stock investments, available for sale	$3,409	$1,313	$(194)	$4,528

Any future fluctuation in fair value related to our available for sale investments that is judged to be temporary, and any recoveries of previous temporary write-downs, will be recorded in Accumulated other comprehensive income (loss). If we determine that any future valuation adjustment was other-than-temporary, we will record a loss during the period such determination is made.
As of December 31, 2017, we have money market funds that qualify as cash equivalents, forward foreign currency exchange contracts for inventory purchases (Refer to Note 19) and contingent consideration related to the acquisitions of CURNA, OPKO Diagnostics and OPKO Renal that are required to be measured at fair value on a recurring basis. In addition, in connection with our investment and our consulting agreement with BioCardia, we record the related BioCardia options at fair value as well as the warrants from COCP, InCellDx, Inc., Xenetic, RXi and Neovasc.
Our financial assets and liabilities measured at fair value on a recurring basis are as follows:

	Fair value measurements as of December 31, 2017
(In thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Money market funds	$107	$—	$—	$107
Common stock investments, available for sale	12,461	—	—	12,461
Common stock options/warrants	—	3,333	—	3,333
Total assets	$12,568	$3,333	$—	$15,901
Liabilities:
Forward Contracts	—	317	—	317
Contingent consideration:	$—	$—	$41,353	41,353
Total liabilities	$—	$317	$41,353	$41,670

	Fair value measurements as of December 31, 2016
(In thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Money market funds	$5,314	$—	$—	$5,314
Common stock investments, available for sale	4,528	—	—	4,528
Common stock options/warrants	—	4,017	—	4,017
Forward contracts	—	39	—	39
Total assets	$9,842	$4,056	$—	$13,898
Liabilities:
Embedded conversion option	$—	$—	$16,736	$16,736
Contingent consideration:	—	—	45,076	45,076
Total liabilities	$—	$—	$61,812	$61,812
The carrying amount and estimated fair value of our 2033 Senior Notes with the embedded conversion option, as well as the applicable fair value hierarchy tiers, are contained in the table below. The fair value of the 2033 Senior Notes is determined using a binomial lattice approach in order to estimate the fair value of the embedded derivative in the 2033 Senior Notes. Refer to Note 6.

	December 31, 2017
(In thousands)	Carrying Value	Total Fair Value	Level 1	Level 2	Level 3
2033 Senior Notes	$29,160	$32,968	$—	$—	$32,968

	December 31, 2016
(In thousands)	Carrying Value	Total Fair Value	Level 1	Level 2	Level 3
2033 Senior Notes	$26,965	$45,205	$—	$—	$45,205
There have been no transfers between Level 1 and Level 2 and no transfers to or from Level 3 of the fair value hierarchy.
As of December 31, 2017 and 2016, the carrying value of our other financial instrument assets and liabilities approximates their fair value due to their short-term nature or variable rate of interest.
The following tables reconcile the beginning and ending balances of our Level 3 assets and liabilities as of December 31, 2017 and 2016:

	December 31, 2017
(In thousands)	Contingent consideration	Embedded conversion option
Balance at December 31, 2016	$45,076	$16,736
Total losses (gains) for the period:
Included in results of operations	(3,423)	(3,185)
Foreign currency impact	3	—
Payments	(303)	—
Reclassification of embedded derivatives to equity	—	(13,551)
Balance at December 31, 2017	$41,353	$—

	December 31, 2016
(In thousands)	Contingent consideration	Embedded conversion option
Balance at December 31, 2015	$54,422	$23,737
Total losses (gains) for the period:
Included in results of operations	16,954	(7,001)
Foreign currency impact	(1)	—
Payments	(26,299)	—
Balance at December 31, 2016	$45,076	$16,736
The estimated fair values of our financial instruments have been determined by using available market information and what we believe to be appropriate valuation methodologies. We use the following methods and assumptions in estimating fair value:
Contingent consideration – We estimate the fair value of the contingent consideration utilizing a discounted cash flow model for the expected payments based on estimated timing and expected revenues. We use several discount rates depending on each type of contingent consideration related to OPKO Diagnostics, CURNA and OPKO Renal transactions. If estimated future sales were to decrease by 10%, the contingent consideration related to OPKO Renal, which represents the majority of our contingent consideration liability, would decrease by $2.1 million. As of December 31, 2017, of the $41.4 million of contingent consideration, $11.8 million is recorded in Accrued expenses and $29.6 million is recorded in Other long-term liabilities. As of December 31, 2016, of the $45.1 million of contingent consideration, $0.3 million is recorded in Accrued expenses and $44.8 million is recorded in Other long-term liabilities.

Note 19 Derivative Contracts
The following table summarizes the fair values and the presentation of our derivative financial instruments in the Consolidated Balance Sheets:

(In thousands)	Balance Sheet Component	December 31, 2017	December 31, 2016
Derivative financial instruments:
Common stock options/warrants	Investments, net	$3,333	$4,017
Embedded conversion option	2033 Senior Notes, net of discount	$—	$16,736
Forward contracts	Unrealized gains on forward contracts are recorded in Other current assets and prepaid expenses. Unrealized (losses) on forward contracts are recorded in Accrued expenses.	$(317)	$39
We enter into foreign currency forward exchange contracts to cover the risk of exposure to exchange rate differences arising from inventory purchases on letters of credit. Under these forward contracts, for any rate above or below the fixed rate, we receive or pay the difference between the spot rate and the fixed rate for the given amount at the settlement date.
To qualify the derivative instrument as a hedge, we are required to meet strict hedge effectiveness and contemporaneous documentation requirements at the initiation of the hedge and assess the hedge effectiveness on an ongoing basis over the life of the hedge. At December 31, 2017 and 2016, our derivative financial instruments do not meet the documentation requirements to be designated as hedges. Accordingly, we recognize the changes in Fair value of derivative instruments, net in our Consolidated Statement of Operations. The following table summarizes the losses and gains recorded for the years ended December 31, 2017, 2016 and 2015:

	For the years ended December 31,
(In thousands)	2017	2016	2015
Derivative gain (loss):
Common stock options/warrants	$(2,533)	$(4,262)	$(2,854)
2033 Senior Notes	3,185	7,001	(36,588)
Forward contracts	$(600)	$39	$359
Total	$52	$2,778	$(39,083)

Note 20 Selected Quarterly Financial Data (Unaudited)

	For the 2017 Quarters Ended
(In thousands, except per share data)	March 31	June 30	September 30	December 31
Total revenues	$266,382	$292,601	$246,040	$160,983
Total costs and expenses	311,597	318,432	293,805	318,614
Net income (loss)	(34,503)	(16,916)	(35,917)	(217,914)
Net income (loss) attributable to common shareholders	(34,503)	(16,916)	(35,917)	(217,914)
Earnings (loss) per share, basic	$(0.06)	$(0.03)	$(0.06)	$(0.39)
Earnings (loss) per share, diluted	$(0.06)	$(0.04)	$(0.06)	$(0.39)

	For the 2016 Quarters Ended
(In thousands, except per share data)	March 31	June 30	September 30	December 31
Total revenues	$268,949	$332,322	$269,331	$246,892
Total costs and expenses	299,734	308,679	300,216	305,416
Net income (loss)	(15,245)	10,910	(22,239)	(21,785)
Net income (loss) attributable to common shareholders	(15,245)	10,910	(22,239)	(21,785)
Earnings (loss) per share, basic	$(0.03)	$0.02	$(0.04)	$(0.04)
Earnings (loss) per share, diluted	$(0.03)	$0.01	$(0.04)	$(0.05)

Total revenues for the quarter ended December 31, 2017 includes an adjustment of $6.5 million related to prior quarter revenues which were not significant.
Note 21 Subsequent Events

On February 28, 2018, BioReference and certain of its subsidiaries entered into Amendment No. 7 to the Credit Agreement with JPMorgan Chase Bank, N.A. (“CB”), which amended the Credit Agreement to permit BioReference and its subsidiaries to use cash on hand, up to a maximum amount set forth in the amendment, to meet the availability requirements that otherwise would trigger (i) covenants that would require BioReference to maintain a minimum fixed charge coverage ratio and provide certain increased reporting under the Credit Agreement and (ii) CB’s right, as agent for the lenders under the Credit Agreement, to exercise sole dominion over funds held in certain accounts of BioReference. The other terms of the Credit Agreement remain unchanged.
On February 27, 2018, we agreed to issue a series of 5% Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $55.0 million. The Notes mature five (5) years from the date of issuance. Each holder of a Note has the option, from time to time, to convert all or any portion of the outstanding principal balance of such Note, together with accrued and unpaid interest thereon, into shares of our common stock, par value $0.01 per share (“Common Stock”), at a conversion price of $5.00 per share of Common Stock (the “Shares”). We may redeem all or any part of the then issued and outstanding Notes, together with accrued and unpaid interest thereon, pro ratably among the holders, upon no fewer than 30 days, and no more than 60 days, notice to the holders. The Notes contain customary events of default and representations and warranties of OPKO. We intend to use the proceeds of the Notes for general corporate purposes.
The issuance of the Notes and the issuance of the Shares, if any, upon conversion thereof was not, and will not be, respectively, registered under the Securities Act of 1933, as amended, pursuant to the exemption provided by Section 4(a)(2) thereof, and we have not agreed to register the Shares if or when such Shares are issued.
Purchasers of the Notes include an affiliate of Dr. Phillip Frost, M.D., our Chairman and Chief Executive Officer, and Dr. Jane H. Hsiao, Ph.D., MBA, our Vice-Chairman and Chief Technical Officer.
We have reviewed all subsequent events and transactions that occurred after the date of our December 31, 2017 Consolidated Balance Sheet date, through the time of filing this Annual Report on Form 10-K.

PART IV.
Item 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

Schedule I - Condensed Financial Information of Registrant

OPKO Health, Inc.
PARENT COMPANY CONDENSED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,385	$15,744
Other current assets and prepaid expenses	4,586	12,446
Total current assets	25,971	28,190
Property, plant and equipment, net	150	503
Investments	1,851,616	2,069,098
Other assets	146	176
Total assets	$1,877,883	$2,097,967
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,077	$1,070
Accrued expenses	3,023	5,769
Current portion of notes payable	521	522
Total current liabilities	4,621	7,361
2033 Senior Notes, net of discount	29,160	43,701
Deferred tax liabilities, net	479	472
Total long-term liabilities	29,639	44,173
Total liabilities	34,260	51,534
Equity:
Common Stock - $0.01 par value, 750,000,000 shares authorized; 560,023,745 and 558,576,051 shares issued at December 31, 2017 and 2016, respectively	5,600	5,586
Treasury Stock, at cost - 549,907 and 586,760 shares at December 31, 2017 and 2016, respectively	(1,791)	(1,911)
Additional paid-in capital	2,889,256	2,845,096
Accumulated other comprehensive income (loss)	(528)	(27,009)
Accumulated deficit	(1,048,914)	(775,329)
Total shareholders’ equity	1,843,623	2,046,433
Total liabilities and equity	$1,877,883	$2,097,967

The accompanying Notes to Parent Company Condensed Financial Statements are an integral part of these statements.

OPKO Health, Inc.
PARENT COMPANY CONDENSED STATEMENTS OF INCOME
(In thousands)

	For the years ended December 31,
	2017	2016	2015
Revenues:
Revenue from products	$—	$—	$140
Revenue from transfer of intellectual property and other	1,069	—	154
Total revenues	1,069	—	294
Costs and expenses:
Costs of revenue	1,438	875	798
Selling, general and administrative	57,410	60,819	47,708
Research and development	4,426	3,791	8,496
Total costs and expenses	63,274	65,485	57,002
Operating loss	(62,205)	(65,485)	(56,708)
Other income and (expense), net:
Interest income	260	440	5
Interest expense	(4,426)	(3,585)	(5,347)
Fair value changes of derivative instruments, net	652	2,738	(39,442)
Other income (expense), net	5,177	(2,387)	2,141
Other income and (expense), net	1,663	(2,794)	(42,643)
Loss before income taxes and investment losses	(60,542)	(68,279)	(99,351)
Income tax benefit (provision)	(247)	(686)	—
Net loss before investment losses	(60,789)	(68,965)	(99,351)
Loss from investments in investees	(12,646)	(7,665)	(7,105)
Net income (loss) from subsidiaries, net of taxes	(231,815)	28,271	54,329
Net loss attributable to common shareholders	$(305,250)	$48,359	$(52,127)

The accompanying Notes to Parent Company Condensed Financial Statements are an integral part of these statements.

OPKO Health, Inc.
PARENT COMPANY CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	For the years ended December 31,
	2017	2016	2015
Net loss	$(305,250)	$(48,359)	$(52,127)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation and other comprehensive income (loss)	22,724	(4,955)	(15,074)
Available for sale investments:
Change in unrealized gain (loss), net of tax	3,790	(3,810)	(2,378)
Less: reclassification adjustments for losses included in net loss, net of tax	(33)	4,293	7,307
Comprehensive loss attributable to common shareholders	(278,769)	(52,831)	(62,272)

The accompanying Notes to Parent Company Condensed Financial Statements are an integral part of these statements.

OPKO Health, Inc.
PARENT COMPANY CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(305,250)	$(48,359)	$(52,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	138	89	85
Non-cash interest	2,049	1,866	2,612
Amortization of deferred financing costs	574	149	1,212
Losses from investments in investees	12,646	7,665	7,105
(Income) loss from subsidiaries	231,815	(28,271)	(54,329)
Equity-based compensation – employees and non-employees	28,308	42,693	26,074
Realized loss (gain) on equity securities and disposal of fixed assets	(652)	(2,738)	7,091
Loss (gain) on conversion of 3.00% convertible senior notes	—	284	(943)
Change in fair value of derivative instruments	(4,953)	2,347	39,442
Gain on deconsolidation of SciVac	—	—	(15,940)
Changes in other assets and liabilities	4,258	(6,844)	(15,640)
Net cash used in operating activities	(31,067)	(31,119)	(55,358)
Cash flows from investing activities:
Investments in investees	(9,625)	(14,424)	(4,375)
Subsidiary financing	41,990	(44,568)	62,471
Proceeds from sale of equity securities	2,211	—	—
Acquisition of businesses, net of cash acquired	—	—	(138)
Capital expenditures	—	(368)	(92)
Net cash provided by (used in) investing activities	34,576	(59,360)	57,866
Cash flows from financing activities:
Proceeds from the exercise of Common Stock options and warrants	2,132	8,576	25,921
Net cash provided by financing activities	2,132	8,576	25,921
Net increase (decrease) in cash and cash equivalents	5,641	(81,903)	28,429
Cash and cash equivalents at beginning of period	15,744	97,647	69,218
Cash and cash equivalents at end of period	$21,385	$15,744	$97,647
SUPPLEMENTAL INFORMATION:
Interest paid	$956	$966	$2,175
Income taxes paid, net of refunds	$327	$—	$—
Non-cash financing:
Shares issued upon the conversion of:
2033 Senior Notes	$—	$583	$120,299
Common Stock options and warrants, surrendered in net exercise	$1,546	$350	$14,369
Issuance of capital stock to acquire or contingent consideration settlement:
Transition Therapeutics, Inc.	$—	$58,530	$—
BioReference Laboratories, Inc.	$—	$—	$950,148
EirGen Pharma Limited	$—	$—	$33,569
OPKO Renal	$—	$25,986	$20,113
OPKO Health Europe	$303	$313	$1,813
Issuance of stock for investment in Xenetic	$—	$4,856	$—

The accompanying Notes to Parent Company Condensed Financial Statements are an integral part of these statements.

OPKO Health, Inc.
Notes to Parent Company Condensed Financial Statements

Note 1. Organization and Basis of Presentation
Revision of previously filed consolidated financial statements. Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the full retrospective transition method.  We have restated our previously reported historical results within these Parent Company Condensed Financial Statements to conform with the adoption of the new Revenue Standard and provide disclosures required under Topic 606.
We are a diversified healthcare company that seeks to establish industry-leading positions in large and rapidly growing medical markets. The parent company condensed financial statements included in this Schedule I represent the financial statements of OPKO Health, Inc., the parent company (or “OPKO”), on a stand-alone basis and do not include results of operations from our consolidated subsidiaries. The Parent Company Condensed Financial Statements should be read in conjunction with our audited consolidated financial statements included in Item 8 of Part II of this Form 10-K. As of December 31, 2017 and 2016, approximately $1.9 billion and $2.1 billion, respectively, of our Investments, net have not been eliminated in the parent company condensed financial statements.
The Parent Company Condensed Financial Statements included herein have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as substantially all the assets of BioReference, a wholly-owned subsidiary, and its subsidiaries are restricted from sale, transfer, lease, disposal or distributions to OPKO under the credit agreement with JPMorgan Chase Bank, N.A. (the “Credit Agreement”), subject to certain exceptions. BioReference and its subsidiaries’ net assets as of December 31, 2017 were approximately $0.9 billion, which includes goodwill of $401.8 million and intangible assets of $446.5 million. BioReference’s restricted net assets exceeds 25% of OPKO’s consolidated net assets of $2.6 billion as of December 31, 2017.
Note 2 Debt
In January 2013, we entered into note purchase agreements (the “2033 Senior Notes”) with qualified institutional buyers and accredited investors (collectively, the “Purchasers”) in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The 2033 Senior Notes were issued on January 30, 2013. The 2033 Senior Notes, which totaled $175.0 million in original principal amount, bear interest at the rate of 3.00% per year, payable semiannually on February 1 and August 1 of each year. The 2033 Senior Notes will mature on February 1, 2033, unless earlier repurchased, redeemed or converted. Upon a fundamental change as defined in the Indenture, dated as of January 30, 2013, by and between the Company and Wells Fargo Bank N.A., as trustee, governing the 2033 Senior Notes (the “Indenture”), subject to certain exceptions, the holders may require us to repurchase all or any portion of their 2033 Senior Notes for cash at a repurchase price equal to 100% of the principal amount of the 2033 Senior Notes being repurchased, plus any accrued and unpaid interest to but not including the fundamental change repurchase date.
The following table sets forth information related to the 2033 Senior Notes which is included our Condensed Balance Sheets as of December 31, 2017:

(In thousands)	Embedded conversion option	2033 Senior Notes	Discount	Debt Issuance Cost	Total
Balance at December 31, 2016	$16,736	$31,850	$(4,612)	$(273)	$43,701
Amortization of debt discount and debt issuance costs	—	—	2,047	148	2,195
Change in fair value of embedded derivative	(3,185)	—	—	—	(3,185)
Reclassification of embedded derivatives to equity	(13,551)	—	—	—	(13,551)
Balance at December 31, 2017	$—	$31,850	$(2,565)	$(125)	$29,160
The following table sets forth information related to the 2033 Senior Notes which is included our Condensed Balance Sheets as of December 31, 2016:

(In thousands)	Embedded conversion option	2033 Senior Notes	Discount	Debt Issuance Cost	Total
Balance at December 31, 2015	$23,737	$32,200	$(6,525)	$(426)	$48,986
Amortization of debt discount and debt issuance costs	—	—	1,913	153	2,066
Change in fair value of embedded derivative	(7,001)	—	—	—	(7,001)
Conversion	—	(350)	—	—	(350)
Balance at December 31, 2016	$16,736	$31,850	$(4,612)	$(273)	$43,701

The 2033 Senior Notes will be convertible at any time on or after November 1, 2032, through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their 2033 Senior Notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032, under the following circumstances: (1) conversion based upon satisfaction of the trading price condition relating to the 2033 Senior Notes; (2) conversion based on the Common Stock price; (3) conversion based upon the occurrence of specified corporate events; or (4) if we call the 2033 Senior Notes for redemption. The 2033 Senior Notes will be convertible into cash, shares of our Common Stock, or a combination of cash and shares of Common Stock, at our election unless we have made an irrevocable election of net share settlement. The initial conversion rate for the 2033 Senior Notes will be 141.48 shares of Common Stock per $1,000 principal amount of 2033 Senior Notes (equivalent to an initial conversion price of approximately $7.07 per share of Common Stock), and will be subject to adjustment upon the occurrence of certain events. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their 2033 Senior Notes in connection with a make-whole fundamental change (as defined in the Indenture) and holders who convert upon the occurrence of certain specific events prior to February 1, 2017 (other than in connection with a make-whole fundamental change). Holders of the 2033 Senior Notes may require us to repurchase the 2033 Senior Notes for 100% of their principal amount, plus accrued and unpaid interest, on February 1, 2019, February 1, 2023 and February 1, 2028, or following the occurrence of a fundamental change as defined in the indenture governing the 2033 Senior Notes.
On or after February 1, 2017 and before February 1, 2019, we may redeem for cash any or all of the 2033 Senior Notes but only if the last reported sale price of our Common Stock exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver the redemption notice. The redemption price will equal 100% of the principal amount of the 2033 Senior Notes to be redeemed, plus any accrued and unpaid interest to but not including the redemption date. On or after February 1, 2019, we may redeem for cash any or all of the 2033 Senior Notes at a redemption price of 100% of the principal amount of the 2033 Senior Notes to be redeemed, plus any accrued and unpaid interest up to but not including the redemption date.
The terms of the 2033 Senior Notes, include, among others: (i) rights to convert into shares of our Common Stock, including upon a fundamental change; and (ii) a coupon make-whole payment in the event of a conversion by the holders of the 2033 Senior Notes on or after February 1, 2017 but prior to February 1, 2019. We determined that these specific terms were considered to be embedded derivatives. Embedded derivatives are required to be separated from the host contract, the 2033 Senior Notes, and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. We concluded that the embedded derivatives within the 2033 Senior Notes meet these criteria for periods prior to February 1, 2017 and, as such, were valued separate and apart from the 2033 Senior Notes and recorded at fair value each reporting period.
For accounting and financial reporting purposes, prior to 2017 we combined these embedded derivatives and valued them together as one unit of accounting.
On February 1, 2017, certain terms of the embedded derivatives expired pursuant to the original agreement and we determined that the embedded derivatives no longer met the criteria to be separated from the host contract and, as a result, the embedded derivatives are no longer required to be valued separate and apart from the 2033 Senior Notes and are not required to be measured at fair value subsequent to February 1, 2017.
The change in derivative income for the period from January 1, 2017 to February 1, 2017 related to the embedded derivatives was $3.2 million and the fair value at that date was $13.6 million. As the embedded derivatives are no longer required to be accounted for separately each period, the embedded derivative fair value of $13.6 million as of February 1, 2017 was reclassified to additional paid in capital.

From 2013 to 2016, holders of the 2033 Senior Notes converted 143.2 million in aggregate principal amount into an aggregate of 21,539,873 shares of the Company’s Common Stock
On April 1, 2015, we initially announced that our 2033 Senior Notes were convertible through June 2015 by holders of such notes. This conversion right was triggered because the closing price per share of our Common Stock exceeded $9.19, or 130% of the initial conversion price of $7.07, for at least 20 of 30 consecutive trading days during the applicable measurement period. We have elected to satisfy our conversion obligation under the 2033 Senior Notes in shares of our Common Stock. Our 2033 Senior Notes continued to be convertible by holders of such notes for the remainder of 2015, 2016 and the first quarter of 2017. They may become convertible again if one or more of the conversion conditions specified in the Indenture is satisfied during future measurement periods. Pursuant to the Indenture, a holder who elects to convert the 2033 Senior Notes will receive 141.4827 shares of our Common Stock plus such number of additional shares as is applicable on the conversion date per $1,000 principal amount of 2033 Senior Notes based on the early conversion provisions in the Indenture.
In November 2015, BioReference and certain of its subsidiaries entered into the Credit Agreement with JPMorgan Chase Bank, which provides for a $175.0 million secured revolving credit facility and includes a $20.0 million sub-facility for swingline loans and a $20.0 million sub-facility for the issuance of letters of credit. The Credit Agreement matures on November 5, 2020 and is secured by substantially all assets of BioReference and its domestic subsidiaries, as well as a non-recourse pledge by us of our equity interest in BioReference.
Note 3 Commitments and Contingencies
We have no significant direct commitments and contingencies, but our subsidiaries do. See Note 13 of our Consolidated Financial Statements in Item 8 of Part II of this Form 10-K.
Note 4 Dividends
We did not receive any dividend payments from our consolidated subsidiaries for the years ended December 31, 2017, 2016 and 2015.
Note 5 Income Taxes
The Parent Company Condensed Financial Statements recognize the current and deferred income tax consequences that result from our activities during the current and preceding periods pursuant to the provisions of Accounting Standards Codification Topic 740, Income Taxes (ASC 740), as if we were a separate taxpayer rather than a member of the consolidated income tax return group.  The tax expense and benefit recorded in OPKO’s consolidated financial statements was the result of activity at the subsidiaries and therefore all tax benefit and expense was reported in the Net income (loss) from subsidiaries, net of taxes line in the Condensed Statement of Income.